Exhibit 10.1
AMENDMENT NO. 1
TO CREDIT AND GUARANTY AGREEMENT

AMENDMENT NO. 1 TO CREDIT AND GUARANTY AGREEMENT, dated as of August 11, 2021 (this “Agreement”), by and among each of the Lenders signatory hereto constituting the Requisite Lenders (each as defined in the Credit Agreement, as defined below), each financial institution identified on the signature pages hereto as an incremental lender (collectively, the “Incremental Lenders”), the Borrower (as defined below), each Guarantor (as defined in the Credit Agreement, as defined below) as of the date hereof, and Acquiom Agency Services LLC, in its capacity as Administrative Agent and Collateral Agent (each as defined in the Credit Agreement, as defined below).
WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of May 25, 2021 (as amended, amended and restated, supplemented, refinanced, replaced, extended, or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among PLAYBOY ENTERPRISES, INC., a Delaware corporation (the “Borrower”), PLBY GROUP, INC., a Delaware corporation (“Holdings”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, and the Administrative Agent;
WHEREAS, on August 9, 2021, PLBY Australia Pty Ltd, an indirect wholly-owned subsidiary of the Borrower, acquired 100% of the shares of Honey Birdette (Aust.) Pty Ltd (the “Acquisition”) pursuant to (1) that certain Share Purchase Agreement dated June 28, 2021, by and among PLBY Group Inc., PLBY Australia Pty Ltd (ACN 651 380 077), Honey Birdette (Aust.) Pty Ltd (ACN 117 200 647) (the “Target”) and the other parties named therein (the “Share Purchase Agreement”) and (2) that certain slide deck captioned “Project Opera – Strawman Structure Illustration” dated August 4, 2021, which the Borrower disclosed to the Administrative Agent and the Lenders prior to the Acquisition;
WHEREAS, the Borrower desires to amend the terms of the Credit Agreement in order to (x) permit certain subsidiaries of the Target organized in Australia and England & Wales to guaranty the Obligations and grant liens over certain of such subsidiaries’ assets to secure such guaranties, (y) to obtain a Term Loan Increase (as defined in the Credit Agreement) (the “Amendment No. 1 Incremental Term Facility”) pursuant to which the Borrower will incur Incremental Term Loans in an aggregate principal amount of $70,000,000 (the “Amendment No. 1 Incremental Term Loans”) from the Incremental Lenders and (z) re-set the call protection set forth in Section 2.11 of the Credit Agreement; and
WHEREAS, in accordance with Sections 2.21 and 10.5 of the Credit Agreement, the Requisite Lenders, the Administrative Agent, the Borrower, the Incremental Lenders, and the other Persons party hereto have agreed to amend the Credit Agreement as more fully set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
Section 1.    Defined Terms; References.
(a)    Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Amended Credit Agreement (as defined below). The rules of construction and other interpretive provisions specified in Sections 1.2, 1.3 and 1.4 of the Amended Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.
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(b)    As used in this Agreement, the following terms have the meanings specified below:
“Amended Credit Agreement” shall mean the Credit Agreement, as amended by this Agreement.
“Amendment No. 1 Effective Date” shall have the meaning provided in Section 6 hereof.
Section 2.    Amendment and Consent.
(a)    Amendment No. 1 Incremental Term Loans.
(i)    Subject to the satisfaction (or waiver) of the conditions set forth in Section 6 hereof and in reliance upon the representations and warranties set forth in Section 4 hereof, each Incremental Lender hereby severally and not jointly agrees to make an Amendment No. 1 Incremental Term Loan denominated in U.S. Dollars to the Borrower on the Amendment No. 1 Effective Date in the principal amount set forth opposite such Incremental Lender’s name on Schedule 2. The obligation of each Incremental Lender to make any Amendment No. 1 Incremental Term Loan is several and not joint. The failure of any Incremental Lender to make an Amendment No. 1 Incremental Term Loan shall not relieve any other Incremental Lender of its corresponding obligation to do so, and no Incremental Lender shall be responsible for the failure of any other Incremental Lender to so make its Amendment No. 1 Incremental Term Loan. The full amount of the Amendment No. 1 Incremental Term Loans shall be drawn by the Borrower in a single drawing on the Amendment No. 1 Effective Date and, once funded, amounts repaid or prepaid in respect of the Amendment No. 1 Incremental Term Loans may not be reborrowed. The commitment of each Incremental Lender to make an Amendment No. 1 Incremental Term Loan shall be automatically and permanently reduced to $0 upon the funding by such Incremental Lender of its Amendment No. 1 Incremental Term Loan on the Amendment No. 1 Effective Date.
(ii)    The Amendment No. 1 Incremental Term Facility shall constitute a Term Loan Increase under the Credit Agreement and, once funded, the Amendment No. 1 Incremental Term Loans shall be fungible with, and constitute an increase to, the existing Loans for all purposes of the Credit Agreement and the other Credit Documents. Once funded, the Amendment No. 1 Incremental Term Loans, together with the existing Loans outstanding under the Credit Agreement immediately prior to the Amendment No. 1 Effective Date, shall constitute a single tranche of Loans for all purposes under the Credit Agreement. The Amendment No. 1 Incremental Term Loans shall have the same Interest Period, Interest Payment Date, and interest rate as the Eurodollar Rate Loan outstanding immediately prior to the funding of the Amendment No. 1 Incremental Term Loans.
(iii)    The Amendment No. 1 Incremental Term Loans will (x) constitute Obligations and have all of the benefits thereof and (y) have identical terms, rights, remedies, privileges, and protections to the existing Loans; provided, that, the Amendment No. 1 Incremental Term Loans will have the terms expressly set forth in, or contemplated by, the provisions of this Agreement (other than this Section 2(a)(iii)) irrespective of whether such terms are identical to the terms of the existing Loans.
(iv)    The Borrower and the Incremental Lenders agree that the Amendment No. 1 Incremental Term Loans will be issued at an issue price equal to 98.0% of the aggregate principal amount thereof.
(v)    The Borrower and the Incremental Lenders hereby acknowledge that the Amendment No. 1 Incremental Term Loans are being incurred pursuant to (x) clause (c) of the definition of “Incremental Cap” set forth in the Credit Agreement and (y) Section 2.21 of the Credit Agreement.
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(vi)    The Borrower hereby acknowledges that all of the Amendment No. 1 Incremental Term Loans are being incurred in U.S. Dollars and in a minimum aggregate principal amount in accordance with Section 2.21(b) of the Credit Agreement.
(vii)    As set forth in Section 2.8 of the Credit Agreement, the aggregate principal amount of the increased Loans (after giving effect to the borrowing of the Amendment No. 1 Incremental Term Loans) shall be repaid in quarterly installments, commencing on September 30, 2021, in an amount equal to $575,000 to be payable on each Principal Payment Date, with a final payment due on the Maturity Date.
(viii)    The Incremental Lenders holding Amendment No. 1 Incremental Term Loans shall vote on all matters as a single tranche together with the Lenders holding existing Loans.
(ix)    The Borrower and the Incremental Lenders agree that (x) effective on and at all times after the Amendment No. 1 Effective Date, each Incremental Lender will be bound by all obligations of, and have all of the rights of, a Lender under the Credit Agreement and (y) the obligation of the Borrower to extend a right-of-first-offer with respect to the Amendment No. 1 Incremental Term Facility pursuant to Section 2.21(b) of the Credit Agreement has been satisfied.
(b)    Amended Credit Agreement. Pursuant to Section 10.5 of the Credit Agreement:
    (i)    Each of the parties hereto agrees that, effective on the Amendment No. 1 Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ and ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text and double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
    (ii)    Each of the parties hereto agrees that Exhibit B hereto sets forth a clean copy of the Amended Credit Agreement.
(c)    Security Agreement. Each Credit Party acknowledges and agrees that any grant of a security interest, any defined term, any provision or any other agreement in the Security Agreement or any other Collateral Document that limits a pledge or security interest in favor of the Collateral Agent on the shares or Equity Interests of a Foreign Subsidiary to less than 100% of the shares or Equity Interests of such Foreign Subsidiary shall not apply to the shares or Equity Interests of any Foreign Credit Party.
(d)    Schedules. Each of the parties hereto agrees that, effective on the Amendment No. 1 Effective Date, Schedule 6.1, Schedule 6.2 and Schedule 6.6 to the Credit Agreement are hereby amended and restated by deleting such schedules in their entirety and replacing such schedules with the schedules set forth on Exhibit C hereto.

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Section 3.    Effect of Agreement; Reaffirmation; Etc. Except as expressly set forth herein or in the Amended Credit Agreement, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or under any other Credit Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, after giving effect to this Agreement, (i) each Credit Party acknowledges and agrees that (x) each Credit Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (in the case of the Credit Agreement, as amended hereby) and (y) the Credit Documents to which it is a party, and all of the Collateral does, and in each case shall continue to, secure the payment and performance of all Obligations on the terms and conditions set forth in such Credit Documents, and hereby ratifies the security interests granted by it pursuant to such Credit Documents and (ii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor under the Amended Credit Agreement or each Guaranty to which it is a party, as applicable. The parties hereto acknowledge and agree that the amendment of the Credit Agreement pursuant to this Agreement and all other Credit Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Credit Documents as in effect prior to the Amendment No. 1 Effective Date.
Section 4.    Representations of Credit Parties. Each of the Credit Parties hereby represents and warrants that:
(a)    the representations and warranties set forth in Section 4 of the Amended Credit Agreement and in each other Credit Document shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date (after giving effect to this Agreement) with the same effect as though made on and as of such date (and deeming this Agreement to be a “Credit Document” for purposes of each such representation and warranty), it being understood and agreed that (i) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (ii) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the Amendment No. 1 Effective Date; and
(b)    no Default or Event of Default has occurred and is continuing.
Section 5.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts) (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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Section 6.    Conditions to Effectiveness of this Agreement. This Agreement shall become effective on the date (the “Amendment No. 1 Effective Date”) when each of the following conditions shall have been satisfied (or waived, as applicable) and, in connection with the foregoing, the execution (which may include telecopy or electronic transmission of a signed signature page of this Agreement) of this Agreement:
(a)    the Administrative Agent shall have received from each Credit Party, Lenders constituting the Requisite Lenders and each Incremental Lender a counterpart of this Agreement signed on behalf of such party;
(b)    the representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects;
(c)    the Administrative Agent and the Incremental Lenders shall have received a Funding Notice with respect to the borrowing of Incremental Term Loans on the Amendment No. 1 Effective Date, setting forth the information specified in Section 2.1 of the Credit Agreement;
(d)    at the time of and immediately after giving effect to the borrowing of the Amendment No. 1 Incremental Term Loans, no Default or Event of Default shall have occurred and be continuing;
(e)    the Administrative Agent, the Incremental Lenders and the Requisite Lenders shall have received payment for all reasonable and documented out-of-pocket costs and expenses required to be paid or reimbursed under Section 10.2 of the Credit Agreement on the Amendment No. 1 Effective Date, for which invoices have been presented at least two Business Days prior to the Amendment No. 1 Effective Date, and the Administrative Agent shall have received payment from the Borrower of a fee in connection with this Agreement as agreed to by the Administrative Agent and the Borrower;
(f)    the Administrative Agent, the Incremental Lenders and the Requisite Lenders shall have received:
(i)    a certificate of each Credit Party, dated the Amendment No. 1 Effective Date, executed by an Authorized Officer of such Credit Party, certifying that (x) there have been no amendments, restatements, or other modifications to any certificate of incorporation or bylaws (or comparable organizational documents) (“Organization Document”) of any Credit Party previously delivered to the Administrative Agent on the Closing Date, and each such Organizational Document is in full force and effect on the Amendment No. 1 Effective Date and (y) the specimen signatures of the Authorized Officers of each Credit Party delivered to the Administrative Agent on the Closing Date remain true and correct, and attaching the documents referred to in clause (iii) below;
(ii)    a certificate of good standing for each Credit Party in its jurisdiction of organization;
(iii)    copies of resolutions of each Credit Party’s Board of Directors (or similar governing body) authorizing the execution, delivery, and performance of this Agreement and the Amended Credit Agreement (and any agreements relating thereto to which it is a party);
(g)    the Administrative Agent, the Incremental Lenders and the Requisite Lenders shall have received a legal opinion of Latham & Watkins LLP, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Incremental Lenders and the Requisite Lenders;

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(h)    the Administrative Agent, the Incremental Lenders and the Requisite Lenders shall have received a Solvency Certificate substantially in the form of Exhibit F-2 to the Credit Agreement, dated the Amendment No. 1 Effective Date, and signed by the chief financial officer, chief accounting officer, or other officer with equivalent duties of Holdings; and
(i)    each of the conditions set forth in Exhibit C to that certain Commitment Letter, dated as of July 19, 2021, by and between the Borrower and Stifel Syndicated Credit LLC shall have been satisfied or waived.
Section 7.    No Novation. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement or in any other document contemplated hereby shall discharge or release the Lien or priority of any Credit Document or any other security therefor or otherwise be construed as a release or other discharge of any of the Credit Parties under any Credit Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Credit Documents, except, in each case, to any extent modified hereby.
Section 8.    Administrative Agent Direction. The Required Lenders and each of the Lenders executing this Agreement hereby instructs and directs the Administrative Agent, in such capacity or in its capacity as Collateral Agent, to enter into, execute, deliver this Agreement, the Foreign Guaranty and each Foreign Security Document that requires the signature of the Administrative Agent or the Collateral Agent.
Section 9.    Miscellaneous. Sections 10.14, 10.15 and 10.16 of the Credit Agreement are incorporated herein by reference and apply mutatis mutandis. On and after the effectiveness of this Agreement, this Agreement shall for all purposes constitute a Credit Document.
Section 10.    Credit Document. This Agreement is a Credit Document and all references to a “Credit Document” in the Amended Credit Agreement or any other Credit Document (including any such reference in any representation or warranty in the Amended Credit Agreement or any other Credit Document) shall be deemed to include this Agreement.
[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PLAYBOY ENTERPRISES, INC., as Borrower
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
PLBY GROUP, INC., as Holdings and a Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer

YANDY ENTERPRISES LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
PLAYBOY ENTERPRISES INTERNATIONAL, INC., as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
TLA ACQUISITION CORP., as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer

PBTV LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer

ARTWORK HOLDINGS LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
PRODUCTS LICENSING LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
PLAYBOY SPIRITS LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
PLAYBOY.COM, INC., as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
PLAYBOY NEW VENTURE LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer
CHINA PRODUCTS LICENSING LLC, as Guarantor
By: /s/ Lance Barton
Name: Lance Barton
Title: Chief Financial Officer

ACQUIOM AGENCY SERVICES LLC,
as the Administrative Agent and the Collateral Agent

By: /s/ Joshua James
Name: Joshua James
Title: Senior Director

Fortress Credit Corp.,
as an Incremental Lender

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

CION Investment Corporation,
as an Incremental Lender

By: /s/ Gregg Bresner
Name: Gregg Bresner
Title: President

Stifel Syndicated Credit LLC,
as an Incremental Lender

By: /s/ Mark DiCintio
Name: Mark DiCintio
Title: Authorized Signatory

Fortress Credit Opportunities IX CLO Limited,
as a Requisite Lender

By: FCOD CLO Management LLC, its collateral manager

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Fortress Credit Opportunities XI CLO Limited,
as a Requisite Lender

By: FCOD CLO Management LLC, its collateral manager

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Fortress Credit Opportunities XV CLO Limited,
as a Requisite Lender

By: FCOD CLO Management LLC, its collateral manager

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

FLF I Securities L.P.,
as a Requisite Lender

By: Fortress Lending I Holdings L.P., its sole member
By: Fortress Lending Advisors LLC, its investment manager

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Empyrean Investments, LLC,
as a Requisite Lender

By: /s/ Sterling Hathaway
Name: Sterling Hathaway
Title: Head of Operations

CION Investment Corporation,
as a Requisite Lender

By: /s/ Gregg Bresner
Name: Gregg Bresner
Title: President

Diameter Master Fund LP,
as a Requisite Lender

By: /s/ Shalini Rao
Name: Shailini Rao
Title: General Counsel and CCO

Taconic Capital,
as a Requisite Lender

By: /s/ Kevin P. Kavanagh
Name: Kevin P. Kavanagh
Title: Principal

Schedule 1
Amendment No. 1 Incremental Term Commitments

Exhibit A
Amended Credit Agreement
[See attached.]

Exhibit B
Clean Copy of Amended Credit Agreement
[See attached.]

Exhibit B

CREDIT AND GUARANTY AGREEMENT
dated as of May 25, 2021
(as amended by Amendment No. 1 to Credit and Guaranty Agreement dated as of August 11, 2021)

among

PLAYBOY ENTERPRISES, INC.
as Borrower
PLBY GROUP, INC.,
as Holdings

HOLDINGS AND CERTAIN SUBSIDIARIES OF HOLDINGS,
as Guarantors,
and
ACQUIOM AGENCY SERVICES LLC,
as Administrative Agent and Collateral Agent
________________________________________________________
$160,000,000 Term Loan Facility
________________________________________________________

4.8 Projections	78
4.9 No Material Adverse Effect	78
4.10 Adverse Proceedings, Etc	78
4.11 Payment of Taxes	78
4.12 Properties.	78
4.13 Environmental Matters	79
4.14 No Defaults	79
4.15 Material Contracts	79
4.16 Governmental Regulation	79
4.17 Federal Reserve Regulations; Exchange Act.	80
4.18 Employee Matters	80
4.19 Employee Benefit Plans	80
4.20 Solvency	81
4.21 Compliance with Laws.	81
4.22 Disclosure	82
4.23 Use of Proceeds	82
4.24 Collateral Documents	83
4.25 Insurance	83
4.26 Intellectual Property; Licenses, Etc	83
4.27 Holding Company	83
4.28 COMI	83
Section 5. AFFIRMATIVE COVENANTS	84
5.1 Financial Statements and Other Reports	84
5.2 Existence	87
5.3 Payment of Taxes and Claims	87
5.4 Maintenance of Properties	87
5.5 Insurance	88
5.6 Books and Records; Inspections	88
5.7 Lenders Calls	89
5.8 Compliance with Laws and Contractual Obligations	89
5.9 Environmental.	89
5.10 Covenant to Guarantee Obligations and Provide Security	91
5.11 Additional Material Real Estate Assets.	91
5.12 Further Assurances	93
5.13 Cash Management	93
5.14 Post-Closing Obligations	93
Section 6. NEGATIVE COVENANTS	94
6.1 Indebtedness	94
6.2 Liens	98
6.3 No Further Negative Pledges	100
6.4 Restricted Payments	100
6.5 Restrictions on Subsidiary Distributions	103

6.6 Investments	103
6.7 Total Leverage Ratio	106
6.8 Fundamental Changes; Disposition of Assets; Acquisitions	106
6.9 Disposal of Subsidiary Interests	108
6.10 Sales and Lease-Backs	108
6.11 Transactions with Affiliates	109
6.12 Conduct of Business	109
6.13 Permitted Activities of Holdings	110
6.14 Amendments or Waivers of Organizational Documents	110
6.15 Amendments or Waivers of with respect to Subordinated Indebtedness	110
6.16 Accounting Method	111
6.17 Aircraft Lease Payments	111
6.18 Terrorism Sanctions Regulations	111
Section 7. GUARANTY	111
7.1 Guaranty of the Obligations	111
7.2 Contribution by Guarantors	112
7.3 Payment by Guarantors	112
7.4 Liability of Guarantors Absolute	112
7.5 Waivers by Guarantors	115
7.6 Guarantors’ Rights of Subrogation, Contribution, Etc	115
7.7 Subordination of Other Obligations	116
7.8 Continuing Guaranty	116
7.9 Authority of Guarantors or the Borrower	116
7.10 Financial Condition of the Borrower	116
7.11 Bankruptcy, Etc.	116
7.12 Discharge of Guaranty Upon Sale of Guarantor	117
7.13 Keepwell	117
7.14 English Guaranty Limitations	117
Section 8. EVENTS OF DEFAULT	117
8.1 Events of Default	117
8.2 Application of Proceeds	120
8.3 Equity Cure	121
Section 9. AGENTS	121
9.1 Appointment and Authorization of Agents	121
9.2 Rights as a Lender	125
9.3 Exculpatory Provisions	125
9.4 Reliance by Agents	127
9.5 Delegation of Duties	127
9.6 Resignation of Agents	127
9.7 Non-Reliance on Agents and Other Lenders	129
9.8 [Reserved].	129
9.9 Administrative Agent May File Proofs of Claim; Credit Bidding	129

9.10 Collateral and Guaranty Matters	130
9.11 General	131
Section 10. MISCELLANEOUS	131
10.1 Notices.	131
10.2 Expenses	133
10.3 Indemnity; Limitation of Liability.	134
10.4 Set-Off	135
10.5 Amendments and Waivers.	135
10.6 Successors and Assigns; Participations.	137
10.7 Independence of Covenants	140
10.8 Survival of Representations, Warranties and Agreements	140
10.9 No Waiver; Remedies Cumulative	140
10.10 Marshalling; Payments Set Aside	140
10.11 Severability	140
10.12 Obligations Several; Independent Nature of Lenders’ Rights	141
10.13 Headings	141
10.14 APPLICABLE LAW	141
10.15 CONSENT TO JURISDICTION	141
10.16 WAIVER OF JURY TRIAL	142
10.17 Confidentiality	143
10.18 Usury Savings Clause	144
10.19 Effectiveness; Counterparts	144
10.20 [Reserved]	144
10.21 PATRIOT Act	144
10.22 Electronic Execution of Assignments	145
10.23 No Fiduciary Duty	145
10.24 Exclusion of Certain Australian PPSA Provisions	145
APPENDICES:    A    Commitments
B    Notice Addresses
SCHEDULES:    1.1(a)    Material Leasehold Property
    1.1(b)    Agreed Security Principles
4.1    Jurisdictions of Organization and Qualification
4.2    Equity Interests and Ownership
4.10    Adverse Proceedings
4.12    Real Estate Assets
4.15    Material Contracts
4.26    Intellectual Property
5.14    Post-Closing Foreign Deliverables
6.1    Certain Indebtedness
6.2    Certain Liens
6.3    Certain Negative Pledges
6.5    Certain Restrictions on Subsidiary Distributions
6.6    Certain Investments
6.11    Certain Affiliate Transactions

EXHIBITS:    A-1    Funding Notice
A-2    Conversion/Continuation Notice
B    Form of Note
C    Compliance Certificate
D    Assignment Agreement
E    Certificate re Non-Bank Status
F-1    Closing Date Certificate
F-2    Solvency Certificate
G    Counterpart Agreement
H    Security Agreement
I    Mortgage
J    Landlord Waiver and Personal Property Collateral Access Agreement
K    Intercompany Note
L    Form of Administrative Questionnaire

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 25, 2021 (as amended by Amendment No. 1 to Credit and Guaranty Agreement dated August 11, 2021) is entered into by and among PLAYBOY ENTERPRISES, INC., a Delaware corporation (the “Borrower”), PLBY GROUP, INC., a Delaware corporation (“Holdings”), and certain subsidiaries of the Borrower, as Guarantors, the Lenders party hereto from time to time and ACQUIOM AGENCY SERVICES LLC, as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as the Collateral Agent (together with its permitted successor in such capacity, the “Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Lenders have agreed to extend a senior secured term loan facility to the Borrower, in an aggregate principal amount not to exceed $160,000,000 the proceeds of which shall be used on the Closing Date to fund, in part, the refinancing of the Existing Indebtedness (as defined below), the payment of the Transaction Costs and general corporate purposes;
WHEREAS, the Amendment No. 1 Incremental Lenders have agreed to extend a Term Loan Increase to the Borrower, in an aggregate principal amount not to exceed $70,000,000;
WHEREAS, the Borrower has agreed to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets in accordance with the Credit Documents; and
WHEREAS, the Guarantors have agreed to guarantee the Obligations and to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets in accordance with the Credit Documents.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.    DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Term Loan Increase or Incremental Term Facility in accordance with Section 2.21, subject to Section 10.6(c).
“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for deposits of Dollars for the applicable Interest Period that is quoted by Bloomberg (or, to the extent such service ceases to be available, any successor to such service as determined by the Administrative Agent with the consent of the Requisite Lenders) at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 0.50% per annum.

“Adjustment Date” means the Business Day following each date of delivery of financial statements pursuant to Section 5.1(a) or (b), as applicable and a Compliance Certificate pursuant to Section 5.1(c) calculating the Total Leverage Ratio.
“Administrative Agent” as defined in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit L or any other form approved by the Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
“Affected Lender” as defined in Section 2.15(b).
“Affected Loans” as defined in Section 2.15(b).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agency Fee Letter” means the Administrative Agent Fee Letter, dated as of the Closing Date, by and between the Administrative Agent and the Borrower (as the same may be amended, supplemented or otherwise modified in writing between the Administrative Agent and the Borrower).
“Agent” means each of (i) the Administrative Agent and (ii) the Collateral Agent.
“Agent Affiliates” as defined in Section 10.1(b)(iii).
“Aggregate Amounts Due” as defined in Section 2.14.
“Aggregate Payments” as defined in Section 7.2.
“Agreed Security Principles” means the agreed security principles set forth on Schedule 1.1(b).
“Agreement” means this Credit and Guaranty Agreement, dated as of May 25, 2021, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Aircraft” means one used Bombardier Inc., model BD-700-1A10, aircraft, as further described in the Aircraft Purchase Agreement.

“Aircraft Indebtedness” means, at any time, all Indebtedness incurred by the Aircraft SPV and the Aircraft SPV Holdco, which Indebtedness shall (i) be in the amount and on the terms disclosed to the Administrative Agent and the Lenders on the Closing Date (as such terms may be modified after the Closing Date so long as such modification is not adverse to Holdings or any of its Subsidiaries (including Aircraft SPV Holdco or the Aircraft SPV) or the Agents and the Lenders in any material respect as compared to those terms disclosed to the Administrative Agent and the Lenders on the Closing Date) and (ii) not in any event be recourse to Holdings or any of its Subsidiaries (other than the Aircraft SPV and the Aircraft SPV Holdco) (it being agreed and understood that the Aircraft Lease shall not be deemed to constitute recourse to Holdings or any of its Subsidiaries).
“Aircraft Lease” means that certain dry lease agreement to be entered into by the Aircraft SPV as lessor and Playboy Enterprises International, Inc. as lessee on or about the Closing Date, which dry lease agreement shall (i) be on the terms disclosed to the Administrative Agent and the Lenders on the Closing Date (as such terms may be modified after the Closing Date so long as such modification is not adverse to Holdings or any of its Subsidiaries (other than Aircraft SPV Holdco or the Aircraft SPV) or the Agents and the Lenders in any material respect as compared to those terms disclosed to the Administrative Agent and the Lenders on the Closing Date) and (ii) not in any event (A) require the lessee thereunder to make periodic payments to the Aircraft SPV in amounts in excess of the amounts necessary to enable the Aircraft SPV to service its payment obligations in respect of the Aircraft Indebtedness, (B) have a lease term that is shorter than five years from the date of such lease or (C) be terminated or accelerated except as result of an event of default thereunder (including by cross-default, maturity or other termination event in connection with the Aircraft Indebtedness).
“Aircraft Purchase Agreement” means that certain aircraft purchase agreement dated April 1, 2021 and entered into by PLBY Group Inc. and the seller named therein.
“Aircraft SPV” means a newly formed special purpose vehicle (and a direct wholly-owned subsidiary of the Aircraft SPV Holdco) that will incur the Aircraft Indebtedness.
“Aircraft SPV Holdco” means a newly formed special purpose vehicle and a direct or indirect wholly-owned subsidiary of the Borrower.
“Amendment No. 1” means Amendment No. 1 to Credit and Guaranty Agreement dated as of August 11, 2021.
“Amendment No. 1 Effective Date” means August 11, 2021.
“Amendment No. 1 Incremental Lenders” means the Incremental Lenders (as such term is defined in Amendment No. 1).
“Amendment No. 1 Incremental Term Loans” has the meaning given to such term in Amendment No. 1.
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Holdings and its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Terrorism Laws” means Laws applicable to Holdings and its Subsidiaries relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Rate” means a percentage per annum applicable to the relevant Type of Loan set forth below under the caption “Adjusted Eurodollar Rate” or “Base Rate”, as the case may be, based upon the Total Leverage Ratio set forth opposite such rate:

Level	Total Leverage Ratio	Adjusted Eurodollar Rate	Base Rate
I	Greater than 3.00:1.00	5.75%	4.75%
II	Less than or equal to 3.00:1.00	5.25%	4.25%
Until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth in Level I of the above table. The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based on the Total Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 5.1(a) or (b) or a Compliance Certificate is not delivered when required pursuant to Section 5.1(c), as applicable, the “Applicable Rate” shall be the rate per annum set forth above in Level I of the above table until such financial statements are delivered. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1(a), (b) or (c) is determined to be inaccurate (at any time prior to the Payment in Full of all Obligations), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period than the Applicable Rate applied for such period, then (a) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent correct financial statements and Compliance Certificates for such period, (b) the Applicable Rate for such period shall be determined as if the Total Leverage Ratio were determined based on the amounts set forth in such correct financial statements and Compliance Certificates and (c) the Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected financial statements and Compliance Certificates pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such period.
“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Agents pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or the Lenders by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a Disposition to any Person (other than the Borrower or any Guarantor Subsidiary), in one transaction or a series of related transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) Dispositions of inventory in the ordinary course of business (excluding any such Disposition by operations or divisions discontinued or to be discontinued), (ii) Dispositions of assets pursuant to Section 6.8(d), Section 6.8(g), Section 6.8(i) or Section 6.8(o), (iii) Dispositions of other assets for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions and less than $2,500,000 in the aggregate during any Fiscal Year and (iv) solely for purposes of Section 2.10(a), (A) a Disposition to any wholly owned Non-Guarantor Subsidiary permitted hereunder and (B) a Disposition pursuant Section 6.8(j) to the extent the proceeds of such Disposition are ordinary course, recurring royalty payments (it being understood and agreed that any upfront payments, “down payments” or similar payments paid in connection with the consummation of such Disposition in excess of $2,000,000 with respect to any transaction or series of related transactions or in excess of $5,000,000 in the aggregate in any Fiscal Year (whether made on the date of such consummation or otherwise) shall be subject to Section 2.10(a)).
“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent and the Requisite Lenders.
“Assignment Effective Date” as defined in Section 10.6(b).
“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.
“Australian Credit Parties” means Honey Birdette (Aust.) Pty Ltd (ACN 117 200 647) and PLBY Australia Pty Ltd (ACN 651 380 077).
“Australian General Security Deed” means the Australian law governed General Security Deed given by Honey Birdette (Aust.) Pty Ltd and PLBY Australia Pty Ltd, each a proprietary limited company incorporated in Australia, in favor of the Collateral Agent.
“Australian Insolvency Event” means, in respect of a Person, any of the following occurring:
(a)    it becomes insolvent within the meaning of section 95A, or is taken to have failed to comply with a statutory demand under section 459F(1), or must be presumed by a court to be insolvent under section 459C(2), or is the subject of a circumstance specified in section 461 (whether or not an application to court has been made under that section) or, if the person is a Part 5.7 body, is taken to be unable to pay its debts under section 585, of the Australian Corporations Act:
(b)    except as otherwise permitted in this Agreement or with the Collateral Agent’s consent:
(i)    it is the subject of a Liquidation, or an order or an application is made for its Liquidation and, in the case of an application, such application is not withdrawn, stayed, set aside or dismissed within fifteen (15) Business Days; or
(ii)    an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation;
(c)    (i) an External Administrator is appointed to it or any of its assets, (ii) a formal step is taken to do so which is not withdrawn, stayed, set aside, or dismissed within fifteen (15) Business Days, or (iii) its Related Party requests such an appointment;

(d)    if a registered corporation under the Australian Corporations Act, a formal step is taken under section 601AA, 601AB or 601AC of the Australian Corporations Act to cancel its registration which is not withdrawn, stayed, set aside, or dismissed within fifteen (15) Business Days;
(e)    an analogous or equivalent event to any listed above occurs in any jurisdiction; or
(f)    it stops or suspends payment to all or a class of creditors generally.
“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.
“Australian Security Documents” means the Australian General Security Deed, the Australian Specific Security Deed and any other Collateral Document expressed to be governed by the laws of any State or Territory of Australia executed by any Australian Credit Party to secure the Obligations or in connection with the Obligations, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof and any other document that any Australian Credit Party or Credit Party that is the holder of all of the equity interests in an Australian Credit Party and the Collateral Agent designate as an Australian Security Document.
“Australian Security Trust Deed” means the Australian law governed Security Trust Deed between, among others, the Australian Credit Parties and the Collateral Agent.
“Australian Specific Security Deed” means the Australian law governed Specific Security Deed given by the relevant Credit Party that is the holder of all the equity interests in PLBY Australia Pty Ltd, a proprietary limited company incorporated in Australia, in favor of the Collateral Agent.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person or, with respect to any Person that is not a corporation and that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent and the Requisite Lenders as to the authority of such Authorized Officer.
“Available Amount” means, at any time (the “Reference Date”), a cumulative amount equal to the sum of, without duplication:
(a)    the greater of (i) $25,000,000 and (ii) 35% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period; plus
(b)    the Cumulative Retained Excess Cash Flow Amount; plus
(c)    the aggregate amount of Declined Mandatory Prepayment Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus
(d)    the amount of any cash capital contributions or net cash proceeds contributed by Holdings to the Borrower in respect of Permitted Equity Issuances of Holdings during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date at such time Not Otherwise Applied; plus

(e)    the cumulative amount of cash returns (including dividends, interest, distributions, interest payments, returns of principal, repayments, income and similar amounts) received by the Borrower or any Subsidiary in respect of any Investments made using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (but not in any event in an aggregate amount that exceeds the amount of such original Investment); plus
(f)    in the case of any Disposition of any Investment (other than an Investment made in the Borrower or a Subsidiary) made using the Available Amount (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the net cash proceeds received by the Borrower or any Subsidiary with respect to all such Dispositions during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date to the extent such Net Cash Proceeds are not otherwise required to be used to prepay or repay any Loans (but not in any event in an aggregate amount that exceeds the amount of such original Investment); minus
(g)    the aggregate amount of all Restricted Payments and Investments made immediately prior to the date of the proposed use of such amount in reliance on Sections 6.4(l) and 6.6(aa)(ii), respectively, to the extent funded with the Available Amount.
Notwithstanding anything to the contrary contained herein, in no event shall the amount added to the Available Amount pursuant to each of clauses (e) or (f) exceed the original amount of the applicable Investment made using the Available Amount referred to in any such clause.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one (1) month interest period plus (b) 1.00% per annum; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 1.50% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.22, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:
(a)    For purposes of clause (i) of this definition, the first alternative set forth below that can be determined by the Administrative Agent:

(i)    the sum of: (A) Term SOFR and (B) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; or
(ii)    the sum of: (A) Daily Simple SOFR and (B) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (i) of this definition; and
(b)    For the purposes of clause (ii) of this definition, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent (at the direction of the Requisite Lenders) in consultation with the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (at the direction of the Requisite Lenders) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent (at the direction of the Requisite Lenders) in a manner substantially consistent with market practice (or, if the Administrative Agent (at the direction of the Requisite Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (at the direction of the Requisite Lenders) determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (at the direction of the Requisite Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Beneficiary” means each Agent, each Lender, each Lender Counterparty and each other Secured Party, and “Beneficiaries” means, collectively, the Agent, the Lenders and the Lender Counterparties and each other Secured Party.

“Blocked Person” means a Person designated by the U.S. government on the OFAC Lists.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Bona Fide Debt Fund” means any debt fund Affiliate of a Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the investment of such Disqualified Institution.
“Borrower” as defined in the preamble hereto.
“Borrower Materials” as defined in Section 5.1.
“Borrowing Date” means the date on which a Loan is made.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or in Los Angeles, California or is a day on which banking institutions located in such state or city are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” means, with respect to any Person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP (as in effect on the Closing Date).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iii) commercial paper maturing no more than 180 days from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within 180 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) any of the foregoing (or their reasonable equivalents) in each of the United Kingdom and Australia.

“Cash Interest Expense” means, for any period, Consolidated Interest Charges for such period paid in Cash, less gross interest income of Holdings and its Subsidiaries for such period.
“Casualty Event” as defined in the definition of “Net Insurance/Condemnation Proceeds.”
“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.
“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
“Change of Control” means:
(a)    any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any combination of the Permitted Holders, (i) shall have acquired beneficial ownership of Equity Interests of Holdings representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and (ii) the percentage of such aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders at such time;
(b)    Holdings shall cease to directly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower; or
(c)    any “change of control” or similar event under any instrument evidencing indebtedness incurred pursuant to Section 6.1(r) shall occur.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.
“Closing Date” means May 25, 2021, being the date on which all of the conditions precedent in Section 3.1 were satisfied (or waived in accordance with Section 10.5), the initial Loans were made and the Related Transactions were consummated.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F1.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Waiver and Personal Property Collateral Access Agreements, if any, the Control Agreements, the Foreign Security Documents and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment as of the Closing Date is set forth on Appendix A. The aggregate amount of the Commitments as of the Closing Date was $160,000,000.
“Commodity Account” as defined in the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Amortization Expense” means, for any period, the amortization expense of Holdings and its Subsidiaries for such period (including amortization of intangible assets (including, without limitation, goodwill, intellectual property, distribution rights and programming costs) and amortization of deferred financing fees or costs, including, without limitation, any upfront fees or original issue discount), determined on a consolidated basis in accordance with GAAP.
“Consolidated Capital Expenditures” means, for any period, the sum of (i) the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized in accordance with GAAP, reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries and shall in any event include any expenditures with respect to software development and (ii) to the extent not duplicative of amounts included under clause (i) of this definition, the aggregate of all expenditures or other amounts which are treated as “contra-revenue” (or a similar characterization) of Holdings and its Subsidiaries during such period determined on a consolidated basis.
“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries (other than Cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP at such date.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP at such date.
“Consolidated Depreciation Expense” means, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, adjusted as follows:
(a)    without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period shall increase Consolidated EBITDA:
(i)    Consolidated Interest Charges for such period;
(ii)    Taxes or distributions for Taxes (whether paid or reserved, or provisions are made therefor) based on income, profits or capital, including federal, foreign, state, franchise, excise, VAT, property, withholding and similar Taxes paid or accrued during such period;

(iii)    Consolidated Amortization Expense for such period;
(iv)    Consolidated Depreciation Expense for such period;
(v)    non-Cash charges for such period, including stock compensation expense, calculated pursuant to GAAP, but excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period;
(vi)    Transaction Costs paid on or prior to the Closing Date (or in connection with the Borrower’s compliance with the post-closing covenants set forth in Section 5.14 on or prior to the dates set forth therein);
(vii)    without duplication between clauses (A) and (B), (A) non-recurring charges and expenses, and restructuring and transition costs, expenses, accruals or reserves (including restructuring, transaction and transition costs related to mergers, acquisitions, partnerships, joint ventures and refinancing of existing or new Indebtedness or equity securities) that, in each case, were actually incurred or expended in such period and to the extent permitted hereunder, and (B) with respect to any integration (including as a result of an acquisition permitted hereunder), consolidation, discontinuance of operations, headcount reduction, closure of facilities or other operational change which Holdings and its Subsidiaries have consummated in such period, cost savings or synergies projected by Holdings or the Borrower in good faith to be realized within twelve (12) months after consummation of such transactions, and which cost savings and synergies (1) are quantifiable, factually supportable, reasonably identifiable and supported by an officer’s certificate of an Authorized Officer delivered to the Administrative Agent and the Lenders, (2) shall be calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period, and (3) shall be calculated net of the amount of actual benefits realized during the relevant applicable period from such actions, provided that the aggregate amount that may be added back pursuant to this clause (vii) in any Test Period, together with (I) the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(xii) of this definition for such Test Period, (II) the aggregate amount of cost savings and synergies added to Consolidated EBITDA pursuant to Section 1.4(d) for such Test Period and (III) the aggregate amount of extraordinary or non-recurring losses excluded from Consolidated Net Income pursuant to clause (i) of the definition thereof for such Test Period, shall not exceed 20% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such Test Period;
(viii)    the amount of customary board, monitoring, consulting or advisory fees, indemnities and related expenses paid or accrued in such period in the ordinary course of business and not in excess of current market rates;
(ix)    non-Cash losses on Asset Sales, disposals or abandonments (other than Asset Sales, disposals or abandonments in the ordinary course of business) for such period;
(x)    losses from operations that were discontinued in such period in accordance with GAAP;
(xi)    minority interest expense for such period;

(xii)    litigation expense for such period; provided that the aggregate amount that may be added back pursuant to this clause (xii) in any Test Period, together with (I) the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(vii) of this definition for such Test Period, (II) the aggregate amount of cost savings and synergies added to Consolidated EBITDA pursuant to Section 1.4(d) for such Test Period and (III) the aggregate amount of extraordinary and non-recurring losses excluded from Consolidated Net Income pursuant to clause (i) of the definition thereof for such Test Period, shall not exceed 20% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such Test Period;
(xiii)    charges, fees and expenses reasonably incurred in connection with Permitted Acquisitions, other Investments, issuances, incurrence and prepayments of Indebtedness or issuance of equity securities, in each case in transactions negotiated in good faith on an arm’s length basis with Third Parties and permitted under this Agreement, whether or not consummated, during such Test Period in accordance with the provisions of this Agreement; provided that the aggregate amount that may be added back pursuant to this clause (xiii) in respect of unconsummated Permitted Acquisitions, Investments or other transactions in any Test Period shall not exceed 10% of Consolidated EBITDA (calculated before giving effect to such addback) for such Test Period;
(xiv)    all agency fees paid to the Administrative Agent pursuant to Section 2.19 for such period; and
(xv)    all fees, costs and expenses reasonably incurred for such period in connection with any consents, amendments or waivers to this Agreement and the other Credit Documents; and
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period shall reduce Consolidated EBITDA:
(i)    non-Cash gains for such period (excluding any non-Cash gain to the extent it represents the reversal of an operating accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in a prior period);
(ii)    non-recurring gains calculated in accordance with GAAP for such period, including gains on Asset Sales, disposals or abandonments (other than Asset Sales, disposals or abandonments in the ordinary course of business); and
(iii)    the amount of any net income or gains from operations that were discontinued in such period or any prior period in accordance with GAAP; and
(c)    in determining Consolidated EBITDA, the following adjustments shall be made:
(i)    any gain or loss relating to non-speculative hedging obligations, other non-speculative derivative instruments or other cryptocurrency or similar investments shall be disregarded (including, without limitation, gains or losses attributable to any “mark-to-market” adjustments);
(ii)    any currency conversion translation gain or loss shall be disregarded; and
(iii)    any gain or loss relating to an intercompany currency transaction occurring in the ordinary course of business among Holdings and its Subsidiaries shall be disregarded.

Notwithstanding anything to the contrary in this Agreement, in determining Consolidated EBITDA (a) for any Test Period, the amount of add-backs and adjustments included in the calculation of Consolidated EBITDA for any Fiscal Quarter included in such Test Period, shall not exceed the amount of add backs and adjustments to Consolidated EBITDA previously reported to the Administrative Agent and Lenders for such Fiscal Quarter and (b) for any Test Period ending on or before December 31, 2021, Consolidated EBITDA for any of the following Fiscal Quarters included in such Test Period shall be deemed to be equal to the following amounts for such period: (i) $12,549,000 for the Fiscal Quarter ended June 30, 2020, (ii) $15,749,000 for the Fiscal Quarter ended September 30, 2020, (iii) $16,191,000 for the Fiscal Quarter ended December 31, 2020, and (iv) $18,116,000 for the Fiscal Quarter ended March 31, 2021.
“Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (i) all interest expense (net of interest income), (ii) amortization of premium payments, debt discount or original issue discount, fees (including, without limitation, bank expenses to the extent reimbursed by Holdings or any of its Subsidiaries), costs of surety bonds, charges and related expenses incurred in connection with financing activities (including capitalized interest) during the period, (iii) the interest portion of the deferred purchase price of assets during the period, and (iv) the portion of rent expense under Capital Leases that is treated as interest.
“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Subsidiaries for such period determined on a consolidated, combined or condensed basis in accordance with GAAP, excluding, without duplication, (i) extraordinary or non-recurring items for such period, provided that the aggregate amount of extraordinary or non-recurring losses that may be excluded from Consolidated Net Income pursuant to this clause (i) in any period, together with (I) the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof for such period, (II) the aggregate amount of cost savings and synergies added to Consolidated EBITDA pursuant to Section 1.4(d) for such Test Period and (III) the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(xii) of the definition thereof for such Test Period shall not exceed 20% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such period, (ii) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (iii) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments (other than non-speculative hedging agreements), (iv) the net income (loss) of any Person (other than a Subsidiary of Holdings) in which any Person other than Holdings or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or any of its Subsidiaries during such period, (v) stock or equity based compensation charges and (vi) the net income (loss) of any Subsidiary of Holdings (other than a Subsidiary Guarantor) during such period to the extent that (a) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement or any other Credit Document), instrument, or other legal requirement applicable to that Subsidiary during such period, or (b) such portion of net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than Holdings or any of its Subsidiaries. There shall be excluded from Consolidated Net Income for any period the non-Cash effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Subsidiaries), as a result of any permitted acquisitions or dispositions, or the amortization or write-off of any amounts thereof.
“Consolidated Tax Expense” means, for any period, the federal, foreign (for purposes of Section 6.4(f), to the extent payable by Holdings on behalf of its Subsidiaries), state, franchise, excise, VAT (for purposes of Section 6.4(f), to the extent payable by Holdings on behalf of its Subsidiaries), property, withholding and similar Taxes of Holdings or its Subsidiaries for such period, determined on a consolidated basis in accordance with tax law and regulations, in each case as if they were a stand-alone consolidated group.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Requisite Lenders, which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.
“Controlled Entity” means, as to any Person, any other Person that is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A2.
“Copyrights” as defined in the Security Agreement.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.
“Credit Document” means any of this Agreement, Amendment No. 1, the Notes, if any, the Collateral Documents, the Agency Fee Letter, the Fee Letter, the Disbursement Letter and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement on or after the Closing Date, including all amendments hereto.
“Credit Party” means the Borrower and each Guarantor and “Credit Parties” means, collectively, the Borrower and all Guarantors.
“Cumulative Excess Cash Flow” means the amount equal to the sum of Excess Cash Flow (but not less than zero for any Fiscal Year) for the Fiscal Year ending on December 31, 2022 and Excess Cash Flow (but not less than zero in any Fiscal Year) for each succeeding and completed Fiscal Year.
“Cumulative Retained Excess Cash Flow Amount” means, as at any date of determination, an amount determined on a cumulative basis equal to:
(a)    the amount of Cumulative Excess Cash Flow for all Fiscal Years of the Borrower in which Cumulative Excess Cash Flow was a positive number commencing with the Fiscal Year ending on December 31, 2022, minus
(b)    the amount of Excess Cash Flow required to be applied to prepay the Loans pursuant to Section 2.10(e) during or with respect to such applicable Fiscal Years.
Notwithstanding anything to the contrary, to the extent any Excess Cash Flow is not applied to make a prepayment of the Loans pursuant to Section 2.10(e) by virtue of the application of Section 2.12(c), such Excess Cash Flow shall not under any circumstances increase the Available Amount.

“Cure Amount” as defined in Section 8.3.
“Cure Expiration Date” as defined in Section 8.3.
“Cure Quarter” as defined in Section 8.3.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (at the direction of the Requisite Lenders) in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent (at the direction of the Requisite Lenders) decides that any such convention is not administratively feasible for the Administrative Agent or the Lenders, then the Administrative Agent (at the direction of the Requisite Lenders) may establish another convention in its reasonable discretion and in consultation with the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Australia, England and Wales or any other applicable jurisdictions from time to time in effect.
“Declined Mandatory Prepayment Proceeds” as defined in Section 2.12(c).
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Deposit Account” as defined in the UCC.
“Disbursement Letter” means a disbursement letter, dated as of the Closing Date, by and among the Credit Parties, the Agents and the Lenders, and the related funds flow memorandum describing the sources and uses of all cash payments to be made on the Closing Date in connection with the transactions contemplated to occur on the Closing Date.
“Disposition” or “Dispose” means the conveyance, assignment, sale, lease or sublease (as lessor or sublessor), license, exchange, transfer, division or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date but excluding any provisions requiring redemption or payment upon a “change of control” or Disposition of all or substantially all of the assets, provided that such provisions require Payment in Full of the Obligations prior to requiring any such redemption or payment.

“Disqualified Institution” means (i) those Persons that are direct competitors of Holdings or any of its Subsidiaries, and any private equity owners of any such direct competitor, in each case to the extent identified by Holdings or the Borrower to the Administrative Agent and the Lenders by name in writing prior to the Closing Date, which written list of Disqualified Institutions may be updated from time to time with the consent of the Requisite Lenders (such consent (a) not to be unreasonably withheld, conditioned or delayed and (b) to be deemed given unless the Requisite Lenders shall have objected thereto within ten (10) Business Days of receipt of the request to supplement such list) or (ii) any Affiliate of such Person, other than Bona Fide Debt Funds, that are reasonably identifiable as an Affiliate solely on the basis of their name (provided that the Administrative Agent and the Lenders shall have no obligation to carry out due diligence in order to identify such Affiliates).
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of Holdings organized under the laws of the United States, any State thereof or the District of Columbia.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.
“Early Opt-in Election” means the occurrence of:
(a)    a notification by the Administrative Agent (at the direction of the Requisite Lenders), or the request by the Borrower to the Administrative Agent to notify, each of the parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, and
(b)    the election by the Administrative Agent (at the direction of the Requisite Lenders) in consultation with the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Earn-Out Indebtedness” means Indebtedness incurred by Holdings or any of its Subsidiaries consisting of an earn-out obligation or other purchase price holdback in respect of assets or property acquired in a Permitted Acquisition or other Investment to the extent such earn-out obligation or other purchase price holdback has become due and payable or is otherwise required to be reflected as a liability on the balance sheet of Holdings or any of its Subsidiaries in accordance with GAAP.
“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that (a) no Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee and (b) unless an Event of Default described in Section 8.1(a), 8.1(f), 8.1(g) or 8.1(h) has occurred, no Disqualified Institution shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was, within the preceding six years, sponsored, maintained or contributed to by, or required to be contributed by, Holdings or any of its Subsidiaries or, solely with respect to any such plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Internal Revenue Code, any of their respective ERISA Affiliates.

“English Credit Party” means Honey Birdette (UK) Limited.
“English Insolvency Event” means, with respect to any English Credit Party, any of the following:
(a)    any English Credit Party:
(i)    is unable or admits inability to pay its debts as they fall due;
(ii)    suspends or threatens to suspend making payments on any of its debts; or
(iii)    by reason of actual or anticipated financial difficulties, that English Credit Party commences negotiations with one or more of its creditors (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness;
(b)    a moratorium is declared in respect of any indebtedness of any English Credit Party;
(c)    any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any English Credit Party;
(ii)    a composition, compromise, assignment or arrangement with any creditor of any English Credit Party;
(iii)    the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any English Credit Party or any of its assets;
(iv)    the enforcement of any Security over any assets of any English Credit Party; or
(v)    any analogous procedure or step is taken in any jurisdiction other than, in each case, (A) any such action, proceeding, procedure, or step which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement or (B) any solvent liquidation or reorganization permitted under this Agreement; or
(d)    any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an English Credit Party and is not discharged within 14 days.
“English Security Documents” means the Debenture and Share Charges described in paragraphs 2a and 2b respectively of Schedule 1.1(b) and any other Collateral Document expressed to be governed by the laws of England and Wales executed by any Credit Party to secure the Obligations, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
“Equity Cure Contribution” as defined in Section 8.3.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) for purposes relating to Section 412 of the Internal Revenue Code only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or to make any required contribution to a Multiemployer Plan; (iii) the filing by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefor, a determination that a Multiemployer Plan is in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA),or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (x) the imposition of a Lien upon the assets of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA with respect to any Pension Plan or a violation of Section 436 of the Internal Revenue Code; or (xii) the occurrence of any Foreign Plan Event.
“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Excess Cash Flow” means, for any Fiscal Year:
(a)    the sum, without duplication, of:
(i)    Consolidated EBITDA for such Fiscal Year;
(ii)    cash items of income for such Fiscal Year to the extent subtracted from Consolidated Net Income in calculating Consolidated EBITDA;
(iii)    the cash portion of any net income or gains from operations that were discontinued in such period or any prior period in accordance with GAAP;

(iv)    the decrease, if any, in the Net Working Capital from the beginning to the end of such Fiscal Year (which for the avoidance of doubt has the effect of increasing Excess Cash Flow); and
(v)    the reversal, during such Fiscal Year, of any reserve established pursuant to clause (b)(i) below; minus
(b)    the sum, without duplication and only to the extent included in Consolidated EBITDA, of:
(i)    the amount of any cash Consolidated Tax Expense actually paid by Holdings and its Subsidiaries in such Fiscal Year;
(ii)    the amount of Cash Interest Expense for such Fiscal Year;
(iii)    the amounts for such period paid from Internally Generated Cash of (A) scheduled repayments of Indebtedness for borrowed money (excluding repayments of revolving loans except to the extent the commitments are permanently reduced in connection with such repayments), (B) Consolidated Capital Expenditures and (C) any Investment permitted pursuant to Section 6.6 that results in a Person becoming a Subsidiary of Holdings (including any Permitted Acquisition);
(iv)    the increase, if any, in the Net Working Capital from the beginning to the end of such Fiscal Year (which for the avoidance of doubt has the effect of decreasing Excess Cash Flow);
(v)    the amount of Investments made pursuant to Section 6.6(y) and Restricted Payments made pursuant to clauses (c), (e), (g) and (j) of Section 6.4, in each case, during such period to the extent that such Investments and Restricted Payments were paid from Internally Generated Cash;
(vi)    the aggregate amount of expenditures (excluding Investments and Restricted Payments) actually made by the Borrower and its Subsidiaries during such period to the extent paid from Internally Generated Cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Fiscal Year or are not deducted in calculating Consolidated Net Income (and so long as there has not been any reduction in respect of such expenditures in arriving at Consolidated Net Income for such period),
(vii)    the portion of the items added back in calculating Consolidated EBITDA pursuant to clauses (a)(vii), (a)(viii), (a)(x), (a)(xi), (a)(xii), (a)(xiii) and (a)(xiv) of the definition of Consolidated EBITDA, in each case to the extent paid in Cash during such Fiscal Year; and
(viii)    without duplication with any amount included in clause (b)(vii), the amount added back in calculating Consolidated EBITDA pursuant to clause (a)(vii)(B) of the definition of Consolidated EBITDA.
As used in this clause (b)(iii), “scheduled repayments of Indebtedness” includes scheduled amortization payments but does not include mandatory prepayments or voluntary prepayments.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (i) any Deposit Account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit, (ii) any zero balance account the entire balance of which is swept each Business Day to a Deposit Account subject to a Control Agreement, (iii) any Deposit Account that does not have a Cash balance at any time exceeding $150,000, provided that not more than a maximum aggregate amount of $350,000 of Cash under this clause (iii) shall be maintained at Deposit Accounts not subject to a Control Agreement at any time, (iv) any Securities Account that does not have a balance of Cash or Cash Equivalents at any time exceeding $150,000, provided that not more than a maximum aggregate amount of $350,000 of financial assets under this clause (iv) shall be maintained at Securities Accounts not subject to a Control Agreement at any time, (v) bank accounts maintained at financial institutions located outside the United States (or in respect of any Foreign Credit Party, maintained outside the jurisdiction of incorporation or establishment thereof (other than the United States)) so long as the Cash maintained in such accounts is being maintained in such accounts in the ordinary course of business, and (vi) any Deposit Account used solely to cash collateralize letters of credit pursuant to Section 6.2(p).
“Excluded Property” means (a) with respect to any Credit Party (other than any Foreign Credit Party), any “Excluded Property” as defined in the Security Agreement (it being understood and agreed that, from and after the Amendment No. 1 Effective Date, clause (8) of the definition thereof in the Security Agreement shall not apply to any Foreign Credit Party (or the shares or Equity Interests thereof)) and (b) with respect to any Foreign Credit Party, any “Excluded Property” (or equivalent defined term) as defined in any Foreign Security Document to which such Foreign Credit Party is a party.
“Excluded Real Estate Assets” means (i) any fee-owned Real Estate Asset located outside the United States (or in respect of any Foreign Credit Party, located outside the jurisdiction of incorporation or establishment thereof (other than the United States)); (ii) any fee-owned Real Estate Assets located in the United States (or in respect of any Foreign Credit Party, located in the United States or in the jurisdiction of incorporation or establishment thereof) that do not constitute Material Real Estate Assets; and (iii) any Leasehold Property.

“Excluded Subsidiary” means (i) each Subsidiary of the Borrower that is not a wholly-owned (excluding directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary), (ii) each Domestic Subsidiary that is an Immaterial Subsidiary (provided that, to the extent any such Domestic Subsidiary no longer qualifies as an Immaterial Subsidiary, such Domestic Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (ii)), (iii) any Foreign Subsidiary (other than a Foreign Credit Party) (provided that, to the extent any such Subsidiary shall become a Domestic Subsidiary, it shall cease to be an Excluded Subsidiary by virtue of this clause (iii)), (iv) each Foreign Subsidiary Holding Company (other than in respect of a Foreign Credit Party) (provided that, to the extent such Domestic Subsidiary ceases to be a Foreign Subsidiary Holding Company, such Domestic Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (iv)), (v) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than a Foreign Credit Party) that is a CFC (but excluding any Domestic Subsidiary that, as of the Closing Date, is not a Subsidiary of a Foreign Subsidiary that is a CFC), (vi) each Domestic Subsidiary that is a captive insurance company, (vii) each special purpose entity and not-for-profit Subsidiary of Holdings, in each case, with the approval of the Requisite Lenders (such approval not to be unreasonably withheld, conditioned or delayed), (viii) each Domestic Subsidiary that is prohibited by any applicable law, rule or regulation, or by any contractual obligation existing on the Closing Date or on the date any such Domestic Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Obligations or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), or which would require governmental (including regulatory) approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee or grant of a Lien would result in material adverse tax consequences to Holdings or one of its Subsidiaries as reasonably determined in good faith by Holdings or the Borrower and the Requisite Lenders, (ix) the Aircraft SPV (for so long as it has no material assets (other than the Aircraft and the other assets related to the Aircraft to which it has title for purposes of complying with its obligations under the Aircraft Indebtedness), no material liabilities (other than the Aircraft Indebtedness and liabilities incidental thereto) and no material operations (other than the operation and maintenance of the Aircraft and operations incidental thereto)) and the Aircraft SPV Holdco (for so long as it has no material assets (other than the Equity Interests of the Aircraft SPV), no material liabilities (other than the Aircraft Indebtedness) and no material operations), provided, in each case, that if the Aircraft Indebtedness is no longer outstanding, each such Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (ix), and (x) to the extent mutually determined by Holdings or the Borrower and the Requisite Lenders, each Domestic Subsidiary to the extent the cost or other consequences (including any adverse tax consequences) of providing a guarantee of the Obligations by such Domestic Subsidiary would be excessive in light of the benefits to be obtained by the Lenders therefrom.
“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(c) or the Administrative Agent’s failure to comply with Section 2.17(d) and (d) any Taxes imposed under FATCA.
“Executive Officer” means, as to any Person, any individual holding the position of chief executive officer, chief financial officer, chief operating officer, chief compliance officer, chief legal officer of such Person or any other executive officer of such Person having substantially the same authority and responsibility as any of the foregoing.
“Existing Credit Agreement” as defined in the definition of “Existing Indebtedness”.
“Existing Indebtedness” means the indebtedness evidenced by that certain credit agreement dated June 24, 2014 and made between the Borrower, DBD Credit Funding LLC and the lenders and other parties party thereto, as the same has been amended from time to time.
“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender’s Commitment.
“External Administrator” means an administrator, controller or managing controller (each as defined in the Australian Corporations Act), trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries.
“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or, pursuant to a specific delegation of authority by such board of directors or a designated senior Executive Officer, of Holdings, or the Subsidiary of Holdings which is selling or owns such asset.
“Fair Share” as defined in Section 7.2.
“Fair Share Contribution Amount” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (effective as of the Closing Date) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements (and any related laws) implementing or modifying the foregoing.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).
“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged on such day on such transactions as determined by the Administrative Agent and the Requisite Lenders.
“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among the Borrower and the Lenders.
“Financial Covenant” as defined in Section 8.3.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief executive officer, chief financial officer, chief accounting officer or controller of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Financial Plan” as defined in Section 5.1(h).
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on or about December 31st of each calendar year.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
“Foreign Credit Parties” means, collectively, the English Credit Parties and the Australian Credit Parties.

“Foreign Guaranty” means a foreign guarantee agreement executed by the Foreign Credit Parties in favor of the Administrative Agent, in a form reasonably agreed by the Borrower, the Requisite Lenders and the Administrative Agent.
“Foreign Perfection Requirements” means the making or the procuring of any appropriate registration, filing, recordings, enrolments, registrations, notations in stock registries, notarisations, notifications, endorsements, and/or stampings of the Foreign Security Documents and/or the Liens created thereunder.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or required to be maintained or contributed to by, Holdings or any of its Subsidiaries primarily for the benefit of their respective employees residing outside the United States.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure by Holdings or its Subsidiaries to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt by Holdings or its Subsidiaries of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by Holdings or any of its Subsidiaries under applicable law due to the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any of its Subsidiaries, or the imposition on Holdings or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.
“Foreign Security Documents” means, collectively, the English Security Documents and the Australian Security Documents.
“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.
“Funding Guarantors” as defined in Section 7.2.
“Funding Notice” means a notice substantially in the form of Exhibit A1.
“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization (including the National Association of Insurance Commissioners), in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Official” includes, but is not limited to, any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses, as well as departments or agencies of public international organizations. This term includes, but is not limited to, all employees, agents, and instrumentalities of state-owned or state-controlled entities or businesses, including hospitals, laboratories, universities, and other research institutions. The term Governmental Official also applies to individuals who are members of political parties or hold positions in political parties.
“Grantor” as defined in the Security Agreement.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means each of Holdings, each Domestic Subsidiary of Holdings and each Foreign Credit Party (other than the Borrower and any Excluded Subsidiary but including all Subsidiaries of Holdings that are Guarantor Subsidiaries as of the Amendment No. 1 Effective Date (including all Foreign Credit Parties), unless all of the Equity Interests of any such Guarantor Subsidiary are sold pursuant to an Asset Sale permitted under Section 6.8 to a Person that is not the Borrower or Guarantor Subsidiary).
“Guarantor Subsidiary” means each Guarantor other than Holdings.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.
“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in insolvency proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (a) the audited consolidated balance sheets and related statements of income and cash flows of the Borrower for the Fiscal Years ended December 31, 2019 and December 31, 2020 and (b) the unaudited consolidated balance sheets and related statements of income and cash flows of Holdings for each fiscal quarter (other than the fourth fiscal quarter) ended after the most recent fiscal year of Holdings and at least forty-five (45) days prior to the Closing Date.
“Holdings” as defined in the preamble hereto.
“Immaterial Subsidiary” means on any date, any Subsidiary of Holdings (other than the Borrower) that has total assets of not more than 2.5% of the total assets of Holdings and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.1(a) prior to such date; provided that the total assets of all Immaterial Subsidiaries shall not at any time exceed 5.0% of the total assets of Holdings and its Subsidiaries.
“Increased-Cost Lenders” as defined in Section 2.20.
“Increased Amount” as defined in the definition of “MFN Adjustment.”
“Incremental Amendment” as defined in Section 2.21(c).
“Incremental Cap” means:
(a)    an amount (the “Fixed Incremental Amount”) equal to (i) the greater of (A) $30,000,000, and (B) 75% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period, less (ii) the sum of (A) the aggregate principal amount of all Incremental Facilities incurred or issued in reliance on the foregoing clause (i), and (B) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.1(r)(i); plus
(b)    the amount of any optional prepayment of (i) any Loan in accordance with Section 2.9, and/or (ii) any Incremental Term Facility that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations on the Closing Date, plus

(c)    an unlimited amount so long as, in the case of this clause (c), (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations on the Closing Date, the Senior Secured Leverage Ratio would not exceed 4.75:1.00, (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations on the Closing Date, the Secured Leverage Ratio would not exceed 5.25:1.00, (iii) if such Incremental Facility is unsecured, the Total Leverage Ratio would not exceed 5.75:1.00, in each case of each of clauses (i), (ii) and (iii), calculated at the time of incurrence on a Pro Forma Basis after giving effect thereto and the application of the proceeds thereof (other than any cash funded to the consolidated balance sheet of the Borrower) (and determined on the basis of the financial statements for the most recently ended Test Period at or prior to such time which have been delivered pursuant to Sections 5.1(a) or (b), as applicable) and (iv) if the relevant Incremental Facility consists of term loans in the form of a “delayed draw” term facility, the Secured Leverage Ratio test and/or Total Leverage Ratio test, as applicable, in the foregoing clauses (ii) and (iii) shall be determined, at the election of the Borrower, either (A) on the date of implementation, assuming a full drawing of such Incremental Term Facility or (B) on the date of each borrowing under such “delayed draw” term facility.
The Borrower may elect to use capacity under clause (c) regardless of whether the Borrower has capacity under clause (a). Further, the Borrower may elect to use clause (c) prior to using clause (a), and if both clause (c) and clause (a) are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (c).

“Incremental Facilities” as defined in Section 2.21(a).
“Incremental Lenders” as defined in Section 2.21(a).
“Incremental Term Commitments” as defined in Section 2.21(a).
“Incremental Term Facility” as defined in Section 2.21(a).
“Incremental Term Loans” as defined in Section 2.21(a).

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such Person; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding trade and other current accounts payable incurred in the ordinary course of business and not more than 120 days past due or are being contested in good faith (collectively, “Trade Payables”) and customer deposits in the ordinary course of business in respect of prepayments for purchases); (iv) any obligation owed for all or any part of the deferred purchase price of property or services that would appear as a liability on a balance sheet (excluding the footnotes thereto) of Holdings or any of its Subsidiaries prepared in accordance with GAAP (including any Earn-Out Indebtedness but excluding any Trade Payables); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person of the type set forth in any other clause of this definition; (ix) any obligation of such Person the primary purpose or intent of which is to guaranty to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for the Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all Hedging Obligations, valued at the Hedging Termination Value of all Hedging Obligations; and (xii) all obligations of such Person in respect of the sale or factoring of receivables; provided, that, the Aircraft Indebtedness shall not constitute Indebtedness so long as the sole obligors with respect thereto are the Aircraft SPV and the Aircraft SPV Holdco (it being agreed and understood that no Subsidiary party to the Aircraft Lease shall be deemed to be an obligor with respect to the Aircraft Indebtedness solely as a result of being a party to the Aircraft Lease). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor and such terms are effective under applicable law.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, disbursements and other charges of one primary counsel for Indemnitees, local or special counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, where such conflicted party notifies the Borrower of the existence of such conflict and retains its own counsel, of another firm of counsel for all such similarly affected Indemnitees) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or the Foreign Guaranty)); (ii) [reserved]; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries. For the avoidance of doubt, Indemnified Liabilities shall not include Taxes other than any Taxes that represent losses, damages, penalties, claims or costs arising from any non-Tax claim.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” as defined in Section 10.3(a).
“Installment” as defined in Section 2.8.
“Intellectual Property” as defined in the Security Agreement.
“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.
“Intellectual Property Security Agreements” has the meaning assigned to that term in the Security Agreement.
“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.
“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three, six or, to the extent agreed to by all relevant Lenders, twelve months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or applicable Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any of its Subsidiaries generated during such period, excluding the proceeds of any Asset Sale, Casualty Event and any Cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution (including any Equity Cure Contribution) (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale, clause (i) of the proviso in the definition of “Asset Sale”).
“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrower or any Guarantor Subsidiary); (ii) any direct or indirect purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, the Borrower or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings, the Borrower or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“Landlord Waiver and Personal Property Collateral Access Agreement” means a Landlord Waiver and Personal Property Collateral Access Agreement substantially in the form of Exhibit J with such amendments or modifications as may be reasonably approved by the Administrative Agent and the Requisite Lenders.
“LCT Election” as defined in Section 1.4(f).
“LCT Test Date” as defined in Section 1.4(f).

“Laws” means, with respect to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.
“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (b) the time barring of claims under any applicable limitation statutes, the possibility that a court may strike out a provision of a contract for recession or oppression, undue influence or similar reason, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of acquiescence, set-off or counterclaim and similar principles; (c) the principles that in certain circumstances a security interest granted by way of fixed charge may be recharacterised as a floating charge or that a security interest purported to be constituted as an assignment may be recharacterised as a charge; (d) the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (f) the principle that the creation or purported creation of a security interest over any asset not beneficially owned by the relevant charging company at the date of the relevant security document or over any contract or agreement which is subject to a prohibition on transfer, assignment, charging or otherwise securing may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a security interest has purportedly been created; (g) the principle that a court may not give effect to any parallel debt provisions, covenant to pay the Administrative Agent or other similar provisions; (h) similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed and (i) any other matters which are set out in the reservations or qualifications (however described) as to matters of law which are referred to in any legal opinion delivered under any provision of or otherwise in connection with the Credit Documents.
“Lender” means each financial institution listed on the signature pages hereto as a Lender, each Additional Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedging Agreement with any Credit Party (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedging Agreement, ceases to be an Agent or a Lender, as the case may be).
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest (including any “security interest” for the purposes of sections 12(1) and 12(2) of the Australian PPSA), charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall a Lien include a “security interest” as defined in section 12(3) of the Australian PPSA that does not in substance secure the payment or performance of an obligation.

“Limited Condition Transaction” means (i) any Restricted Payment, acquisition or other Investment permitted hereunder by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice) has been delivered, which may be conditional.
“Liquidation” means (i) a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction, or (ii) an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them.
“Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(a) or an Incremental Term Loan made to Borrower pursuant to Section 2.21.
“Margin Stock” as defined in Regulation U.
“Master Assignment Agreement” means that certain Master Assignment Agreement dated as of June 24, 2014, by and between Playboy Enterprises International, Inc., as assignor, and Products Licensing LLC, as assignee.
“Master License” means that certain Master Trademark License Agreement dated as of June 24, 2014, by and between Playboy Enterprises International, Inc. and Products Licensing LLC.
“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Borrower, or the ability of the Credit Parties taken as a whole, to fully and timely perform their respective Obligations; (iii) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document to which it is a party, (iv) the legality, validity, binding effect or enforceability against the Credit Parties taken as a whole of the Credit Documents; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.
“Material Contract” means each contract specified in Schedule 4.15.
“Material Jurisdiction” means any jurisdiction in which, on any date of determination, Holdings and its Subsidiaries have (a) aggregate revenues for the most recent period of four consecutive fiscal quarters ending prior to such date in excess of $5,000,000 or (b) assets with an aggregate value on such date in excess of 5.0% of the total assets of Holdings and its Subsidiaries.
“Material Leasehold Property” means each Leasehold Property specified in Schedule 1.1(a).
“Material Real Estate Asset” means any fee-owned Real Estate Asset having a Fair Market Value in excess of $5,000,000, as of the date of the acquisition thereof; provided that that the Fair Market Value of all fee-owned Real Estate Assets that are not Material Real Estate Assets shall not exceed $15,000,000 in the aggregate.
“Maturity Date” means the earlier of (a) May 25, 2027 and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“MFN Adjustment” means in the event that the applicable interest rate margin for any loans incurred by the Borrower under any Incremental Facility that are pari passu with the Loans in right of payment and security, is higher than the applicable interest rate margin for the Loans by more than 50 basis points, then the interest rate margin for the applicable Loans shall be increased to the extent necessary so that the applicable interest rate margin for such Loans is equal to the applicable interest rate margins for the loans under such Incremental Facility, minus 50 basis points (the number of basis points by which the then interest rate margin is increased, the “Increased Amount”); provided, that, in determining the applicable interest rate margins for the Loans and the loans under such Incremental Facility, as applicable:
(i)    original issue discount (“OID”) or upfront fees payable generally to all participating Lenders (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Loans or any loans under such Incremental Facility in the primary syndication (or placement) thereof shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity) (provided that, if such loans are issued in a manner such that all such loans were not issued with a uniform amount of OID or upfront fees within the tranche of loans, the amount of OID and upfront fees attributable to the entire tranche of loans shall be determined on a weighted average basis for such tranche of loans),
(ii)    any arrangement, structuring or other fees payable to any lead arranger in connection with the loans under such Incremental Facility that are not shared with all lenders providing such loans under such Incremental Facility shall be excluded,
(iii)    any amendments to the Applicable Rate on the applicable Loans that became effective subsequent to the Closing Date but prior to the time of such loans under such Incremental Facility shall also be included in such calculations,
(iv)    if the loans under such Incremental Facility include an interest rate floor greater than the interest rate floor applicable to the Loans, such Increased Amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for the Loans shall be required, to the extent an increase in the interest rate floor for the Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Loans shall be increased by such amount, and
(v)    if the loans under such Incremental Facility include a pricing grid, the interest rate margins in such pricing grid which are not in effect at the time such Incremental Facility becomes effective shall also each be increased by an amount equal to the Increased Amount.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage substantially in form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Mortgaged Property” as defined in Section 5.11(d).
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than (i) the Loans and (ii) any Indebtedness under any revolving loan facility) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale, provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or any of its Subsidiaries, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (any event of the type referenced in clauses (a) and (b) above being referred to as a “Casualty Event”), minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including taxes payable as a result of any gain recognized in connection therewith.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the Fair Market Value of the cost to such Person of replacing such Hedging Agreement or such other Indebtedness as of the date of determination (assuming the Hedging Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the Fair Market Value of the gain to such Person of replacing such Hedging Agreement or such other Indebtedness as of the date of determination (assuming such Hedging Agreement or such other Indebtedness were to be terminated as of that date).
“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time; provided that the determination of Net Working Capital (and its component parts) shall exclude any “contra-revenue” or similar amounts arising from providing screens or screen credits to customers.
“Non-Consenting Lender” as defined in Section 2.20.
“Non-Guarantor Subsidiary” means a Subsidiary of Holdings (other than the Borrower) that is not a Guarantor Subsidiary.
“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Holdings or its Affiliates or their Securities.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.
“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedging Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedging Agreements, fees, premium (including the Prepayment Premium) expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.
“Obligee Guarantor” as defined in Section 7.7.
“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders of the United States.
“Operating Credit Party” means each Credit Party other than Holdings and “Operating Credit Parties” means, collectively, the Credit Parties other than Holdings.
“Organizational Documents” means (i) with respect to any corporation or company, its certificate, certificate of registration, constitution, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, or equivalent document for a Foreign Credit Party (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Paid in Full” or “Payment in Full” means:

(a)    payment in full in cash of the principal of, premium (including the Prepayment Premium) and interest (including interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such interest would be allowed in such bankruptcy proceeding) constituting the Obligations;
(b)    payment in full in cash of all other amounts that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time (such indemnification obligations, “Unmatured Surviving Obligations”) with respect to the Obligations; and
(c)    termination or expiration of all commitments of the holders of the Obligations, to extend credit or make loans or other credit accommodations to any of the Credit Parties.
“Participant Register” as defined in Section 10.6(g)(i).
“Patents” as defined in the Security Agreement.
“PATRIOT Act” as defined in Section 3.1(n).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Perfection Certificate” means a certificate in form satisfactory to the Requisite Lenders that provides information with respect to the personal or mixed property of each Credit Party.
“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any Subsidiary of all Equity Interests in, or all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) any Person or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase the Borrower’s or any Subsidiary’s respective equity ownership in any Joint Venture to an amount in excess of the majority of the outstanding Equity Interests of such Joint Venture), together with other Investments necessary to consummate such Permitted Acquisition; provided that:
(a)    subject to Section 1.4(f), immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;
(b)    after giving effect to such acquisition, Holdings and its Subsidiaries shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.7 for the Test Period most recently ended;
(c)    with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary or assets to the extent applicable shall have been taken to the extent required by Sections 5.10 and 5.11 (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary constitutes an Immaterial Subsidiary or such newly created or acquired asset constitutes Excluded Property);

(d)    the Borrower shall have delivered to the Administrative Agent (for furnishing to the Lenders), promptly upon request by the Administrative Agent or the Requisite Lenders (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent or the Requisite Lenders) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired, including any audited financial statements, to the extent the same have been made available to the Borrower or the applicable acquiring Subsidiary; and
(e)    the aggregate amount of Investments made in Persons that are not or do not become (or in assets that are not owned by) Credit Parties in connection with all such acquisitions shall not exceed at any time outstanding the greater of (i) $15,000,000 and (ii) 45% of Consolidated EBITDA determined at the time of such Investment (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period.
“Permitted Holders” means (i) RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund, and (ii) (x) any funds, limited partnerships or investment vehicles managed or advised by any of the Persons identified in clause (i), any of their respective Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights) and (y) any investors in the Persons identified in clause (i) who are investors in such Persons as of the Closing Date, and from time to time, invest directly or indirectly in Holdings (but excluding any portfolio companies of any of the foregoing).
“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition or other Investment and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition or other Investment, whether paid in Cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or other Investment or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, with that amount of any such “earn-outs” or other agreements to be the amount reasonably estimated by the Borrower in good faith, and determined in accordance with GAAP, as of the date of the consummation of such Permitted Acquisition or other Investment to become payable thereunder.
“Permitted Equity Issuance” means any issuance of Equity Interests of Holdings (other than Disqualified Equity Interests).
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (subject to the subordination and/or intercreditor provisions as contemplated thereby, to the extent applicable).

“Permitted Refinancing Indebtedness” means any Indebtedness of any Subsidiary of Holdings issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of such Subsidiary (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses reasonably incurred in connection therewith, including premiums, incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, in each case of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment, such Permitted Refinancing Indebtedness is subordinated in right of payment to Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (d) such Permitted Refinancing Indebtedness shall not have different obligors, or greater guarantees or security (if any), than the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (e) such Permitted Refinancing Indebtedness shall have covenants and defaults that are (i) not materially more restrictive with respect to the obligors thereunder, as reasonably determined by the Borrower in good faith, than the covenants and defaults of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) reflective of market terms and conditions for the type of Indebtedness issued or incurred at the time of issuance or incurrence thereof, as reasonably determined by the Borrower in good faith, (f) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no more favorable to the holders of such Permitted Refinancing Indebtedness than those then in effect and applicable to the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (g) the proceeds of such Permitted Refinancing Indebtedness are used concurrently with the issuance thereof to repay the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, and (h) such Permitted Refinancing Indebtedness shall have a final maturity date that is later than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” as defined in Section 5.1.
“Prepayment Premium” as defined in Section 2.11.
“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal.
“Principal Office” means, for the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.
“Principal Payment Date” means the last day of March, June, September and December in each calendar year commencing with September 30, 2021 through and including the Maturity Date.
“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.
“Pro Forma Basis” and “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Subject Transactions) in accordance with Section 1.4.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Exposure of that Lender by (b) the aggregate Exposure of all Lenders.
“Projections” as defined in Section 4.8.
“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Holdings’ status as a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“Public Lenders” means Lenders that do not wish to receive Private-Side Information.
“Public-Side Information” means information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective Securities.
“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (a) such Indebtedness is incurred within one hundred twenty (120) days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any Person owning the applicable fixed or capital assets) by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
“Register” as defined in Section 2.4(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation S-X” means Regulation S-X under the Securities Act.
“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the officers, directors, employees, agents and advisors and other representatives of such Person and of each of such Person’s Affiliates and successors and permitted assigns.
“Related Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Credit Documents to which they are a party and the borrowings hereunder and the use of proceeds thereof, (b) the refinancing of the Existing Indebtedness and the other transactions related to or entered into in connection with any of the foregoing and (c) the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” as defined in Section 2.20.
“Required Prepayment Date” as defined in Section 2.12(c).
“Requisite Lenders” means, at any time, one or more Lenders having or holding Exposure and representing more than 50% of the aggregate Exposure of all Lenders at such time; provided, that if there are two or more unaffiliated Lenders, the Requisite Lenders shall include at least two unaffiliated Lenders (it being further agreed that, for purposes of this proviso, a Related Fund of a Lender is affiliated with such Lender).
“Restricted Payment” means (i) any dividend or other distribution on account of any shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class (other than Disqualified Equity Interests); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value by Holdings or any of its Subsidiaries of any shares of any class of stock of Holdings or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment by Holdings or any of its Subsidiaries made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iv) any management or similar fees payable to any Affiliates of Holdings or any of its Subsidiaries; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to (A) any Subordinated Indebtedness (other than payment on account of intercompany Indebtedness to the extent permitted by the Intercompany Note) and (B) any Earn Out Indebtedness.
“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SDN List” as defined in Section 4.21(d).

“Secured Debt” means, as of any date of determination, the aggregate principal amount of Total Debt outstanding on such date that is secured by a Lien on any asset or property of Holdings or any of its Subsidiaries.
“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Secured Debt as of the last day of such Test Period, to (b) Consolidated EBITDA for such Test Period, in each case for Holdings and its Subsidiaries.
“Secured Parties” has the meaning assigned to that term in the Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” as defined in the UCC.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date and executed by the Borrower and each Guarantor (other than the Foreign Credit Parties) substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Total Debt outstanding on such date that is secured by a Lien on any asset or property of Holdings or any of its Subsidiaries that does not rank on a junior basis to the Liens securing the Obligations.
“Senior Secured Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Senior Secured Debt outstanding on such date minus (b) the aggregate amount of Unrestricted Cash as of such date.
“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Senior Secured Debt as of the last day of such Test Period, to (b) Consolidated EBITDA for such Test Period, in each case for Holdings and its Subsidiaries.
“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Senior Secured Net Debt as of the last day of such Test Period, to (b) Consolidated EBITDA for such Test Period, in each case for Holdings and its Subsidiaries.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings or the Borrower substantially in the form of Exhibit F2.

“Solvent” means that as of the date of determination, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Subject Transaction” means any Investment permitted pursuant to Section 6.6 that results in a Person becoming a Subsidiary of Holdings (including any Permitted Acquisition), any Disposition that results in a Subsidiary (other than an Immaterial Subsidiary) of Holdings ceasing to be a Subsidiary of Holdings, any Disposition of a business unit, line of business or division of Holdings or any of its Subsidiaries or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or subject to “Pro Forma Compliance”.
“Subordinated Indebtedness” means any unsecured Indebtedness incurred by the Borrower or any Guarantor Subsidiary that is expressly subordinated in right of payment to the Obligations on terms reasonably acceptable to the Requisite Lenders; provided, that, solely for the purposes of Section 6.15, Subordinated Indebtedness shall not include intercompany Indebtedness subject to the Intercompany Note.
“Subsidiary” means, (i) with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding, and (ii) in addition to and without limiting clause (i), with respect to any Person incorporated in Australia, a subsidiary as defined in section 46 of the Australian Corporations Act. Unless otherwise indicated in this Agreement, all references to a Subsidiary will mean a Subsidiary of the Borrower.
“Swap Obligation” as defined in the definition of “Excluded Swap Obligation.”
“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Tax” means any present or future tax, goods and services tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) (together with interest, penalties and other additions thereto) imposed by any Governmental Authority having the power to tax.
“Tax Consolidated Group” means a ‘Consolidated Group’ or ‘MEC group’ as those terms are defined in Part 3-90 of the Income Tax Assessment Act 1997 (Cth) of Australia to which a Credit Party is or becomes a member.
“Terminated Lender” as defined in Section 2.20.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year in such period have been or were required to have been delivered pursuant to Sections 5.1(a) and 5.1(b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Sections 5.1(a) or 5.1(b), the Test Period shall be the period of four consecutive Fiscal Quarters ended March 31, 2021.
“Third Party” means any Person other than Holdings or any Affiliate thereof.
“Title Policy” as defined in Section 5.11(c)(iii).
“Total Debt” means as of any date of determination, the sum, without duplication, of (i) the aggregate principal amount of Loans outstanding as of such date, (ii) the aggregate principal amount of Indebtedness of the type described in clauses (i), (ii), (iii), (iv) (other than any Earn-Out Indebtedness to the extent the consideration therefor is payable by the issuance of Equity Interests of Holdings), (vi) (but solely in respect of unreimbursed obligations for letters of credit) and (vii) (other than any Disqualified Equity Interests that provide for scheduled payments or dividends in Cash with respect to which (A) the Lenders shall have first been afforded an opportunity (on a ratable basis) to participate (on terms specified by the applicable Credit Party), including a period of at least fifteen (15) Business Days for such then-existing Lenders to indicate their commitment to invest in such Disqualified Equity Interests, and (B) to the extent such Disqualified Equity Interests are not committed to be purchased by or issued to such Lenders, such Disqualified Equity Interests are either (1) purchased by or issued to other Persons on terms no more favorable to such other Persons than the terms on which such Disqualified Equity Interests were offered to such Lenders or (2) re-offered to such Lenders for a period of at least fifteen (15) Business Days to afford such Lenders the opportunity to indicate their commitment to participate in the new terms of such Disqualified Equity Interests), of the definition of “Indebtedness” outstanding as of such date, in each case, of Holdings and its Subsidiaries. Notwithstanding the foregoing, Total Debt shall not include the Aircraft Indebtedness of the Aircraft SPV or Aircraft SPV Holdco.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Debt as of such date to (ii) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on such date or most recently ending prior to such date.
“Trademarks” as defined in the Security Agreement.
“Transaction Costs” means the fees, costs and expenses payable by Holdings, the Borrower or any of the Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Transactions.
“Transferred Assets” means all assets required to be transferred to Products Licensing LLC by Playboy Enterprises International, Inc. pursuant to the Master License and Master Assignment Agreement.

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“Unmatured Surviving Obligation” as defined in the definition of “Paid in Full” or “Payment in Full”.
“Unrestricted Cash” means, at any time, the aggregate amount of Cash and Cash Equivalents held in accounts of the Credit Parties that are subject to a First Priority Lien in favor of the Collateral Agent pursuant to the Collateral Documents, to the extent that the use of such cash or Cash Equivalents for application to the payment of the Obligations is not prohibited by law or any contract or other agreement.
“U.S.” or “United States” means the United States of America.
“USD LIBOR” means the London interbank offered rate for U.S. dollars.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” as defined in Section 2.17(c)(ii)(B)(3).
“Waivable Mandatory Prepayment” as defined in Section 2.12(c).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to another Person to the extent required by applicable Laws) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to the Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If any change in GAAP results in a change in the calculation of the financial covenant or interpretation of related provisions of this Agreement or any other Credit Document, then if either Holdings or the Requisite Lenders shall request an amendment to such provisions of this Agreement, then Holdings, the Borrower and the Requisite Lenders agree to negotiate an amendment to such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with financial covenant, unless Holdings, the Borrower and the Requisite Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Until Holdings, the Borrower and the Requisite Lenders have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP.
1.3    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Except as otherwise expressly provided herein, any reference in this Agreement to any Credit Document or any other document or agreement shall mean such document or agreement as amended, restated, supplemented or otherwise modified from time to time, in each case, as permitted by the terms of this Agreement.
1.4    Pro Forma Calculations; Limited Condition Transactions.
(a)    Notwithstanding anything to the contrary herein, the Total Leverage Ratio, Senior Secured Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.4; provided that, when calculating the Total Leverage Ratio, Senior Secured Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Leverage Ratio for purposes of (i) determining compliance with Section 6.7 and (ii) Section 2.10(e), any events described in this Section 1.4 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)    For purposes of calculating the Total Leverage Ratio, Senior Secured Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Leverage Ratio, Subject Transactions (other than any incurrence or repayment of any Indebtedness) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary of Holdings or was merged, amalgamated or consolidated with or into any Subsidiary of Holdings since the beginning of such Test Period shall have made any Subject Transaction that would have required adjustment pursuant to this Section 1.4, then the Total Leverage Ratio, Senior Secured Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.
(c)    In the event that Holdings or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (including in a connection with any Subject Transaction) included in the calculations of the Total Leverage Ratio, Senior Secured Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Leverage Ratio (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, Senior Secured Leverage Ratio, Senior Secured Net Leverage Ratio or Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.
(d)    Pro forma calculations made pursuant to this Section 1.4 shall be made in good faith by an Executive Officer of Holdings or the Borrower and may include, solely with respect to any Investment permitted pursuant to Section 6.6 that results in a Person becoming a Subsidiary of Holdings (including any Permitted Acquisition), an amount of cost savings or synergies projected by Holdings or the Borrower in good faith to be realized within twelve (12) months after consummation of such Investment; provided that (i) increases to Consolidated EBITDA shall be limited to cost savings or synergies for such Investment that (x) (A) would be includable in pro forma financial statements prepared in accordance with Regulation S-X or (B) would not be includable in pro forma financial statements prepared in accordance with Regulation S-X, but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by Holdings or the Borrower to be taken within the one hundred and thirty-five (135) day period following the consummation thereof and are estimated on a good faith basis by an Executive Officer of Holdings or the Borrower, and (y) are quantifiable, factually supportable, reasonably identifiable and supported by an officer’s certificate of an Authorized Officer delivered to the Administrative Agent and the Lenders, (ii) such cost savings and synergies shall be calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period, (iii) such cost savings and synergies shall be calculated net of the amount of costs and expenses reasonably expected to be incurred to achieve such cost savings and synergies, (iv) such cost savings and synergies shall be calculated net of the amount of actual benefits realized during the relevant applicable period from such actions, (v) the aggregate amount of such cost savings and synergies that may be included in the calculation of Consolidated EBITDA in any Test Period, together with (I) the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof for such Test Period, (II) the aggregate amount added to Consolidated EBITDA pursuant to clause (a)(xii) of the definition thereof for such Test Period, and (III) the aggregate amount of extraordinary or non-recurring losses excluded from Consolidated Net Income pursuant to clause (i) of the definition thereof for such Test Period, shall not exceed 20% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such Test Period, and (vi) the effect of any such cost savings and synergies shall be without duplication of any other increase to Consolidated EBITDA pursuant to this Section 1.4 or any of the provisions of the definition thereof.

(e)    For purposes of determining Pro Forma Compliance with Section 6.7, if no Test Period with an applicable level cited in Section 6.7 has passed on the date of determination, the applicable level shall be the level for the first Test Period cited in Section 6.7 with an indicated level.
(f)    Notwithstanding anything in this Agreement or any Credit Document to the contrary, when (i) calculating any applicable ratio in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the repayment of Indebtedness or for any other purpose, (ii) determining the accuracy of any representation or warranty, (iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iv) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iv) in connection with a Limited Condition Transaction, the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”); provided that (x) no Event of Default described in Section 8.1(a), (f), (g) or (h) shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction and (y) in the case of Restricted Payments in connection with a Limited Condition Transaction, clauses (i) and (ii) above shall be retested on the date of consummation of such Limited Condition Transaction. If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with so long as such Limited Condition Transaction is consummated before the earlier to occur of (x) 180 days following the applicable LCT Test Date and (y) the date that the definitive agreements for such Limited Condition Transaction expire (it being agreed that any Limited Condition Transaction that has not be consummated within the foregoing time period following the applicable LCT Test Date shall cease to constitute a Limited Condition Transaction for purposes of this Section 1.4(f)). For the avoidance of doubt, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
1.5    Australian Code of Banking Practice.
The parties agree that none of the Codes of Banking Practice or the Banking Code of Practice of the Australian Banking Association Inc. apply or will apply to the Credit Documents or the transactions under them.

1.6    Australian Terms.
In this Agreement, where it relates to an Australian Credit Party, a reference to insolvent includes “insolvent” within the meaning of section 95A of the Australian Corporations Act.
SECTION 2.    LOANS
2.1    Loans.
(a)    Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to the Borrower in an amount equal to such Lender’s Commitment. The Borrower may make only one borrowing under the Commitment which shall be on the Closing Date. Subject to the terms and conditions set forth in Amendment No. 1, each Amendment No. 1 Incremental Lender severally agrees to make, on the Amendment No. 1 Effective Date, the Amendment No. 1 Incremental Term Loan to the Borrower. Once funded, the Amendment No. 1 Incremental Term Loans, together with the existing Loans outstanding hereunder immediately prior to the Amendment No. 1 Effective Date, shall constitute a single tranche of Loans for all purposes under the this Agreement and the other Credit Documents. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9(a) and 2.10, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date. As of the Amendment No. 1 Effective Date, the aggregate outstanding principal amount of the Loans is $230,000,000.
(b)    Borrowing Mechanics for Loans.
(i)    The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than three Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Requisite Lenders). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing. With respect to the Amendment No. 1 Incremental Term Loans, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than two Business Days prior to the Amendment No. 1 Effective Date (or such shorter period as may be acceptable to the Amendment No. 1 Incremental Lenders).
(ii)    Each Lender shall make its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall remit the proceeds of the Loans available to the Borrower on the Closing Date by disbursing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders as set forth in the Disbursement Letter.
2.2    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder, (ii) no Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby and (iii) no Lender shall be relieved of its obligations to make a Loan requested hereunder as a result of any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent, the amount of such Lender’s Loan requested on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Borrowing Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the demand of the Administrative Agent, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the rate payable hereunder for such Loan at such time. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.3    Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be applied by the Borrower to fund, in part, the refinancing of the Existing Indebtedness and to fund the Transaction Costs and general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Amendment No. 1 Incremental Term Loans made on the Amendment No. 1 Effective Date shall be applied by the Borrower for general corporate purposes. No part of the proceeds from the Loans made hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Borrower or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. economic sanctions laws.
2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. The Administrative Agent (or its agent or sub-agent appointed by it), acting solely for U.S. federal income tax purposes as an agent of the Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and Loans (including both principal and stated interest) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
2.5    Interest on Loans.
(a)    Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made to but excluding the date of repayment (whether by acceleration or otherwise) thereof as follows:
(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Rate; or
(ii)    if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Rate.
(b)    The basis for determining the rate of interest with respect to the Loans, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to each Agent and the Lenders pursuant to the Funding Notice or applicable Conversion/Continuation Notice, as the case may be.
(c)    In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender holding Loans.
(d)    Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365day or 366day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

2.6    Conversion/Continuation.
(a)    Subject to Section 2.15 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the option:
(i)    to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Agents no later than 12:00 noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Agents in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
2.7    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f), (g) or (h) or, with respect to the occurrence and during the continuance of any other Event of Default, at the written election of the Requisite Lenders, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. If the Requisite Lenders elect that interest accrue at the increased rate pursuant to the immediately preceding sentence, the Requisite Lenders may also elect that such increased rate shall apply from the date of the occurrence of the applicable Event of Default. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
2.8    Scheduled Payments. The principal amounts of the Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on each Principal Payment Date:

Principal Payment Date	Installments
September 30, 2021	$575,000
December 31, 2021	$575,000
March 31, 2022	$575,000
June 30, 2022	$575,000
September 30, 2022	$575,000
December 31, 2022	$575,000
March 31, 2023	$575,000
June 30, 2023	$575,000
September 30, 2023	$575,000
December 31, 2023	$575,000
March 31, 2024	$575,000
June 30, 2024	$575,000
September 30, 2024	$575,000
December 31, 2024	$575,000
March 31, 2025	$575,000
June 30, 2025	$575,000
September 31, 2025	$575,000
December 31, 2025	$575,000
March 31, 2026	$575,000
June 30, 2026	$575,000
September 30, 2026	$575,000
December 31, 2026	$575,000
March 31, 2027	$575,000
Maturity Date	Remainder
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.9, 2.10 and 2.12, as applicable, and (y) the Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be Paid in Full no later than the Maturity Date.
2.9    Voluntary Prepayments.
(a)    At any time and from time to time:
(i)    with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount; and
(ii)    with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess of that amount.
(b)    All such prepayments shall be made:

(i)    upon not less than one (1) Business Day’s prior written notice in the case of Base Rate Loans; and
(ii)    upon not less than three (3) Business Days’ prior written notice in the case of Eurodollar Rate Loans;
in each case given to the Administrative Agent by 12:00 noon (New York City time) on the date required (and the Administrative Agent will notify each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that, if such prepayment notice specifies such prepayment is being made in connection with the consummation of another transaction, then such prepayment may be contingent on the consummation of such other transaction. Any such voluntary prepayment pursuant to this Section 2.9 shall be applied as specified in Section 2.12(a) and be subject to Section 2.11.
2.10    Mandatory Prepayments. Subject to Sections 2.12(c) and 2.12(d):
(a)    Asset Sales. Not later than the tenth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that (i) so long as no Event of Default shall have occurred and be continuing and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $25,000,000, the Borrower shall have the option, directly or through one or more of the Operating Credit Parties or any of their respective Subsidiaries, to invest Net Asset Sale Proceeds within three hundred sixty (360) days of receipt thereof (or within eighteen (18) months following receipt thereof if a contractual commitment to reinvest is entered into within three hundred sixty (360) days following receipt thereof) in long-term productive assets of the general type used in the business of Holdings and its Subsidiaries, in capital expenditures, in inventory or in other assets used or useful in the business of the Borrower and its Subsidiaries; provided that, if at the time that any such prepayment would be required the Borrower is also required to repay or repurchase or to offer to repurchase or repay Senior Secured Debt of the Borrower or any of its Subsidiaries permitted under Section 6.1 pursuant to the terms of the documentation governing such Senior Secured Debt with the proceeds of such Asset Sale (such Senior Secured Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Asset Sale Proceeds on a pro rata basis to the prepayment of the Loans and to the repayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.10(a) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time, with it being agreed that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(b)    Insurance/Condemnation Proceeds. Not later than the tenth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or the Collateral Agent, for the benefit of the Secured Parties, as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that (i) so long as no Event of Default shall have occurred and be continuing and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $25,000,000, the Borrower shall have the option, directly or through one or more of the Operating Credit Parties or any of their respective Subsidiaries, to invest such Net Insurance/Condemnation Proceeds within three hundred sixty (360) days of receipt thereof (or within eighteen (18) months following receipt thereof if a contractual commitment to reinvest is entered into within three hundred sixty (360) days following receipt thereof) in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof, in capital expenditures or in assets used or useful in the business of the Borrower and its Subsidiaries; provided that, if at the time that any such prepayment would be required the Borrower is also required to repay or repurchase or to offer to repurchase or repay Senior Secured Debt of the Borrower or any of its Subsidiaries permitted under Section 6.1 pursuant to the terms of the documentation governing such Senior Secured Debt with the proceeds of such Net Insurance/Condemnation Proceeds (such Senior Secured Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Insurance Indebtedness”), then the Borrower may apply such Net Insurance/Condemnation Proceeds on a pro rata basis to the prepayment of the Loans and to the repayment or repurchase of Other Applicable Insurance Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.10(b) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Insurance Indebtedness at such time, with it being agreed that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Insurance Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable Insurance Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.
(c)    Cure Proceeds. Upon receipt of any Equity Cure Contribution, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Equity Cure Contribution.
(d)    Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)    Excess Cash Flow. In the event that there shall be Excess Cash Flow in excess of $2,500,000 for any Fiscal Year, commencing with the Fiscal Year ending December 31, 2022, the Borrower shall, not later than the tenth Business Day following the date that is ninety days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% (provided that (i) such prepayment percentage shall be 25% if, as of the last day of the most recently ended Fiscal Year, the Senior Secured Net Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Senior Secured Net Leverage Ratio as of the last day of such Fiscal Year) shall be 1.80:1.00 or less and (ii) no such prepayment shall be required by this clause (e) if the foregoing Senior Secured Net Leverage Ratio as of the last day of such Fiscal Year shall be 1.30:1.00 or less) of the entire Excess Cash Flow for such Fiscal Year minus 100% of voluntary repayments of the Loans made during such Fiscal Year with Internally Generated Cash; provided, that, if at the time that any such prepayment would be required, the Borrower is required to repay or repurchase or to offer to repurchase or repay Senior Secured Debt permitted pursuant to Section 6.1 pursuant to the terms of the documentation governing such Indebtedness with all or a portion of such Excess Cash Flow (such Senior Secured Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable ECF Indebtedness”), then the Borrower may apply such Excess Cash Flow on a pro rata basis to the prepayment of the Loans and to the repayment or re-purchase of Other Applicable ECF Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.10(e) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable ECF Indebtedness at such time, with it being agreed that the portion of Excess Cash Flow allocated to the Other Applicable ECF Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof); provided further, that to the extent the holders of Other Applicable ECF Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.
(f)    [Reserved].
(g)    Prepayment Certificate. By 12:00 pm (New York City time) one Business Day in advance of any prepayment of the Loans pursuant to Sections 2.10(a) through 2.10(f), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Excess Cash Flow, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
(h)    Application. Any such prepayments pursuant to this Section 2.10 shall be applied as specified in Section 2.12(b) and be subject to Section 2.11.

2.11    Prepayment Premium. In the event that all or any portion of the Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Loans or after an Event of Default and payments of the purchase price in connection with an assignment of the Loans made pursuant to Section 2.20) prior to the second anniversary of the Amendment No. 1 Effective Date, such repayments or prepayments will be made at (a) 103.0% of the amount repaid or prepaid as of the date of such repayment or prepayment, if such repayment or prepayment occurs prior to the first anniversary of the Amendment No. 1 Effective Date and (b) 102.0% of the amount repaid or prepaid, if such repayment or prepayment occurs on or after the first anniversary of the Amendment No. 1 Effective Date but prior to the second anniversary of the Amendment No. 1 Effective Date (the foregoing premiums in this paragraph with respect to the Loans, the “Prepayment Premium”); provided that the Prepayment Premium shall not apply to (i) scheduled amortization Installment payments made by the Borrower pursuant to Section 2.8, and (ii) mandatory prepayments by the Borrower pursuant to Section 2.10(b), Section 2.10(c) or Section 2.10(e). If the Loans are accelerated or otherwise become due prior to the Maturity Date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the applicable Prepayment Premium in effect on the date of such acceleration, as if such acceleration were a voluntary prepayment of the Loans accelerated. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable as though the Loans were voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.
2.12    Application of Prepayments.
(a)    Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.9(a) shall be applied on a pro rata basis to the remaining scheduled amortization Installments of principal of the Loans (including the final payment).
(b)    Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(f) shall be applied on a pro rata basis to the remaining scheduled amortization Installments of principal of the Loans (including the final payment).

(c)    Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment other than a prepayment required under Section 2.10(d) (a “Waivable Mandatory Prepayment”) of the Loans, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount (such amounts, if any, refused by the Lenders pursuant to this Section 2.12(c), “Declined Mandatory Prepayment Proceeds”). Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment not declined by the Lenders, which amount shall be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Loans in accordance with Section 2.12(b)). In connection with each Waivable Mandatory Prepayment, the Borrower shall make a representation to the Lenders that it does not possess Private-Side Information that has not been disclosed to Private Lenders and that may be material to the decision of a Lender to participate in such Waivable Mandatory Prepayment.
(d)    Repatriation. Notwithstanding anything to the contrary pursuant to Section 2.10, to the extent that Holdings or the Borrower has reasonably determined in good faith that:
(i)    any or all of the Net Asset Sale Proceeds received by a Foreign Subsidiary (other than any Foreign Credit Party) giving rise to a prepayment event pursuant to Section 2.10(a) (a “Foreign Disposition”), the Net Insurance/Condemnation Proceeds received from a Foreign Subsidiary (other than any Foreign Credit Party) (a “Foreign Casualty Event”) or Excess Cash Flow of a Foreign Subsidiary (other than any Foreign Credit Party) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.12 but may be retained by such Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause such Foreign Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.12 to the extent provided herein, or

(ii)    repatriation to the United States of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event or any or all of the Excess Cash Flow of a Foreign Subsidiary (other than any Foreign Credit Party) would have material adverse tax consequences (relative to the relevant Foreign Disposition, Foreign Casualty Event or Excess Cash Flow and taking into account any foreign tax credit, benefit actually realized in connection with such repatriation and any deductions permitted under Sections 243, 243 or 245A of the Code or any similar Code provision with respect to actual distributions by such Foreign Subsidiary) with respect to such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow, the Net Asset Sale Proceeds, the Net Insurance/Condemnation Proceeds or Excess Cash Flow so affected may be retained by such Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.12 (or such Excess Cash Flow would have been required to be applied to prepayments pursuant to this Section 2.12), the Borrower applies an amount equal to such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow to such reinvestments or prepayments (in the case of Net Asset Sale Proceeds) and to such prepayments (in the case of Excess Cash Flow) as if such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional taxes that would have been payable or reserved against it if such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow had been repatriated to the United States by such Foreign Subsidiary; provided that, in the case of this clause (1), to the extent that the repatriation of any Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have material adverse tax consequences (relative to the relevant Foreign Disposition, Foreign Casualty Event or Excess Cash Flow), such Foreign Subsidiary shall promptly repatriate an amount equal to the Netted Tax Amount to the Administrative Agent, which amount shall be applied to the pro rata prepayment of the Loans pursuant to this Section 2.12.
(e)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15(c).
2.13    General Provisions Regarding Payments.
(a)    All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may, in the sole discretion of the Administrative Agent, be deemed to have been paid by the Borrower on the next succeeding Business Day.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)    The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)    The Administrative Agent (at the direction of the Requisite Lenders) may, in its sole discretion, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment may, in the sole discretion of the Administrative Agent (at the direction of the Requisite Lenders), be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt written notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.
(f)    If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.
2.14    Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (c) acceptance of the Waivable Mandatory Prepayment.

2.15    Making or Maintaining Eurodollar Rate Loans.
(a)    Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate” or the rates referenced in the definition of “Adjusted Eurodollar Rate” are otherwise not available, the Administrative Agent shall on such date give notice to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.
(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give written notice to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If (A) the Administrative Agent receives a notice in writing from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence or (B) the circumstances set forth in this clause (b)(i) or (ii) have not arisen but the supervisor for the administrator of the Adjusted Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying specific date after which the Adjusted Eurodollar Rate shall no longer be used for determining interest rates for loans, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by (x) in the case of a notice pursuant to clause (i), the applicable Affected Lender or (y) in the case of any notice pursuant to clause (ii), by sufficient Lenders such that the Lenders which have not withdrawn such notice do not constitute the Requisite Lenders, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(d)    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.
2.16    Increased Costs; Capital Adequacy.

(a)    Compensation For Increased Costs. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in the case of each of clauses (A) and (B) that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in the case of each of clauses (A) and (B) after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within ten Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
(c)    Delay in Delivery of Certificates. Notwithstanding anything to the contrary contained in Section 2.16(b) or 2.16(c) above, the Borrower shall not be required to compensate any Lender pursuant to this Section 2.16 for any amounts incurred more than 270 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided that, if the event giving rise to such increase is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.17    Taxes; Withholding, Etc.
(a)    Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)    Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents: (i) the applicable withholding agent shall notify the Administrative Agent, and the Administrative Agent shall notify such Lender, of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay, or cause to be timely paid, the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; (iii) if such Tax is an Indemnified Tax, then the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions or withholdings applicable to additional amounts payable under this Section 2.17), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.
(c)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(c)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of Internal Revenue Service Form W8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(d)    On or before the date of this Agreement (and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), to the extent copies thereof have not previously been so delivered, the Administrative Agent shall deliver to the Borrower, to the extent it is legally able to do so, two duly executed copies of either (i) Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) or (ii) Internal Revenue Service Form W-8IMY (or any subsequent versions thereof or successors thereto) certifying that it is a “U.S. branch” of a foreign bank and evidencing its agreement with the Borrower to be treated as a U.S. person with respect to payments made to it by Borrower.
(e)    Without limiting the provisions of Section 2.17(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Requisite Lenders in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
(f)    The Borrower shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid or payable by the Administrative Agent or such Lender or any of their respective Affiliates or required to be withheld or deducted from a payment to such Administrative Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of the Borrower’s receipt of such certificate.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Notwithstanding anything herein to the contrary, each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.18    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
2.19    Fees. The Borrower agrees to pay (a) the Administrative Agent all fees in the amounts and at the times separately agreed upon in the Agency Fee Letter and (b) the Lenders all fees in the amounts and at the times separately agreed upon in the Fee Letter.

2.20    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender that is not (or not affiliated with) the Administrative Agent, but including any Increased-Cost Lender that is an Affiliate of the Administrative Agent to the extent it does not waive the applicable payment under Section 2.15, 2.16 or 2.17 upon the request of the Borrower (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower shall pay, or cause to be paid, the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; or otherwise as if it were a prepayment pursuant to Section 2.9(c) and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent (with the consent of the Requisite Lenders) to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
2.21    Incremental Facilities.
(a)    The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request:
(i)    one or more new term loan commitments of the same Type as any outstanding Loan (each, a “Term Loan Increase”), or
(ii)    the addition of one or more new tranches of term loans (each, an “Incremental Term Facility”; the commitments in respect thereof “Incremental Term Commitments”; the loans made pursuant to such commitments, “Incremental Term Loans”); and the Incremental Term Facilities, together with the Term Loan Increases, the “Incremental Facilities”) in favor of the Borrower in an amount not to exceed the Incremental Cap at the time of effectiveness of any such Incremental Facility; provided that, in the case of each of clauses (i) and (ii):

(A)    subject to Section 1.4(f), upon the effectiveness of any Incremental Facility, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the representations and warranties of the Borrower and each other Credit Party contained in Article 4 or any other Credit Document shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date,
(B)    the maturity date of any Incremental Facility (i) that ranks pari passu in right of payment and of security with the Loans shall be no earlier than the Maturity Date and (ii) that ranks junior in right of payment and of security with the Loans or is unsecured shall be no earlier than the date that is 91 days following the Maturity Date,
(C)    any Incremental Facility shall not have a Weighted Average Life to Maturity shorter than the then-remaining Weighted Average Life to Maturity of the Loans,
(D)    subject to clause (K) below, any Incremental Facility shall be on the same terms as the Commitments and the Loans,
(E)    subject to clause (I) below, any Incremental Facility may be on the same terms as any class or tranche of Loans then outstanding (in which case the loans made pursuant to such Incremental Facility shall be deemed to be included in such class or tranche of Loans for all purposes of this Agreement),
(F)    without limiting clauses (A), (B) and (C) above and clause (G) below, borrowings under any Incremental Facility in the form of a “delayed draw” facility may be subject to such conditions to borrowing as the Borrower and the lenders under such Incremental Facility may agree,
(G)    the Incremental Facilities may rank pari passu or junior in right of payment and of security with the other Loans and, if secured, shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral or may be unsecured (and to the extent unsecured, subordinated or junior in right of payment or security and documented in a separate facility, subject to an intercreditor agreement), and, if guaranteed, shall not be guaranteed by any Subsidiaries other than the Subsidiary Guarantors,
(H)    subject to this subclause (a)(ii) and to clause (c) below and the preceding subclause (b), the interest rates and amortization schedule applicable to the Incremental Facility shall be determined by the Borrower and the lenders thereof,
(I)    any fees payable in connection with such Incremental Facilities shall be determined by the Borrower and the applicable Lender or Additional Lender providing such Incremental Facilities (the “Incremental Lenders”),
(J)    any such Incremental Facilities that are pari passu with the Loans in right of payment and security shall share ratably in any prepayments with the Loans unless the Borrower and the applicable Incremental Lenders elect lesser payments, and

(K)    to the extent that the terms and conditions of any Incremental Facility are not, in the good faith determination of the Borrower, substantially consistent with the terms of the Loans (except as provided for in the preceding clauses (B), (C), (G), (H), (I) or (J)), such terms and conditions shall be reasonably satisfactory to the Requisite Lenders; it being understood that (1) any Incremental Facility may provide for the ability to participate with respect to repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then-outstanding Loans, (2) terms not substantially consistent with the terms of the Loans which are applicable only after the then-existing Maturity Date shall be deemed satisfactory to the Requisite Lenders and (3) terms contained in such Incremental Facility that are more favorable to the lenders or the agent under such Incremental Facility than those contained in the Credit Documents and are then conformed in (or added to) the Credit Documents for the benefit of the Lenders under the Credit Documents pursuant to the applicable Incremental Amendment shall, in each case, be deemed to be satisfactory to the Requisite Lenders.
(b)    Each tranche of Incremental Facilities shall be in an aggregate principal amount that is not less than $5,000,000, and in an integral multiple of $500,000 in excess thereof (provided that such amount may be less than $5,000,000 or $2,500,000, as the case may be, if such amount represents all remaining availability under the Incremental Cap). Each notice from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Incremental Facilities. Incremental Facilities may be made by any existing Lender (it being understood that no existing Lender will have an obligation to provide or make any portion of the commitments or loans under any Incremental Facility) or by any Additional Lender; provided, that the then-existing Lenders shall be offered an opportunity to participate in any Incremental Facility prior to any Additional Lender being offered such opportunity (it being agreed and understood that if such then-existing Lenders fail to deliver a commitment to participate in such Incremental Facility within ten (10) Business Days after receipt of such offer, such then-existing Lenders shall be deemed to have declined such opportunity and the Borrower shall be deemed to have complied with its obligations under this proviso). Commitments in respect of Incremental Facilities shall become Commitments under this Agreement, and any loans made pursuant to an Incremental Facility shall become Loans under this Agreement, pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment or term loan, if any, each Additional Lender, if any, and the Administrative Agent. Upon the effectiveness of any Incremental Amendment, each Additional Lender, if any, shall become a “Lender” under this Agreement with respect to its Commitments under such Incremental Amendment, and the commitments of the Lenders agreeing to provide such Incremental Facilities shall become “Commitments” hereunder; and any Incremental Facilities shall, when made, constitute “Loans” under this Agreement. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, including increases to scheduled amortization to provide that any such Incremental Facility will be fungible with any tranche of existing Loans. The Borrower and its Subsidiaries shall use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement.
(c)    Any loans incurred by the Borrower under any Incremental Facility that are pari passu with the Loans in right of payment and security shall, if applicable, be subject to an MFN Adjustment.
(d)    This Section 2.21 shall supersede any provisions in Section 2.14 or Section 10.5 to the contrary.
2.22    Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Credit Document:

(a)    Replacing Adjusted Eurodollar Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)    Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Requisite Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent (at the direction of the Requisite Lenders and in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent (at the direction of the Requisite Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.22.
(e)    Unavailability of Tenor Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent (at the direction of the Requisite Lenders) may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent (at the direction of the Requisite Lenders) may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)    Notwithstanding anything herein to the contrary, the parties hereto shall each use commercially reasonable efforts to ensure that any Benchmark Replacement and Benchmark Replacement Conforming Changes do not result in a deemed exchange of any loans for purposes of United States Treasury Regulations Section 1.1001-3 (or any successor provisions).
SECTION 3.    CONDITIONS PRECEDENT
3.1    Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make a Loan on the Closing Date are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
(a)    Credit Documents. The Administrative Agent and the Lenders shall have received copies of (i) this Agreement, (ii) the Security Agreement, (iii) the Fee Letter, (iv) the Disbursement Letter, (v) the Notes, if any, and (vi) each of the Intellectual Property Security Agreements, in each case executed and delivered by each Credit Party which is a party thereto. The Administrative Agent shall have received the Agency Fee Letter executed and delivered by Borrower.
(b)    Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent and the Lenders shall have received, in respect of each Credit Party, (i) copies of each Organizational Document of each Credit Party, and, to the extent applicable, certified as of a recent date prior to the Closing Date by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party or of the managing member or general party of such Credit Party; (iii) resolutions of the board of directors or similar governing body of such Credit Party, in form and substance reasonably satisfactory to the Requisite Lenders, approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation; and (v) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Funding Notices delivered under this Agreement.
(c)    Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the Related Transactions, shall be as set forth on Schedule 4.2.
(d)    No Indebtedness. On the Closing Date, after giving effect to the Related Transactions, Holdings and its Subsidiaries shall have outstanding no existing Indebtedness (other than the Indebtedness expressly permitted to be outstanding under this Agreement) and the Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to the Requisite Lenders of the termination of any existing Indebtedness (including any and all commitments relating thereto, but excluding any existing Indebtedness expressly permitted to be outstanding under this Agreement) and the release of all Liens in connection therewith, in each case on terms reasonably satisfactory to the Requisite Lenders.
(e)    Lien and Judgment Searches. Each of the Administrative Agent and the Lenders shall have received:
(i)    the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters), in form reasonably satisfactory to the Requisite Lenders, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens); and

(ii)    searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Requisite Lenders to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.
(f)    Personal Property Collateral. Each Credit Party shall have delivered to the Collateral Agent and the Lenders:
(i)    UCC-1 financing statements in respect of security interests granted by each Credit Party for filing in all applicable jurisdictions;
(ii)    a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby; and
(iii)    fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Annex 4 to the Security Agreement.
(g)    Financial Statements; Projections. The Lenders shall have received from Holdings a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve (12) month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least forty-five (45) days (or ninety (90) days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Related Transactions as if the Related Transactions had occurred at the beginning of such period.
(h)    Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to the Requisite Lenders that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.
(i)    Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received executed copies of the favorable written opinions, each dated the Closing Date, of Latham & Watkins LLP, special counsel for the Credit Parties, as to such matters as the Requisite Lenders may reasonably request and in form and substance reasonably satisfactory to the Requisite Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).
(j)    Fees. All closing payments, costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses) and other compensation due and payable to each Agent and the Lenders shall have been paid (or shall concurrently be paid) to the extent then due; provided that, in the case of costs and expenses, an invoice of such costs and expenses shall have been presented not less than two Business Days prior to the Closing Date.
(k)    Solvency Certificate. On the Closing Date, the Administrative Agent and the Lenders shall have received a Solvency Certificate from the chief financial officer, treasurer or similar officer of Holdings or the Borrower, demonstrating that after giving effect to the consummation of the Related Transactions the Credit Parties are and will be, on a consolidated basis, Solvent.
(l)    Closing Date Certificate. Borrower shall have delivered to the Administrative Agent and the Lenders an executed Closing Date Certificate, together with all attachments thereto.
(m)    [Reserved].

(n)    “Know-Your-Customer”. To the extent requested in writing at least 10 Business Days prior to the Closing Date, the Agents and Lenders shall have received at least 5 Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
(o)    Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1(b), which Funding Notice may be delivered on or prior to the Closing Date; provided that all certifications made under such Funding Notice shall be made (or deemed made) as of the Closing Date.
(p)    Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date;
(q)    No Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing of the Loans on the Closing Date or the Related Transactions that would constitute an Event of Default or a Default.

SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement, each Credit Party represents and warrants to the Administrative Agent and the Lenders, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving effect to, the consummation of the Related Transactions):
4.1    Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, registered, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization which, as of the Closing Date, is identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, (c) is qualified to do business and, if applicable, in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or, if applicable, in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect and (d) in the case of an Australian Credit Party, it does not enter into any Credit Document as a trustee.
4.2    Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Related Transactions.

4.3    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or other action on the part of each Credit Party that is a party thereto.
4.4    No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries in any material respect, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries in any material respect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
4.5    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents on the Closing Date do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (b) registrations, consents, approvals, notice or other action with respect to which any such failure could not reasonably be expected to have a Material Adverse Effect.
4.6    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and, in the case of each Foreign Credit Party and each Foreign Security Document, subject to the Legal Reservations and the Foreign Perfection Requirements.
4.7    Historical Financial Statements.
(a)    The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Holdings and any of its Subsidiaries taken as a whole.
(b)    [Reserved.]

4.8    Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the Fiscal Year ending on December 31, 2021 through and including the Fiscal Year ending December 31, 2025 (the “Projections”) have been prepared in good faith based on assumptions believed by the management of Holdings and its Subsidiaries to be reasonable at the time prepared and at the time furnished to the Administrative Agent and the Lenders; provided that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.
4.9    No Material Adverse Effect. Since December 31, 2020, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
4.10    Adverse Proceedings, Etc. Except as set forth on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.10, neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.11    Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable, and all other taxes, assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except in each case to the extent that the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect. Except for Tax assessments that would not reasonably be expected to have a Material Adverse Effect, there is no proposed Tax assessment in writing against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Australian Credit Party is a member of a Tax Consolidated Group other than a Tax Consolidated Group where the only members are Subsidiaries of Holdings and the Tax Consolidated Group is the subject of a valid tax sharing agreement and a tax funding agreement.
4.12    Properties.
(a)    Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) (A) as of the Closing Date, good title to (in the case of all other personal property) all of their respective material properties and assets reflected in the most recent Historical Financial Statements for the Fiscal Year ending December 31, 2020, except for assets Disposed of since the date of such financial statements in the ordinary course of business, and (B) after the Closing Date, good title to (in the case of all other personal property) all of their respective material properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.1, except for assets Disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

(b)    Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as could not reasonably be expected to have a Material Adverse Effect, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
4.13    Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities (including any facilities of any of their predecessors) or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (including any facilities of any of their predecessors), and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
4.14    No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.15    Material Contracts. As of the Closing Date, there are no contracts material to the business of the Credit Parties and their respective Subsidiaries other than the contracts listed on Schedule 4.15. All Material Contracts are in full force and effect and no material defaults currently exist thereunder that could reasonably be expected to result in a termination of such Material Contract by the applicable Credit Party’s counterparty thereto.
4.16    Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17    Federal Reserve Regulations; Exchange Act.
(a)    None of Holdings, the Borrower or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
4.18    Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement to which Holdings or any of its Subsidiaries is a party is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries, (b) no strike or work stoppage in existence or, to the knowledge of Holdings and the Borrower, threatened involving Holdings or any of its Subsidiaries, and (c) to the knowledge of Holdings and the Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) as is not reasonably likely to have a Material Adverse Effect.
4.19    Employee Benefit Plans. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan.
(b)    Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Holdings and the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.
(c)    No liability under Title IV of ERISA with respect to any Pension Plan has been or is reasonably expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates.
(d)    No ERISA Event has occurred or is reasonably expected to occur.
(e)    The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.
(f)    As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, Holdings, its Subsidiaries and their respective ERISA Affiliates do not have any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), based on information available pursuant to Section 4221(e) of ERISA.

(g)    Each Foreign Plan which is required under all applicable laws, rules, regulations and orders of any Governmental Authority to be funded satisfies in all material respects any applicable funding standard under all applicable laws, rules, regulations and orders of any Governmental Authority.
4.20    Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.
4.21    Compliance with Laws.
(a)    Generally. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Credit Party nor any of its Subsidiaries (i) is in violation in any material respect of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor any of its Subsidiaries (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. No part of the proceeds of any Loan will be used for any payments to any Governmental Authority or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. The Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Credit Parties and each of their Subsidiaries is and will continue to be in compliance with all applicable current and future Anti-Terrorism Laws and U.S. economic sanctions laws.
(c)    Anti-Corruption Laws, Etc.
(i)    Since the Closing Date, there has been no action taken by any Credit Party or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, any officer, director, or employee, or any agent, representative, sales intermediary, or other third party of any Credit Party or any of its Subsidiaries, in each case, acting on behalf of any Credit Party or any of its Subsidiaries in violation of any applicable Anti-Corruption Law. Since the Closing Date, none of the Credit Parties or any of their Subsidiaries has been convicted of violating any Anti-Corruption Laws or, to the knowledge of Holdings and the Borrower, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any Executive Officer of the Borrower, threatened against or affecting the Credit Parties or any of their Subsidiaries related to any applicable Anti-Corruption Law, before or by any Governmental Authority. Since the Closing Date, none of the Credit Parties nor any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. Since the Closing Date, none of the Credit Parties nor any of their respective Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance in any material respect with any of the foregoing.

(ii)    To the actual knowledge of the Credit Parties and their Subsidiaries after making due inquiry, none of the Credit Parties nor any of their Subsidiaries has, since the Closing Date, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (1) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (2) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (3) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.
(d)    Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law. None of the Credit Parties nor any of their Subsidiaries has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in any country that is subject to U.S. economic sanctions laws.
4.22    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein (taken as a whole) or therein not misleading in light of the circumstances in which the same were made. Any projections, budgets and forward looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
4.23    Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.3.

4.24    Collateral Documents. The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the making of Loans hereunder, (ii) the filing of appropriately completed UCC financing statements and continuations thereof in the jurisdictions specified in Schedule I to the Perfection Certificate, (iii) with respect to United States Copyright registrations and licenses, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Copyright Office, and (iv) with respect to Deposit Accounts, the taking by the Collateral Agent of “control” within the meaning of Section 9-104 of the applicable UCC, such security interest and Lien shall constitute a fully perfected and First Priority security interest in and Lien upon such right, title and interest of such Credit Party, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such actions; provided, that, with respect to the Foreign Security Documents, the foregoing representation shall be qualified by the Agreed Security Principles, the Legal Reservations, and the Foreign Perfection Requirements.
4.25    Insurance. Holdings and its Subsidiaries maintains the insurance required by Section 5.5. All material insurance maintained by Holdings and its Subsidiaries on the Closing Date has been disclosed to the Collateral Agent and the Lenders in writing prior to the Closing Date.
4.26    Intellectual Property; Licenses, Etc. Except as set forth on Schedule 4.26, each of Holdings and its Subsidiaries owns or licenses or otherwise has the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights that are reasonably necessary in all material respects for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, and all such Intellectual Property owned by a Credit Party is subsisting and, to the knowledge of such party, valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in Schedule 4.26, no such Intellectual Property is the subject of any material licensing agreement as to which any of Holdings or its Subsidiaries is a party. To the knowledge of any of Holdings or its Subsidiaries, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any of Holdings or its Subsidiaries infringes any Patent, Trademark, service mark, trade name, Copyright, license or other Intellectual Property owned by any other Person in any material respect, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Credit Party, threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.27    Holding Company. Holdings does not (a) conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Credit Documents, (iv) any transaction that Holdings is expressly permitted to enter into or consummate under Section 6 (including pursuant to Section 6.13) and (v) its status as a public company or (b) own, hold or maintain any material assets (including Equity Interests in Subsidiaries) other than (i) the Equity Interests of the Borrower and (ii) assets it is permitted to hold pursuant to Section 6.13.
4.28    COMI. For the purposes of European Union Council Regulation number 2015/848 of 20 May 2015 on insolvency proceedings (recast) as incorporated into applicable Law by the European Union (Withdrawal) Act of 2018 (the “COMI Regulation”), each English Credit Party has its center of main interests (as that term is used in Section 3(1) of the COMI Regulation) in its jurisdiction of incorporation or formation, as applicable, and it has no establishment (as that term is used in Article 2(10) of the COMI Regulation) in any other jurisdiction.

SECTION 5.    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1    Financial Statements and Other Reports. Holdings will deliver to the Administrative Agent (for furnishing to the Lenders):
(a)    Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2021, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;
(b)    Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and (ii) with respect to such consolidated financial statements a report thereon by Praeger Metis CPAs LLP or any other independent certified public accountants of recognized national standing selected by Holdings (which report and/or the accompanying financial statements shall be unqualified as to going concern (except for any such “going concern” qualification resulting from the upcoming maturity of or a potential breach of a financial covenant in respect of any Indebtedness permitted under this Agreement) and scope of audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(c)    Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
(d)    Statements of Reconciliation after Change in Accounting Principles. If and to the extent required pursuant to Section 1.2 (or as may be requested by the Requisite Lenders for purposes of Section 1.2), one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Requisite Lenders;
(e)    Notice of Default. Promptly upon any Executive Officer of Holdings or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default under any Credit Document; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Holdings or the Borrower has taken, is taking and proposes to take with respect thereto;

(f)    Notice of Litigation. Promptly upon any Executive Officer of Holdings or the Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the funding of the Loans or the performance of the payment obligations of the Credit Parties under the Credit Documents, written notice thereof together with such other information as may be reasonably available to Holdings or the Borrower (including delivery of copies of notices received by the Borrower) to enable Lenders and their counsel to evaluate such matters;
(g)    Pension Plans; ERISA.
(A)    Promptly after receipt thereof, copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then statutory or auditing requirements;
(B)    Promptly (but in any event within ten (10) days) upon becoming aware of the occurrence of (i) any ERISA Event, or (ii) the adoption of, or commencement of contributions to, any new Pension Plan by Holdings, any of its Subsidiaries or any of their ERISA Affiliates or the adoption of, or commencement of contributions to, any new Foreign Plan that provides defined benefit pension benefits by Holdings or any of its Subsidiaries or the commencement of contributions by Holdings, any of its Subsidiaries or any of their ERISA Affiliates to a new Multiemployer Plan, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (y) with reasonable promptness (but in any event within ten (10) days after filing), copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its Subsidiaries with the Internal Revenue Service with respect to each Pension Plan; and (2) all notices received by Holdings or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event;
(h)    Financial Plan. As soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year (commencing with the Fiscal Year beginning January 1, 2022), a consolidated plan and financial forecast for such Fiscal Year in substantially the same form and detail as customarily prepared by management for its internal use (a “Financial Plan”), including a forecasted consolidated statement of income and a high-level cash flow statement of Holdings and its Subsidiaries for each quarter of such Fiscal Year;
(i)    Insurance Report. If requested by the Administrative Agent or the Requisite Lenders, a summary from the Borrower to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;
(j)    Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or incorporation or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(k)    Annual Collateral Verification. Concurrently with the delivery of the financial statements under Section 5.1(b) for each Fiscal Year, the Borrower shall deliver to the Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(l)    OFAC, Etc. The Borrower shall immediately notify the Administrative Agent if (i) an Executive Officer of the Borrower has knowledge that any Credit Party or any of its Subsidiaries is listed on the OFAC Lists, or (ii) any Credit Party or any of its Subsidiaries is convicted on, pleads nolo contendere to, is indicted on, or is arraigned and held over on, charges involving money laundering or predicate crimes to money laundering; and
(m)    Other Information. (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports, proxy statements and registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 5.1, and (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or any Lender, provided that no Credit Party shall be required to provide information under this clause (B) to the extent such information is subject to attorney/client privilege or (to the extent not created in contemplation of such Credit Party’s obligations under this Section 5.1) is subject to confidentiality obligations pursuant to Contractual Obligations with Third Parties, provided further that, the Credit Parties shall use their commercially reasonable efforts to provide such information in a manner which would comply with such confidentiality obligations.
Notwithstanding the foregoing, the obligations in Section 5.1(a) and Section 5.1(b) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Form 10-K or 10-Q of Holdings, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 5.1(b), such materials are accompanied by a report and opinion of Holdings’ auditor or any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification as to Holdings’ ability to continue as a “going concern” (other than any such qualification resulting from an anticipated financial covenant default or an upcoming maturity date of Indebtedness permitted under this Agreement) or any qualification or exception as to the scope of such audit.
Any financial statements required to be delivered pursuant to this Section 5.1 shall not be required to contain purchase accounting adjustments to the extent it is not practicable to include any such adjustments in such financial statements.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Merrill Datasite One, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and by doing so shall be deemed to have represented that such information contains only Public-Side Information), (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public- Side Information (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.17), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public-Side Information” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public-Side Information”; provided that, for purposes of the foregoing, all information and materials provided pursuant to Section 5.1(a) or (b) shall be deemed to be suitable for posting to Public Lenders.
5.2    Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than the Borrower with respect to its existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
5.3    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). An Australian Credit Party shall not become a member of a Tax Consolidated Group unless (i) a valid tax sharing agreement and a tax funding agreement are maintained in full force and effect in respect of that Tax Consolidated Group, (ii) it and each other member of the Tax Consolidated Group complies with such tax sharing agreement and such tax funding agreement, and (iii) each member of the Tax Consolidated Group is a Subsidiary of Holdings.
5.4    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) all properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof reasonably required to maintain such working order and condition, except where the failure to maintain such properties in good repair and working order or to make such repairs or replacements could not reasonably be expected to have a Material Adverse Effect.

5.5    Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation and similar size engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance in all material respects with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to the timeframe set forth in Section 5.14(c), each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy (other than any casualty insurance policy of the Aircraft SPV or Aircraft SPV Holdco relating to the Aircraft), contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent and the Requisite Lenders, that names the Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).
5.6    Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent at the request of the Requisite Lenders (including the right to appoint third party agents), at the Borrower’s expense (subject to the proviso below), to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (and an authorized representative of the Borrower shall be allowed to be present during such discussions), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested, in each case, in a manner that does not unduly interfere with the business and operations of the Credit Parties and their Subsidiaries; provided that (i) the Borrower shall only be obligated to reimburse the Administrative Agent and the Requisite Lenders for the expenses of one such inspection per calendar year prior to the occurrence of an Event of Default; and (ii) any authorized representatives designated by any Lender (including the right to appoint third party agents) may accompany the Administrative Agent or its representative in connection with any inspection, in each case at such Lender’s sole expense; provided, further, that, notwithstanding anything to the contrary in this Section 5.6, none of Holdings or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality obligation pursuant to any Contractual Obligation with any Third Party in effect prior to (and not entered into in contemplation of) such Credit Party’s or Subsidiary’s obligations under this Section 5.6 (it being understood and agreed that the Credit Parties shall use their commercially reasonable efforts to provide such information in a manner which would comply with such confidentiality obligation) or (b) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7    Lenders Calls. Holdings and the Borrower will, upon the request of the Requisite Lenders, participate in quarterly conference calls of the Administrative Agent and Lenders in connection with the delivery of the financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a) and (b) at such time as may be agreed to by the Borrower, the Administrative Agent and the Requisite Lenders; provided that, unless an Event of Default has occurred and is continuing, the requirements of this Section 5.7 may be satisfied by Holdings and the Borrower holding regularly scheduled shareholder earnings conference calls to which the Lenders have access.
5.8    Compliance with Laws and Contractual Obligations. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply (i) with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable ERISA and all Environmental Laws, OFAC, the PATRIOT Act, the FCPA, and/or any Anti-Terrorism Law and any applicable Anti-Corruption Law) and (ii) Contractual Obligations, in each case, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For all purposes under the Credit Documents (including this Section) in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
5.9    Environmental.
(a)    Environmental Disclosure. Holdings will deliver to the Administrative Agent and Lenders:
(i)    as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any material Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Executive Officer of Holdings or the Borrower obtaining knowledge of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any material Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)    prompt written notice describing in reasonable detail of (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by any Lender in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10    Covenant to Guarantee Obligations and Provide Security. In the event that any Person becomes a Domestic Subsidiary (including by division) (other than an Excluded Subsidiary) of Holdings or is a Domestic Subsidiary that ceases to be an Excluded Subsidiary, Holdings and the Borrower shall (a) promptly (and in any event, within thirty (30) days thereof or such later date as agreed to by the Requisite Lenders) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Security Agreement by executing and delivering to the each Agent a Counterpart Agreement and deliver the documents and take such actions as are described in Sections 3.1(b) and (f), and (b) promptly (and in any event, within thirty (30) days of such request (or such later date as agreed to by the Requisite Lenders) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, legal opinions and certificates or as otherwise reasonably requested by the Requisite Lenders. With respect to any Foreign Subsidiary or a Foreign Subsidiary Holding Company of Holdings (including any such Person that is a Subsidiary of Holdings as of the Closing Date or becomes a Subsidiary (including by division) of Holdings after the Closing Date), the ownership interests of which Foreign Subsidiary or Foreign Subsidiary Holding Company are directly owned by Holdings, the Borrower or by any Guarantor Subsidiary, Holdings and the Borrower shall, or shall cause such Guarantor Subsidiary to, deliver, all such documents, instruments, agreements, legal opinions and certificates or as otherwise reasonably requested by the Requisite Lenders (including taking all of the actions referred to in Section 3.1(f)(i) or Section 3.1(f)(ii)) and, to the extent such Foreign Subsidiary or a Foreign Subsidiary Holding Company is organized in a Material Jurisdiction, Holdings and the Borrower shall, or shall cause such Guarantor Subsidiary to, provide each Agent with (i) foreign share pledge agreements concerning the pledged Equity Interests of each such Subsidiary and (ii) opinions of foreign counsel reasonably requested by the Requisite Lenders in connection therewith, each addressed to each Agent and each Lender, and in each case, in form and substance reasonably satisfactory to the Requisite Lenders, necessary to grant to the Collateral Agent for the benefit of the Secured Parties a valid and perfected First Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in 65% of the voting stock and 100% of the non-voting stock of such ownership interests (or, in the case of any Foreign Credit Party, 100% of all such voting and non-voting stock). With respect to each such Subsidiary, the Borrower shall concurrently with the delivery of the quarterly financial statements and/or reports pursuant to Section 5.1(a) with respect to the calendar quarter in which such Subsidiary became a Subsidiary of Holdings, send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. For all purposes under the Credit Documents (including this Section) in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. The Borrower may, at its election, voluntarily join any Subsidiary that would otherwise be an Excluded Subsidiary as a Guarantor hereunder (or under another guaranty agreement) and a Grantor under the Security Agreement (or under another security agreement, including a foreign law governed security agreement) by executing and delivering to the Collateral Agent such documents and deliverables as reasonably requested by the Collateral Agent or the Requisite Lenders. Notwithstanding the foregoing, this Section 5.10 shall not apply to Equity Interests of a Foreign Credit Party that are owned by a Subsidiary Guarantor which shall instead by governed by Section 5.14 and Schedule 5.14.
5.11    Additional Material Real Estate Assets.
(a)    In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, in each case (other than with respect to a Foreign Credit Party), located in the United States, and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including the items specified in Section 5.11(c), that the Requisite Lenders shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.

(b)    The Borrower shall, at the request of the Requisite Lenders, deliver, from time to time, to the Collateral Agent and the Lenders such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.
(c)    In the case of any Material Real Estate Asset referred to in Section 5.11(a), the applicable Credit Party shall provide the Collateral Agent with Mortgages with respect to such Real Estate Asset (each, a “Mortgaged Property”), as the case may be, within sixty (60) days (or such longer period as shall be agreed by the Requisite Lenders) of the acquisition of such Real Estate Asset (or the date a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset) together with:
(i)    evidence that counterparts of any such Mortgage has been duly executed, acknowledged and delivered and such Mortgage is in form suitable for filing or recording in all filing or recording offices that the Requisite Lenders may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees that are due and payable have been paid or otherwise provided for in a manner reasonably satisfactory to the Requisite Lenders;
(ii)    upon the reasonable request of the Administrative Agent (at the direction of the Requisite Lenders), an opinion of counsel (which counsel shall be reasonably satisfactory to the Requisite Lenders) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Requisite Lenders;
(iii)    mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Requisite Lenders with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the Fair Market Value of each Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Requisite Lenders (it being understood that any exceptions listed in a Title Policy constituting Permitted Liens shall be satisfactory) and (B) evidence reasonably satisfactory to the Requisite Lenders that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;
(iv)    (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply in all material respects with the Flood Program; (B) if the Flood Certificate states that such Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance in all material respects with all applicable requirements of the Flood Program; and
(v)    such surveys, abstracts, appraisals and other documents as the Requisite Lenders may reasonably request.

5.12    Further Assurances. At any time or from time to time upon the request of the Requisite Lenders, subject to the Agreed Security Principles in the case of any Foreign Credit Party or Foreign Security Document, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Requisite Lenders may reasonably request in order to effect fully the provisions of the Credit Documents. In furtherance and not in limitation of the foregoing, subject to the Agreed Security Principles in the case of any Foreign Credit Party or Foreign Security Document, each Credit Party shall take such actions as the Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and the other Credit Parties and all of the outstanding Equity Interests of each Subsidiary of Holdings owned directly by a Credit Party (subject, in the case of this Section 5.12, to the limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Foreign Subsidiary Holding Companies (including, with respect to providing foreign law share pledges, the second sentence of Section 5.10) and excluding Excluded Property and Excluded Real Estate Assets).
5.13    Cash Management. The Credit Parties (other than the Foreign Credit Parties) shall maintain at all times all Cash and Cash Equivalents at Deposit Accounts, Securities Accounts or Commodity Accounts with any financial institution that has entered into a Control Agreement other than Cash and Cash Equivalents held in Excluded Accounts; provided that (a) Control Agreements required to be delivered under this Section 5.13 with respect to Deposit Accounts, Securities Accounts and Commodity Accounts existing as of the Closing Date shall be subject to the post-closing delivery period set forth in Section 5.14(d) and (b) Control Agreements with respect to Deposit Accounts, Securities Accounts and Commodity Accounts of any Person that becomes a Credit Party (other than a Foreign Credit Party) as a result of a Permitted Acquisition or other Investment pursuant to Section 6.6 shall be required to be delivered under this Section 5.13 within sixty (60) days after the date such Person becomes a Subsidiary of Holdings pursuant to such acquisition or Investment.
5.14    Post-Closing Obligations.
(a)    Within ten (10) Business Days following the Closing Date (or such later date as the Requisite Lenders shall approve), the Credit Parties shall have delivered (i) an original Intercompany Note, duly executed by the Credit Parties and their Subsidiaries, and (ii) in connection with the pledge of the Equity Interests owned by each Credit Party, an original stock certificate representing such pledged Equity Interests (to the extent such Equity Interests are certificated), together with customary blank stock or unit transfer powers and irrevocable powers duly executed in blank (and, to the extent any original stock or unit certificate previously issued to any Credit Party cannot be located, a lost stock or unit affidavit with respect to such stock or unit certificate).
(b)    Within forty-five (45) days following the Closing Date (or such later date as the Requisite Lenders shall approve), the Credit Parties shall use commercially reasonable efforts to obtain a Landlord Waiver and Personal Property Collateral Access Agreement with respect to each Material Leasehold Property.
(c)    Within forty-five (45) days following the Closing Date (or such later date as the Requisite Lenders shall approve), the Credit Parties shall have obtained endorsements with respect to their insurance policies naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
(d)    Within sixty (60) days following the Closing Date (or such later date as the Requisite Lenders shall approve), the Credit Parties shall have delivered a Control Agreement in respect of each Deposit Account, Securities Account and Commodity Account set forth on Annex 5 to the Security Agreement (other than Excluded Accounts), duly executed by the applicable Credit Party and applicable financial institution.

(e)    Within ninety (90) days following the Closing Date (or such later date as the Requisite Lenders shall approve), the Credit Parties shall have delivered (i) releases in respect of security agreements filed by Third Parties against Intellectual Property of Holdings or any of its Subsidiaries, (ii) a revised schedule to the Copyrights Security Agreement (as defined in the Security Agreement) in form and detail suitable for filing in the United States Copyright Office and (iii) Intellectual Property Security Agreements (or their equivalent in any foreign jurisdiction) in favor of the Collateral Agent, duly executed by the applicable Credit Party, in respect of Intellectual Property of Holdings and any of its Subsidiaries registered in China or any other foreign jurisdiction that is a Material Jurisdiction.
(f)    Within sixty (60) days of the Amendment No. 1 Effective Date (or such later date agreed by the Requisite Lenders), the Foreign Credit Parties shall have delivered to the Administrative Agent and the Required Lenders the documents set forth on Schedule 5.14, duly executed by each of the applicable Foreign Credit Parties party thereto.
SECTION 6.    NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1    Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or guaranty, or otherwise become or remain liable with respect to any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness of any Subsidiary of Holdings to any other Subsidiary of Holdings; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and, if owed by a Credit Party, shall be subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any other Credit Parties for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);
(c)    [Reserved];
(d)    Indebtedness which may be deemed to exist pursuant to any workers’ compensation claims, self-insurance obligations, guaranties, performance, surety, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;
(e)    Indebtedness consisting of (i) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, endorsements of instruments for deposit, investment accounts and securities accounts, and (ii) card services, including credit card (including purchasing card and commercial card), purchase cards (including so-called “procurement cards” or “P-Cards”), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services, in each case incurred in the ordinary course of business;
(f)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Subsidiaries of Holdings;

(g)    guaranties by the Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by the Borrower or a Guarantor Subsidiary of Indebtedness of the Borrower or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that (i) no Non-Guarantor Subsidiary shall be permitted to guaranty any Indebtedness of a Credit Party that is unsecured and/or subordinated to the Obligations and (ii) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty must also be unsecured and/or subordinated to the Obligations;
(h)    Indebtedness existing as of the Amendment No. 1 Effective Date described in Schedule 6.1, and Permitted Refinancing Indebtedness relating thereto;
(i)    Indebtedness of Subsidiaries of Holdings with respect to Capital Lease Obligations and Purchase Money Obligations in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $5,000,000 and (y) 15% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period; provided that any such Indebtedness (i) is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, construction, lease or improvement of the asset financed and (ii) shall be secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness, and any Permitted Refinancing Indebtedness relating thereto;
(j)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Holdings or Indebtedness attaching to assets that are acquired by any Operating Credit Party or any of its Subsidiaries, in each case after the Closing Date as the result of any Investment permitted pursuant to Section 6.6 that results in a Person becoming a Subsidiary of Holdings (including any Permitted Acquisition) and (ii) any Permitted Refinancing Indebtedness relating to the Indebtedness specified in subclause (i) of this Section 6.1(j); provided that (A) any outstanding principal amount of Indebtedness permitted under this Section 6.1(j) shall not exceed an aggregate principal amount at any one time outstanding equal to the greater of (x) $15,000,000 and (y) 45% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period, and (B) in the case of Indebtedness referred to in subclause (i) of this Section 6.1(j), (x) such Indebtedness existed at the time such Person became a Subsidiary of Holdings or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary of Holdings (other than by any such Person that so becomes a Subsidiary of Holdings in connection with such Investment);
(k)    Indebtedness owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(l)    Indebtedness representing deferred compensation to employees and directors or former employees or directors of Holdings and its Subsidiaries in the ordinary course of business;
(m)    Indebtedness for overdraft protections in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;
(n)    Indebtedness under letters of credit in an aggregate principal amount outstanding not to exceed the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period;
(o)    Indebtedness consisting of the financing of (i) insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(p)    Indebtedness consisting of promissory notes issued by Holdings to any stockholder of Holdings or any current or former director, officer, employee, member of management, manager or consultant of Holdings, the Borrower or any Subsidiary of Holdings (or their respective immediate family members) to finance the purchase or redemption of Equity Interests permitted by Section 6.4(e);

(q)    Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment or purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Subsidiary of Holdings pursuant to such agreements, in connection with Permitted Acquisitions, other Investments permitted pursuant to Section 6.6 or permitted Dispositions of any business, assets or Subsidiary of Holdings;
(r)    (A) Indebtedness (the Indebtedness incurred pursuant to this Section 6.1(r), the “Ratio Indebtedness”) of Holdings, the Borrower or any Subsidiary; provided that (1) at the time of the incurrence thereof and on a Pro Forma Basis after giving effect to the use of the proceeds thereof, no Event of Default shall have occurred or be continuing, and (2) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (r) shall not exceed the sum of:
(i)    the Fixed Incremental Amount; plus
(ii)    additional unlimited amounts so long as after giving effect to the incurrence of such Ratio Indebtedness and the use of proceeds thereof, calculated on a Pro Forma Basis as of the Test Period most recently ended on or prior to such date of incurrence (measured as of the date such Indebtedness is incurred based upon the financial statements most recently delivered on or prior to such date pursuant to Section 5.1(a) or (b)) (but excluding from the computation thereof the proceeds of such Indebtedness), (A) in the case of unsecured Ratio Indebtedness, the Total Leverage Ratio would not exceed 5.75:1.00 calculated on a Pro Forma Basis after giving effect to all other transactions consummated in connection therewith, (B) in the case of Ratio Indebtedness that is Secured Debt secured by Liens that rank (or are intended to rank) junior to the Liens on the Collateral securing the Obligations or secured by Liens on assets not constituting Collateral, the Secured Leverage Ratio would not exceed 5.25:1.00 calculated on a Pro Forma Basis after giving effect to all other transactions consummated in connection therewith and (C) in the case of Ratio Indebtedness that is Senior Secured Debt, the Senior Secured Leverage Ratio would not exceed 4.75:1.00 calculated on a Pro Forma Basis after giving effect to all other transactions consummated in connection therewith; provided that:
(1)    if such Indebtedness is Senior Secured Debt, such Indebtedness (x) does not mature prior to the Maturity Date of, or have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of, any Loan outstanding at the time such Indebtedness is incurred or issued, (y) shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Loans hereunder and (z) shall otherwise be subject to the provisions of Section 2.21(a)(ii)(A), (G) and (K) and Section 2.21(c) as if such Ratio Indebtedness was an Incremental Facility;

(2)    if such Indebtedness is Secured Debt secured by Liens that rank (or are intended to rank) junior to the Liens on the Collateral securing the Obligations or secured by Liens on assets not constituting Collateral, such Indebtedness (x) does not mature prior to the date that is 180 days after the latest Maturity Date of any Loan outstanding at the time such Indebtedness is incurred or issued and (y) does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to maturity (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayments of the Loans hereunder pursuant to Section 2.10(e)) and change of control prepayment provisions and a customary acceleration right after an event of default), in each case prior to the date that is 180 days after the latest Maturity Date of any Loan outstanding at the time such Indebtedness is incurred);
(3)    if such Indebtedness is unsecured, such Indebtedness does not mature prior to the date that is 180 days after the latest Maturity Date of any Loan outstanding at the time such Indebtedness is incurred or issued and does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to maturity (other than pursuant to customary asset sale and change of control offers); and
(4)    in the case of any Indebtedness described in clause (2) or (3) above, such Indebtedness shall have covenants and defaults that are (x) not materially more restrictive with respect to the obligors thereunder, as reasonably determined by the Borrower in good faith, than the covenants and defaults under the Credit Documents or (y) reflective of market terms and conditions for the type of Indebtedness issued or incurred at the time of issuance or incurrence thereof, as reasonably determined by the Borrower in good faith; and
(B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to Section 6.1(r)(A) above;
(s)    Indebtedness of Foreign Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale and leaseback transactions and similar extensions of credit in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $5,000,000 and (y) 15% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period;
(t)    other Indebtedness of Subsidiaries of Holdings (which may be secured on assets of any Subsidiary of Holdings that do not constitute Collateral) in an aggregate amount not to exceed at any time outstanding the greater of (x) $2,500,000 and (y) 7.5% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period; provided that immediately prior to, and after giving effect to, the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom; and
(u)    all premium (if any), interest (including post-petition interest), fees, expenses, charges, amortization of original issue discount, interest paid in kind and additional or contingent interest on obligations described in Section 6.1(a) through Section 6.1(t) above.
Notwithstanding anything to the contrary contained in this Section 6.1, at no time shall the aggregate amount of Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to clauses (j), (r), (s) and (t) of this Section 6.1 exceed the greater of (i) $15,000,000 and (ii) 45% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period.

6.2    Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
(a)    Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
(b)    Liens for Taxes (i) not yet due and payable (or, in the case of real estate Taxes which become due or payable prior to a penalty attaching or other de minimis Taxes, not yet subject to a penalty) or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (A) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (B) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax;
(c)    statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 15 days) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (A) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (B) in the case of a claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such claim;
(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other types of social security and similar charges, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)    easements, rights-of-way, restrictions, encroachments, covenants, licenses, and other restrictions, minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or its Subsidiaries;
(f)    (i) any interest or title of a lessor, sublessor, licensor, licensee, sublicensor or sublicensee under any leases, subleases, licenses or sublicenses, as applicable, entered into by any Subsidiary of Holdings in the ordinary course of business and not in violation of this Agreement; and (ii) the interest or title of the Aircraft SPV under the Aircraft Lease;
(g)    Liens solely on any cash earnest money deposits made by any Subsidiary of Holdings in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC financing statements (or similar statements, filings, or charges under foreign law, including but not limited to the Australian PPSA) relating solely to operating leases of personal property or consignment of goods entered into in the ordinary course of business;

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)    (i) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Holdings and its Subsidiaries, and (ii) licensing of Intellectual Property on an exclusive basis with respect to particular geographic areas and particular product categories, so long as such exclusive licenses do not interfere in any respect with the ordinary conduct of, or materially detract from the value of, the business of Holdings and its Subsidiaries;
(l)    Liens existing as of the Amendment No. 1 Effective Date described in Schedule 6.2 and Liens securing any Permitted Refinancing Indebtedness relating thereto;
(m)    Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired, constructed, leased or improved with the proceeds of such Indebtedness;
(n)    Liens securing Indebtedness permitted by subclauses (i) and (ii) of Section 6.1(j), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by any Subsidiary of Holdings;
(o)    Liens on (i) assets of Foreign Subsidiaries or (ii) the Equity Interests of Foreign Subsidiaries, in each case, not constituting Collateral and securing Indebtedness or other obligations of Foreign Subsidiaries permitted by Section 6.1, including Indebtedness permitted by Section 6.1(s);
(p)    Liens on cash, or on a Deposit Account, that is cash collateral for Indebtedness permitted pursuant to Section 6.1(n);
(q)    Liens on the Collateral securing Indebtedness permitted to be incurred pursuant to Section 6.1(r); provided, that, such Liens that are (i) pari passu in priority with the Liens securing the Obligations shall be subject to a pari passu intercreditor agreement in form and substance reasonably satisfactory to the Requisite Lenders entered into on or prior to the date of such incurrence and (ii) junior in priority to the Liens securing the Obligations shall be subject to a junior lien intercreditor agreement in form and substance reasonably satisfactory to the Requisite Lenders entered into on or prior to the date of such incurrence;
(r)    Liens consisting of judgment or judicial attachment or similar liens which does not constitute an Event of Default under Section 8.1(i); provided that (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued and (ii) adequate reserves have been made therefor in accordance with GAAP;
(s)    Liens that are contractual or statutory rights of set off (i) not given in connection with the issuance of Indebtedness and which are customary to the banking industry relating to (A) the establishment of depository relations with banks or (B) pooled deposit or sweep accounts of any Credit Party or any Subsidiary of any Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Credit Party or any Subsidiary of any Credit Party or (ii) relating to purchase orders and other agreements entered into with customers of any Credit Party or any of its Subsidiaries in the ordinary course of business;
(t)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(u)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(v)    Liens to the extent consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.8;
(w)    Liens on assets acquired pursuant to any Investment permitted pursuant to Section 6.6 that results in a Person becoming a Subsidiary of Holdings (including any Permitted Acquisition) (and the proceeds thereof) or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to such Investment; provided that (i) such Lien was not created in contemplation thereof, (ii) such Lien does not extend to or cover any additional assets, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the Indebtedness secured thereby is permitted under Section 6.1(j);
(x)    (i) Liens on the assets of the Aircraft SPV (including a cash security deposit in an amount not to exceed $2,000,000) and the Aircraft SPV Holdco granted in connection with the Aircraft Indebtedness; and
(y)    other liens securing obligations not exceeding the greater of (x) $1,500,000 and (y) 5% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period.
6.3    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Disposition, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions identified on Schedule 6.3, (d) restrictions in any agreement or document in effect at the time any Person becomes a Subsidiary of Holdings, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Holdings, (e) restrictions contained in joint venture agreements, Organizational Documents of Non-Guarantor Subsidiaries and other similar agreements and applicable solely to the assets of such joint ventures and Non-Guarantor Subsidiaries or Equity Interests in such joint ventures or Non-Guarantor Subsidiaries, (f) restrictions in any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.1(r)), which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, (g) prohibitions that apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over Holdings or any of its Subsidiaries, (h) restrictions or prohibitions that arise in connection with any Lien permitted by Section 6.2, (i) restrictions imposed by any agreement governing the Aircraft Indebtedness or relating to secured Indebtedness permitted pursuant to Sections 6.1(e), (h), (i), (j), (r) and (s), in each case, to the extent that such restrictions or prohibitions apply only to the property or assets securing such Indebtedness, (j) restrictions and prohibitions under the Credit Documents and (k) cash or other deposits permitted under Section 6.2, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
6.4    Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:
(a)    any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(b)    payments of Earn Out Indebtedness will be permitted; provided that, (i) both immediately prior to and after giving effect to such payments, Holdings will be in Pro Forma Compliance with the covenant set forth in Section 6.7 for the Test Period most recently ended and (ii) immediately prior to and after giving effect to such payments, no Event of Default under Sections 8.1(a), (f), (g) or (h) shall exist or result therefrom;
(c)    the Borrower may make Restricted Payments to Holdings:
(i)    the proceeds of which will be used to pay operating costs and expenses (including, Public Company Costs) of Holdings incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;
(ii)    the proceeds of which will be used to pay fees, taxes and expenses required to maintain Holdings’ corporate or legal existence;
(iii)    the proceeds of which shall be used to pay costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering permitted by this Agreement; provided, that, both immediately prior to and after giving effect to such payments, no Event of Default under Sections 8.1(a), (f), (g) or (h) shall exist or result therefrom; and
(iv)    the proceeds of which will be used to pay reasonable and customary salary, bonus and other benefits payable to officers and employees of Holdings in the ordinary course of business to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
(d)    each of the Borrower and Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(e)    the Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed $3,000,000 in any Fiscal Year (provided that any unused portion for such Fiscal Year may be carried forward to the immediately following Fiscal Year), and Holdings may use the proceeds of such Restricted Payments (i) to redeem or purchase from current or former directors, officers, employees, members of management, managers or consultants of Holdings or any Subsidiary of Holdings (or any spouses, former spouses, transferees, estates or beneficiaries under their estates of any of the foregoing) of Equity Interests or (ii) to make payments on promissory notes issued by Holdings pursuant to Section 6.1(p); provided, that, both immediately prior to and after giving effect to such payments, no Event of Default under Sections 8.1(a), (f), (g) or (h) shall exist or result therefrom;
(f)    so long as the Borrower is a member of a consolidated or combined group for U.S. federal and relevant state and local income Tax purposes of which the Borrower is not the common parent corporation, the Borrower may declare and pay dividends or make other distributions to Holdings or such other common parent (either directly or indirectly through intermediate entities, as the case may be) in respect of Taxes in an amount equal to the portion of the Consolidated Tax Expense attributable to the Borrower and its Subsidiaries for such taxable period that are due and payable (including for that purpose any quarterly estimated tax payments) by Holdings or such common parent on behalf of such consolidated or combined group, reduced by any such Taxes paid directly by any Credit Party to the relevant Governmental Authority; provided that, the amount of such payments with respect to any fiscal year does not exceed the lesser of (i) the amount of the U.S. federal, state and local income Taxes that the Credit Parties would have been required to pay for such fiscal year were the Credit Parties to file as part of a consolidated or combined group for income tax purposes with the Borrower as the common parent of such group and (ii) the actual Tax liability of Holdings or such common parent; provided further that any such payments attributable to a Subsidiary of the Borrower that is not a Credit Party shall be limited to the amount of any cash paid by such Subsidiary to any Credit Party for such purpose;

(g)    the Borrower may make Restricted Payments to Holdings to permit Holdings to pay franchise Taxes and other similar licensing expenses of Holdings incurred in the ordinary course of business;
(h)    the Borrower or any of its Subsidiaries may (i) pay (and the Borrower may make a Restricted Payment to Holdings to enable Holdings to pay) cash in lieu of fractional Equity Interests of Holdings in connection with any dividend, split or combination thereof, or any Permitted Acquisition or Investment permitted pursuant to Section 6.6, and (ii) make Restricted Payments to allow cash payments in connection with any conversion request by a holder of convertible Indebtedness in lieu of the issuance of fractional Equity Interests of Holdings in connection with any such conversion of such convertible Indebtedness to Equity Interests of Holdings in accordance with its terms;
(i)    repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;
(j)    the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments) in respect of withholding taxes payable upon exercise of Equity Interests of Holdings (and options and settlement agreements in respect thereof) by any future, present or former employee, director, officer, member of management or consultant (or their respective family members) of Holdings, the Borrower or any Subsidiary;
(k)    the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments) so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Leverage Ratio, on a Pro Forma Basis after giving effect to such Restricted Payment, would not exceed 3.00:1.00 as of the last day of the most recently ended Test Period;
(l)    the Borrower and Holdings may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount immediately prior to giving effect to such Restricted Payment subject, solely with respect to any portion of the relevant Restricted Payment that is made with the portion of the Available Amount that is attributable to the Cumulative Retained Excess Cash Flow Amount, to (i) no continuing Event of Default immediately prior to giving effect to such Restricted Payment or Event of Default resulting therefrom and (ii) compliance with a Total Leverage Ratio, on a Pro Forma Basis after giving effect to such Restricted Payment, not to exceed 4.50:1.00 as of the last day of the most recently ended Test Period;
(m)    the Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments, in an aggregate amount not to exceed during the term of this Agreement the greater of (x) $2,500,000 and (y) 7.5% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period; provided, that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(n)    a payment from a Credit Party to the head of a Tax Consolidated Group of that Credit Party’s liability under a Tax law, tax sharing agreement, or tax funding agreement; provided, that Credit Party’s tax liability is limited to its sole liability or an amount determined as its contribution amount as part of a clear exit from the Tax Consolidated Group.

6.5    Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by any Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Subsidiary of Holdings, (c) make loans or advances to any Subsidiary of Holdings, or (d) transfer, lease or license any of its property or assets to any Subsidiary of Holdings other than restrictions (i) in agreements evidencing the Aircraft Indebtedness or evidencing Indebtedness permitted by Sections 6.1(i), 6.1(j), 6.1(r) and 6.1(s), in each case, that impose restrictions on the property subject to the Liens securing such Indebtedness; (ii) that are or were created by virtue of any transfer or sale of, agreement to transfer or sell or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement; (iii) described on Schedule 6.5; (iv) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (v) imposed by applicable Law; (vi) in any agreement or document in effect at the time any Person becomes a Subsidiary of Holdings, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Holdings and is applicable to such Subsidiary and (vii) contained in joint venture agreements, Organizational Documents of Non-Guarantor Subsidiaries and other similar agreements and applicable solely to such joint ventures and Non-Guarantor Subsidiaries.
6.6    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or own any Investment in any Person, including any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    Investments owned as of the Closing Date in the Borrower or any Subsidiary thereof;
(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;
(d)    Investments made after the Closing Date in any Subsidiary of Holdings, provided that (i) any Investment that is an intercompany loan or advance shall be permitted under Section 6.1(b) and (ii) Investments by Credit Parties in Non-Guarantor Subsidiaries shall not exceed an aggregate outstanding amount at any time equal to the greater of (x) $7,500,000 and (y) 25% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period;
(e)    capital contributions made by Holdings in the Borrower after the Closing Date;
(f)    advances of payroll payments to employees of the Borrower or any Subsidiary in the ordinary course of business;
(g)    Permitted Acquisitions permitted pursuant to Section 6.8;
(h)    Investments existing as of the Amendment No. 1 Effective Date described in Schedule 6.6 (but no increases or additional Investments thereunder);
(i)    Hedging Agreements which constitute Investments entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(j)    Investments comprised of Indebtedness permitted by Section 6.1(g);
(k)    Investments constituting Transferred Assets;

(l)    Investments made after the Closing Date so long as (i) no Event of Default has occurred and is continuing or would result therefrom (subject to, in the case of a Limited Condition Transaction, Section 1.4(f)) and (ii) the Total Leverage Ratio, on a Pro Forma Basis after giving effect to such Investment, would not exceed 4.40:1.00 as of the last day of the most recently ended Test Period;
(m)    Investments received as the non-cash or deferred portion of consideration received in connection with transactions permitted pursuant to Section 6.8(c);
(n)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, (iii) deposits made in connection with the purchase price of goods or services or (iv) settlements received, in each case, in the ordinary course of business;
(o)    the maintenance of deposit accounts, securities accounts and commodity accounts in the ordinary course of business;
(p)    earnest money deposits made in connection with any Investment permitted pursuant to this Section 6.6 that results in a Person becoming a Subsidiary of Holdings (including any Permitted Acquisition);
(q)    Investments of any Person in existence at the time such Person becomes a Subsidiary of Holdings or consolidates or merges with any Credit Party or any Subsidiary of a Credit Party; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of Holdings or of such consolidation or merger;
(r)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(s)    deposits of cash or Cash Equivalents in the ordinary course of business to secure performance of (i) operating leases and (ii) other Contractual Obligations that do not constitute Indebtedness for borrowed money;
(t)    Investments made by Operating Credit Parties and their respective Subsidiaries in a type of business not prohibited by Section 6.12 to the extent that payment for such Investments is made solely with any cash capital contribution or the Net Equity Proceeds from the sale or issuance of Equity Interests (other than Disqualified Equity Interests and any Equity Cure Contributions) received or made by Holdings (or any direct or indirect parent thereof) and contributed to an Operating Credit Party, to the extent Not Otherwise Applied;
(u)    Investments consisting of (i) the non-exclusive licensing, sublicensing or contribution of Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or the value of the business of Holdings and its Subsidiaries, and (ii) the licensing of Intellectual Property on an exclusive basis with respect to particular geographic areas and particular product categories, so long as such exclusive licenses do not interfere in any respect with the ordinary conduct of, or materially detract from the value of, the business of Holdings and its Subsidiaries;
(v)    Investments consisting of non-cash loans made by Holdings or its Subsidiaries in the ordinary course of business to officers, directors (or comparable Persons) and employees of a Credit Party or any of its Subsidiaries (whether or not currently serving as such) which are used by such Persons to purchase simultaneously Equity Interests of Holdings (or any of its direct or indirect parent entities);
(w)    to the extent constituting Investments, (i) pledges, deposits and Liens permitted by Section 6.2 and (ii) fundamental changes and asset sales permitted by Section 6.8 (other than Section 6.8(f));
(x)    promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions;

(y)    Investments consisting of payments in cash to the Aircraft SPV for the purposes of enabling the Aircraft SPV to comply with its payment obligations under any maintenance agreement, management agreement or other contract to which it is party in connection with the operation and maintenance of the Aircraft or to pay necessary out-of-pocket expenses incurred in connection with the Aircraft Indebtedness so long as (i) no Event of Default described in Section 8.1(a), (f), (g) or (h) has occurred and is continuing or would result from the making of such Investments, (ii) such Investments are made in the amounts and as and when necessary for the Aircraft SPV to satisfy such payment obligations or pay such out-of-pocket expenses, in each case, as they become due and payable and (iii) the aggregate amount of all such Investments shall not exceed $3,600,000 in any Fiscal Year;
(z)    (i) Investments made with the proceeds of any cash capital contributions or net cash proceeds contributed by Holdings to the Borrower in respect of Permitted Equity Issuances of Holdings so long as such Investments are made substantially contemporaneously with the receipt by the Borrower of such proceeds from Holdings and are Not Otherwise Applied and (ii) Investments of the type described in clauses (i) and (ii) of the definition of “Investment” the consideration for which is paid solely in the form of Equity Interests (other than Disqualified Equity Interests) of Holdings; and
(aa)    other Investments that do not exceed in the aggregate at any time outstanding the sum of (i) the greater of $2,500,000 and 7.5% of Consolidated EBITDA as of the most recently ended Test Period, determined as of the date of such Investment, plus (ii) the Available Amount immediately prior to giving effect to such Investment.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.4.
Notwithstanding anything to the contrary contained in this Section 6.6, (a) at no time shall the aggregate amount of Investments made by Credit Parties in Non-Guarantor Subsidiaries pursuant to clauses (d), (g), (j), (l) (except, in the case of clause (l), to the extent that the Total Leverage Ratio, on a Pro Forma Basis after giving effect to such Investment, would not exceed 3.00:1.00 as of the last day of the most recently ended Test Period) and (aa) of this Section 6.6 exceed the greater of (i) $15,000,000 and (ii) 45% of Consolidated EBITDA, on a Pro Forma Basis, for the most recently ended Test Period (as used herein, the “Non-Guarantor Cap”) (it being agreed and understood that Investments made by Credit Parties in Non-Guarantor Subsidiaries pursuant to clause (z) shall not be subject to the Non-Guarantor Cap) and (b) no Permitted Acquisition or other Investment permitted pursuant to this Section 6.6 shall be made with Permitted Acquisition Consideration that includes any “earn-out” or other agreement to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, if the payment thereof (including, for the avoidance of doubt, such “earn-out” or other agreement to make any payment) would cause the Total Leverage Ratio, tested on the closing date for such Permitted Acquisition or other Investment, on a pro forma basis assuming that such payment (including, for the avoidance of doubt, such “earn-out” or other agreement to make any payment) is being made on the closing date for such Permitted Acquisition or other Investment in accordance with the agreement governing such Permitted Acquisition or Investment, to be greater than 4.50:1.00.
For purposes of determining compliance with this Section 6.6, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth in this Section 6.6, the Borrower may, in its sole discretion, on the date of such Investment, divide or classify (but, for the avoidance of doubt, not reclassify on any later date) such Investment (or any portion thereof) in any manner that complies with any category in this Section 6.6.
For purposes of determining compliance with any Dollar-denominated (or grower based on Consolidated EBITDA, if greater) restriction on the making of Investments in compliance with this Section 6.6, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

6.7    Total Leverage Ratio. Commencing with the Test Period ending September 30, 2021, Holdings and the Borrower shall not permit the Total Leverage Ratio as of the last day of any Test Period to exceed the corresponding ratio set forth below:

Test Period	Total Leverage Ratio
September 30, 2021	6.10:1.00
December 31, 2021	6.10:1.00
March 31, 2022	6.10:1.00
June 30, 2022	5.80:1.00
September 30, 2022	5.50:1.00
December 31, 2022	5.20:1.00
March 31, 2023 and the day of each fiscal quarter thereafter through the Maturity Date	4.50:1.00
6.8    Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer, divide or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    (i) any Subsidiary of Holdings (other than the Borrower) may be merged or consolidated with or into the Borrower or any Guarantor Subsidiary (or into any Subsidiary of Holdings (other than the Borrower) or any other Person pursuant to a Permitted Acquisition permitted under Section 6.8(e) or an Investment permitted under Section 6.6 that will become a Guarantor Subsidiary upon consummation of such merger or consolidation), or all or any part of its business, property or assets may be Disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor Subsidiary or any Subsidiary of Holdings (other than the Borrower) that will become a Guarantor Subsidiary upon consummation of such Disposition and (ii) any Non-Guarantor Subsidiary may be merged or consolidated with or into any other Non-Guarantor Subsidiary, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Non-Guarantor Subsidiary; provided that (A) in the case of such a merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person and (B) in the case of such a merger or consolidation involving a Guarantor Subsidiary, such Guarantor Subsidiary or an entity that shall become a Guarantor Subsidiary upon the consummation of such merger or consolidation, shall be the continuing or surviving Person;
(b)    Dispositions of assets that do not constitute Asset Sales;

(c)    Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at Fair Market Value in the case of other non-Cash proceeds) (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the board of directors of Holdings or the Borrower (or similar governing body)), (B) no less than 75% of such consideration shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a);
(d)    Dispositions of obsolete, damaged, worn out or surplus property;
(e)    Permitted Acquisitions;
(f)    Investments made in accordance with Section 6.6;
(g)    Dispositions of Inventory, Cash and Cash Equivalents in the ordinary course of business;
(h)    any such transaction that is a Restricted Payment permitted pursuant to Section 6.4;
(i)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business and exclusive of factoring or similar arrangements;
(j)    licenses, sublicenses, leases or subleases permitted pursuant to Section 6.2(k); provided that any upfront payments, “down payments” or similar payments paid in connection with the consummation of such Disposition in excess of $2,000,000 with respect to any transaction or series of related transactions or in excess of $5,000,000 in the aggregate in any Fiscal Year (whether made on the date of such consummation or otherwise) shall be applied to the Loans pursuant to Section 2.10(a);
(k)    Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including any agreement in lieu thereof or any similar proceeding);
(l)    (i) the abandonment, cancellation or lapse of registered patents, trademarks, copyrights and other intellectual property of any Credit Party or any of its Subsidiaries that are, in the reasonable business judgment of such Credit Party or Subsidiary, no longer material to, or no longer used or useful in, the business of such Credit Party or Subsidiary, (ii) the abandonment, cancellation or lapse of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business, so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights and (B) such lapse, cancellation or abandonment is not materially adverse to the interests of the Lenders, or (iii) the expiration of patents in accordance with their statutory terms;
(m)    the dissolution or liquidation of any Immaterial Subsidiary;
(n)    any sale of any Investment in any Joint Venture pursuant to customary buy/sell terms between the Joint Venture parties pursuant to documentation evidencing such Joint Venture;
(o)    any expiration of any option agreement in respect of real or personal property;
(p)    the assignment by PLBY Group Inc. of its rights and obligations under the Aircraft Purchase Agreement and related documentation to the Aircraft SPV;

(q)    (i) the contemporaneous exchange, in the ordinary course of business, of property for property of a like kind, to the extent that the property received in such exchange is of value equivalent to or greater than the value of the property exchanged and (ii) the sale of equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 90 days or (B) the proceeds of such sale are applied to the purchase price of replacement assets within 90 days;
(r)    Dispositions of assets by and among Holdings and its Subsidiaries; provided, that if the transferor in such a transaction is a Credit Party, then (A) the transferee must be a Credit Party or (B) such Disposition must be in the ordinary course of business and (1) the portion of such Disposition made for less than fair market value and (2) any non-cash consideration received in exchange for such Disposition shall, in the case of each of clauses (1) and (2), constitute an Investment in such Subsidiary and must be otherwise permitted pursuant to Section 6.6;
(s)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind, in each case in the ordinary course of business; and
(t)    Disposition of assets acquired in a Permitted Acquisition or other Investment permitted pursuant to Section 6.6 that the Borrower determines will not be used or useful in the business of the Borrower and its Subsidiaries;
provided that, for the avoidance of doubt, this Section 6.8 shall not prohibit Dispositions of assets which are subject to Liens permitted under Section 6.2 and that secure (i) Indebtedness permitted under Section 6.1(i) or (ii) Indebtedness otherwise permitted under Section 6.1 and incurred to finance the acquisition, construction, lease or improvement of assets after the Closing Date in connection with Consolidated Capital Expenditures permitted under this Agreement, so long as such Indebtedness is created within 180 days after the acquisition, construction, lease or improvement of the asset financed, in the case of each of clauses (i) and (ii), if the title to such asset so financed is transferred to the Person providing such Indebtedness.
6.9    Disposal of Subsidiary Interests. Except for any Disposition of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly, issue, sell or otherwise dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries, directly or indirectly, to issue, sell or otherwise dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), to qualify directors if required by applicable law or for the purposes of establishing a Joint Venture permitted under this Agreement so long as the issuance, sale or disposition of such Equity Interests (x) occurs substantially concurrently with the establishment of such Joint Venture and (y) to the extent constituting an Investment or an Asset Sale, is permitted pursuant to Section 6.6 and Section 6.8 respectively.
6.10    Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that, for the avoidance of doubt, this Section 6.10 shall not prohibit Dispositions of assets which are collateral for (i) Indebtedness permitted under Section 6.1(i) or (ii) Indebtedness otherwise permitted under Section 6.1 and incurred to finance the acquisition, construction, lease or improvement of assets after the Closing Date in connection with Consolidated Capital Expenditures permitted under this Agreement, so long as such indebtedness is created within 180 days after the acquisition, construction, lease or improvement of the asset financed, in each case if the title to such asset so financed is transferred to the Person providing such Indebtedness.

6.11    Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (i) any transaction by and among Holdings and its Subsidiaries otherwise permitted under this Agreement; (ii) reasonable and customary fees and reimbursement of expenses paid to members of the board of directors (or similar governing body) of Holdings and the Subsidiaries of Holdings; (iii) benefits, compensation, bonus, retention and severance arrangements with officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (iv) (A) the issuance of Equity Interests by Holdings to the extent permitted hereunder and (B) any transaction permitted pursuant to Section 6.4(d), whether such transaction is consummated by Holdings or the Borrower; (v) transactions described in, or pursuant to agreements set forth on, Schedule 6.11 (as such agreements are in effect on the Closing Date or as may be amended after the Closing Date so long as such amendment is not adverse to Holdings or any of its Subsidiaries or the Agents and the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date); (vi) transactions pursuant to any equity incentive plan or stock purchase plan or agreement adopted by Holdings for the benefit of its and its Subsidiaries’ employees, directors and/or consultants in the ordinary course of business, including upon the conversion or exchange of any Equity Interests in accordance with the terms of such plan, and (vii) payments to, or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Subsidiaries in such Joint Venture) in the ordinary course of business pursuant to customary buy/sell terms between the Joint Venture parties pursuant to documentation evidencing such Joint Venture.
6.12    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and reasonable extensions thereof, (ii) lines of business that are beneficial to the Credit Parties in the reasonable judgment of the Borrower and (iii) such other lines of business as may be consented to by Requisite Lenders.

6.13    Permitted Activities of Holdings. Holdings shall not (a) incur any Indebtedness or any other obligation or liability whatsoever other than (i) the Indebtedness under this Agreement and the other Credit Documents, (ii) Indebtedness and obligations under clauses (p), (q) or (r) of Section 6.1, (iii) obligations and liabilities incidental to such ownership of Equity Interests of the Borrower, (iv) obligations and liabilities incidental to its corporate existence (such as tax, accounting and employment matters) and its status as a public reporting company and incurred in the ordinary course of business (including providing indemnification to officers and directors and procuring insurance), (v) its obligations and liabilities under the agreements set forth in Schedule 4.15 to which it is a party (as such agreements are in effect on the Closing Date or as may be amended after the Closing Date so long as such amendment is not adverse to Holdings or any of its Subsidiaries or the Agents and the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date), (vi) obligations and liabilities in connection with any offering or issuance of its Equity Interests (including under any agreements described in clause (c)(iii) below), (vii) management and administration of its stock compensation and benefits plans, (viii) guaranties of obligations (other than Indebtedness) of any of its Subsidiaries to vendors, trade creditors or other third parties solely to the extent such obligations are permitted hereunder, (ix) obligations and liabilities under applicable laws, and (x) obligations and liabilities reasonably incidental to the foregoing clauses (i) through (ix); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower and performing its obligations and activities incidental to such ownership of Equity Interests of the Borrower, (ii) making Restricted Payments and Investments to the extent permitted by this Agreement, (iii) executing and becoming a party to any agreement in connection with a Permitted Acquisition or similar Investment permitted pursuant to Section 6.6, which agreement contemplates the issuance of Equity Interests of Holdings as consideration for any such Permitted Acquisition or similar Investment, (iv) assigning its rights and obligations under the Aircraft Purchase Agreement to the Aircraft SPV and complying with its obligations and enforcing its rights under the agreements set forth in Schedule 4.15 to which it is a party (as such agreements are in effect on the Closing Date or as may be amended after the Closing Date so long as such amendment is not adverse to Holdings or any of its Subsidiaries or the Agents and the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date), (v) making capital contributions to the Borrower and (vi) engaging in business and activities required to enable it to perform obligations permitted by clause (a) of this Section 6.13; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of the Borrower; (f) create or acquire any Subsidiary or make or own any Investment (including owning any Equity Interests) in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
6.14    Amendments or Waivers of Organizational Documents. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.
6.15    Amendments or Waivers of with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to amend or otherwise change the terms of any Subordinated Indebtedness, make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness by more than two (2) percent, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

6.16    Accounting Method. No Credit Party shall, nor shall it permit any of its Subsidiaries to modify or change its Fiscal Year, any Fiscal Quarter or its method of accounting (other than as may be required to conform to GAAP, or with respect to any Subsidiary of Holdings, to match its Fiscal Years and Fiscal Quarters to the Fiscal Year and Fiscal Quarter of Holdings).
6.17    Aircraft Lease Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Aircraft SPV Holdco and the Aircraft SPV) to make any payment under the Aircraft Lease, except (a) regularly scheduled monthly lease payments as and when due thereunder, (b) payments due and owing upon termination or acceleration thereof in accordance with its terms and (c) payments in respect of expense reimbursement and indemnification obligations owing to any Person thereunder (other than Aircraft SPV Holdco or the Aircraft SPV) solely to the extent required by the terms thereof, in each case, so long as (i) no Event of Default described in Section 8.1(a), (f), (g) or (h) has occurred and is continuing or would result from the making of such payment and (ii) the aggregate amount of all such payments under clause (a) above shall not exceed $1,500,000 in any Fiscal Year.
6.18    Terrorism Sanctions Regulations. The Borrower will not and will not permit any of its Subsidiaries (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Loans) with any Person if such investment, dealing or transaction is prohibited by or subject to sanctions under any U.S. economic sanctions laws, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Lender or Agent to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. economic sanctions laws. The Borrower shall not issue a Funding Notice and the Borrower shall not use, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions.
SECTION 7. GUARANTY
7.1    Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3    Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    the Administrative Agent, at the request of the Requisite Lenders, may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)    the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent or any Beneficiary is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedging Agreements; and

(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, willful misconduct or gross negligence; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in Cash, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full in Cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.9    Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10    Financial Condition of the Borrower. Any Loan may be continued from time to time, and any Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.
7.11    Bankruptcy, Etc.
(a)    Until the Guaranteed Obligations have been Paid in Full, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any of its Subsidiaries of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by Holdings, the Borrower or any of their respective Subsidiaries, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12    Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor Subsidiary or any of its successors in interest hereunder shall be Disposed of (including by merger or consolidation to a Person that is not a Credit Party) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor Subsidiary or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Disposition.
7.13    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
7.14    English Guaranty Limitations. Notwithstanding any other terms of this Agreement, the Guaranty under this Section 7 does not apply to any liability of any English Credit Party to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.
SECTION 8. EVENTS OF DEFAULT
8.1    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan, any fee, premium (including Prepayment Premium) or any other amount due hereunder within three Business Days after the date due; or

(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than (i) Indebtedness referred to in Section 8.1(a) and (ii) the Aircraft Indebtedness) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amount (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (b) shall not apply to Indebtedness that has become due solely as a result of any casualty or condemnation events, in each case occurring with respect to the property which is collateral for such Indebtedness; or
(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 2.3, Section 5.1(e)(i), Section 5.2, Section 5.13, Section 5.14 or Section 6 (provided, that, a breach of Section 6.7 shall be subject to the equity cure set forth in Section 8.3); (ii) Sections 5.1(a), 5.1(b), or 5.1(c) and such default under this clause (ii) shall not have been remedied or waived within ten Business Days after the occurrence thereof, or (iii) Section 5.12 and such default under this clause (iii) shall not have been remedied or waived within two Business Days after the earlier of (A) an Executive Officer of such Credit Party becoming aware of such default or (B) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Executive Officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), and any such event described in this clause (ii) shall continue for sixty (60) days without having been stayed, released, vacated, dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f) or (h); or
(h)    Other Insolvency Events. An Australian Insolvency Event occurs with respect to any Australian Credit Party or an English Insolvency Event occurs with respect to an English Credit Party; or
(i)    Judgments and Attachments; Proceedings. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by a valid and binding insurance policy from a solvent and unaffiliated insurance company that has not disputed coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain unreleased, unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or
(j)    Dissolution. Other than with respect to any dissolution of a Credit Party (other than Holdings or the Borrower) permitted under Section 6.8(a), any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(k)    Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or
(l)    Change of Control. A Change of Control shall occur; or
(m)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty or the Foreign Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or
(n)    Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the documents governing the subordination of such Subordinated Indebtedness,

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f), 8.1(g) or 8.1(h), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, upon notice to the Borrower by the Administrative Agent (delivered at the written direction of the Requisite Lenders), (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium (including the Prepayment Premium) on the Loans, and (II) all other Obligations; and (B) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.
8.2    Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any Credit Document, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans hereunder, any and all payments received by the Administrative Agent, including proceeds of Collateral, shall be applied:
(i)    first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent and the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral;
(ii)    second, to all fees, premium (including the Prepayment Premium), costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;
(iii)    third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts) other than Obligations under any Hedging Agreement;
(iv)    fourth, to the principal amount of the Obligations other than Obligations under any Hedging Agreement;
(v)    fifth, to any Obligations under any Hedging Agreement;
(vi)    sixth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, any Lender or any other Secured Party under the Credit Documents for which the Administrative Agent has received written notice of such Obligations as being outstanding; and
(vii)    seventh, after all Obligations have been Paid in Full, to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

8.3    Equity Cure. Notwithstanding anything to the contrary contained in Section 8.1, solely for the purpose of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.7 (the “Financial Covenant”) as of the end of and for any Test Period ending on the last day of any Fiscal Quarter (such Fiscal Quarter, a “Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity contribution, directly or indirectly (which equity shall be common equity or otherwise in a form reasonably acceptable to the Requisite Lenders) in Holdings in cash, which Holdings shall contribute, directly or indirectly, to the Borrower in cash (which equity shall be common equity in such Borrower or otherwise in a form reasonably acceptable to the Requisite Lenders) on or after the last day of such Cure Quarter and on or prior to the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, with respect to such Cure Quarter (the “Cure Expiration Date”), and all such cash will be used by the Borrower to prepay the Loans (any such equity contribution, an “Equity Cure Contribution”, and the amount of such Equity Cure Contribution, the “Cure Amount”). All Equity Cure Contributions shall be disregarded for all purposes of this Agreement (including determining any baskets conditioned upon meeting a leverage ratio contained herein and in the other Credit Documents); provided, that, any such Equity Cure Contributions shall be included in Consolidated EBITDA for the purpose of determining compliance with the Financial Covenant for the applicable Cure Quarter and each fiscal quarter thereafter in a Test Period that includes the Cure Quarter. There shall be no pro forma reduction in Indebtedness with the proceeds of the Equity Cure Contribution for purposes of determining compliance with the Financial Covenant or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case, for the applicable Cure Quarter. In each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no cure set forth in this Section 8.3 is made. The cure rights set forth in this Section 8.3 may not be exercised with respect to more than four fiscal quarters during the term of this Agreement.
Notwithstanding anything to the contrary contained in Section 8.1, upon receipt of the Cure Amount by Holdings and the subsequent contribution in cash to the Borrower (which equity contribution shall not be Disqualified Equity Interests in the Borrower) and corresponding prepayment of Loans by the Borrower in at least the amount necessary to cause the Borrower to be in compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter, the Financial Covenant will be deemed satisfied and complied with as of the end of such Cure Quarter with the same effect as though there had been no failure to comply with the Financial Covenant for such Cure Quarter and any Default or Event of Default under the Financial Covenant for such Cure Quarter will be deemed not to have occurred for purposes of the Credit Documents.
SECTION 9. AGENTS
9.1    Appointment and Authorization of Agents.
(a)    Each of the Lenders hereby irrevocably appoints Acquiom Agency Services LLC (“Acquiom”) to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf (including executing and delivering the Credit Documents) and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. In this connection, any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 or otherwise shall be entitled to the benefits of all provisions of this Section 9, as though such co-agents, sub-agents and attorneys-in-fact were the Administrative Agent under the Credit Documents as if set forth in full herein with respect thereto.

(b)    Acquiom shall also act as the Collateral Agent under the Credit Documents, and each of the Lenders hereby irrevocably appoint and authorize Acquiom to act as the agent and trustee of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Acquiom, as the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.5 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Section 9, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Credit Documents as if set forth in full herein with respect thereto.
(c)    It is understood and agreed that, unless expressly noted in this Agreement (including under paragraph (b) above), the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The duties of each Agent shall be mechanical and administrative in nature; and no Agent shall have, by reason of any Credit Document, a fiduciary, principal-agency, or trustee relationship in respect of any Lender, unless expressly noted in this Agreement (including under paragraph (b) above). The Administrative Agent is not an agent, trustee or fiduciary of any Credit Party.
(d)    To the extent that English law is applicable to the duties of the Collateral Agent under any Credit Document, and without prejudice to the provisions of Section 9.1(e), Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by that Credit Document. Where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Credit Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
(e)    For the purposes of any Lien or guarantees created under, or Collateral secured under, any Foreign Security Document governed by English law, the following additional provisions shall apply, in addition to the provisions set forth in this Section 9 or otherwise hereunder. For the avoidance of doubt, any reference to the “Collateral Agent” in this Section 9.1(e) shall refer to the Collateral Agent in its capacity as security trustee, which shall hold the Collateral and guarantee on trust for each of the Secured Parties:
(i)    In this Section 9.1(e), the following terms shall have the following definitions:
(1)     “Appointee” means any receiver, administrator or liquidator appointed in respect of any Credit Party or its assets;

(2)     “Charged Property” means the assets of the Credit Parties subject to a Lien under any English Security Document; and

(3)     “Delegate” means any delegate, nominee, agent, attorney or co- trustee appointed by the Collateral Agent (in its capacity as security trustee).

(ii)    Each Lender (and, if applicable, each other Secured Party) hereby appoints the Collateral Agent to hold the security interests and guarantee constituted by the English Security Documents on trust for the Secured Parties on the terms of the Credit Documents, and the Collateral Agent accepts such appointment and declares that it holds the Collateral charged and guarantee granted under the English Security Documents on trust for the Secured Parties on the terms of the Credit Documents.

(iii)    Each Lender (and, if applicable, each other Secured Party) authorizes the Collateral Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent as security trustee under or in connection with the Credit Documents together with any other incidental rights, powers, authorities and discretions.
(iv)    The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the English Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(v)    The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with or to replace the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent may determine and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the English Security Documents as may be conferred by the instrument of appointment of such person.
(vi)    The Collateral Agent shall notify the Borrower of the appointment of each Appointee (other than a Delegate).
(vii)    The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred and documented by the Delegate or Appointee in direct connection with its appointment. All such reasonable remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.
(viii)    Each Lender (and, if applicable, each other Secured Party) confirms its approval of the English Security Documents and authorizes and instructs the Collateral Agent: (A) to execute and deliver the English Security Documents; (B) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the English Security Documents together with any other incidental rights, powers and discretions; and (C) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of each Secured Party under the English Security Documents.
(ix)    The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Collateral charged under the English Security Documents.
(x)    Each Lender (and, if applicable, each other Secured Party) confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by an English Security Document and accordingly authorizes: (A) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (B) the HM Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(xi)    Except to the extent that an English Security Document or the provisions of this Agreement otherwise require, any moneys which the Collateral Agent receives under or pursuant to the English Security Documents as part of any enforcement procedure may be: (A) invested in any investments which the Collateral Agent selects and which are authorized by applicable law; or (B) placed on deposit at any bank or institution (including with the Collateral Agent and any branch or affiliate of the Collateral Agent) on terms that the Collateral Agent may determine, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of each Secured Party and shall pay them to each Secured Party on demand in accordance with the terms of this Agreement.
(xii)    The Collateral Agent shall not be liable for: (A) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by any English Security Document; (B) any loss resulting from the investment or deposit at any bank of enforcement moneys which it invests or deposits in a manner permitted by any English Security Document and/or this Agreement; (C) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Credit Document, other than gross negligence or willful misconduct as determined pursuant to a final, non-appealable judgment or decree of a court of competent jurisdiction; or (D) any shortfall which arises on enforcing any English Security Document.
(xiii)    The Collateral Agent shall not be obligated to: (A) obtain any authorization or environmental permit in respect of any Collateral or any English Security Document; (B) hold in its own possession any English Security Document, title deed or other document relating to the Collateral or any English Security Document; (C) perfect, protect, register, make any filing or give any notice in respect of any English Security Document (or the order of ranking of any English Security Document); or (D) require any further assurances in relation to any English Security Document.
(xiv)    In respect of any English Security Document, the Collateral Agent shall not be obligated to: (A) insure, or require any other person to insure, the Collateral; or (B) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Collateral.
(xv)    In respect of any English Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (A) the lack or inadequacy of an insurance; or (B) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless the Requisite Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.
(xvi)    Every appointment of a successor Collateral Agent under any English Security Document shall be by deed.
(xvii)    Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.
(xviii)    The perpetuity period under the rule against perpetuities if applicable to this Agreement and any English Security Document shall be eighty (80) years from the date of this Agreement.

(xix)    The Collateral Agent, in its capacity as security trustee, shall be entitled to the benefit of the indemnities and exculpatory provisions set forth in this Agreement that otherwise apply to the Collateral Agent.
(f)    The provisions of this Section 9 are solely for the benefit of the Agents (and any co-agents, sub-agents and attorneys-in-fact appointed by either Agent) and the Lenders, and no Credit Party has rights as a third party beneficiary of any of such provisions (other than Sections 9.6 and 9.10).
9.2    Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
9.3    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent and its Related Parties:
(a)    shall not be subject to any fiduciary or other implied duties or obligations, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that an Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may effect a forfeiture, modification or termination of property of a Non-Consenting Lender in violation of any Debtor Relief Law; provided, further, that if any Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by such Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that such Agent may seek clarification or further direction from the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided;
(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Related Parties in any capacity;
(d)    shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8) (and such consent or request and such action or action not taken pursuant thereto shall be binding upon all the Lenders) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which each Agent and its Related Parties shall have no liability);

(e)    shall not be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by the Borrower or a Lender; and
(f)    shall not be responsible for or have any duty to ascertain or inquire into: (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, the use of the proceeds of the Loans, or the occurrence of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, collectability, sufficiency, or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, preservation, perfection, maintenance or continuation of perfection, or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) whether the Collateral exists, is owned by the Credit Parties, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, (vii) the satisfaction of any condition set forth in Section 3, or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent, (viii) the inspection of the properties, books or records of any Credit Party or any Affiliate thereof, or (ix) the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations.
Nothing in this Agreement or any other Credit Document shall require any Agent or its Related Parties to expend or risk their own funds or otherwise incur any financial liability in the performance of any duties or in the exercise of any rights or powers hereunder.
No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority, acts of God, earthquakes, fires, floods, wars, terrorism, civil or military disturbances, sabotage, epidemics, pandemics, riots interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, acts of civil or military authority or governmental actions, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
Without limiting the other protections set forth in this Section 9, with respect to any determination, designation, or judgment to be made by any Agent herein or in the other Credit Documents, such Agent shall be entitled to request that the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) make or confirm such determination, designation, or judgment.

9.4    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment), order, request, certificate, consent, statement, instrument, letter, document or other writing (including any facsimile, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless such Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objections thereto.
9.5    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more co-agents, sub-agents and attorneys-in-fact appointed by such Agent. Each Agent and any such co-agents, sub-agents and attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Section 9 shall apply to any such co-agents, sub-agents, and attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the Facility provided for herein as well as their respective activities in such capacities. No Agent shall be responsible for the negligence or misconduct of any co-agents, sub-agents, and attorneys- in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.6    Resignation of Agents.
(a)    Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and, in any event, not to be required during the continuance of an Event of Default), to appoint a successor Agent. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld and, in any event, not to be required during the continuance of an Event of Default, appoint a successor Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    The Requisite Lenders may by notice in writing to the Borrower and any Person serving as an Agents remove such Person as an Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld and, in any event, not to be required during the continuance of an Event of Default), appoint a successor Agent. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (2) except for any reimbursement or indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Requisite Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as to the retiring or removed Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section), other than its obligations under Section 10. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section and Section 10 and all other rights, privileges, protections, immunities, and indemnities granted each Agent hereunder and the other Credit Documents shall continue in effect for the benefit of such retiring or removed Agent, its co-agents, sub-agents and attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as an Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Agent.
9.7    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges that none of the Agents and their Related Parties have made any representation or warranty to it, and that no act by any Agent or its Related Parties hereinafter taken shall be deemed to constitute any representation or warranty by any Agent or its Related Parties to any Lender. Each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement, the other Credit Documents, or the transactions contemplated hereby. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, none of the Agents and their Related Parties shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, their Affiliates or any other Person party to a Credit Document that may come into the possession or control of such Agent or its Related Parties.
9.8    [Reserved].
9.9    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their respective Related Parties and all other amounts due the Lenders and the Agents and their respective Related Parties under Sections 2 and 10) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 2 and 10.
Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.
The Credit Parties and the Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Collateral Agent (at the direction of the Requisite Lenders) shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Collateral Agent (at the direction of the Requisite Lenders) shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. For the avoidance of doubt, no Agent shall be required to take title to any Collateral in connection with any credit bid or otherwise be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law.

9.10    Collateral and Guaranty Matters.
(a)    Each of the Lenders irrevocably authorizes each Agent to:
(i)    release any Lien on any property granted to or held by such Agent under any Credit Document (A) on the Maturity Date, (B) that is Disposed of or to be Disposed of as part of, or in connection with, any Disposition or other transaction permitted hereunder or under any other Credit Document, (C) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (ii) below, (D) property subject to Indebtedness permitted pursuant to Section 6.1(i) or (E) if approved, authorized or ratified in writing in accordance with Section 10;
(ii)    release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;
(iii)    subordinate any Lien on any property granted to or held by such Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.1 on terms reasonably satisfactory to such Agent and the Requisite Lenders;
(iv)    enter into subordination agreements with respect to any Subordinated Indebtedness permitted by Section 6.1 on terms reasonably satisfactory to such Agent and the Requisite Lenders; and
(v)    enter into intercreditor agreements with respect to Indebtedness permitted pursuant to Section 6.1(r).
(b)    Upon request by any Agent at any time, the Requisite Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, each Agent will (and each Lender hereby irrevocably authorizes such Agent to), at Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 9.10. Notwithstanding the foregoing, no Agent shall be required to execute any document or take any action to evidence such release or subordination on terms that, in such Agent’s opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than, in the case of any such release, the release of such Lien without recourse to, or representation, or warranty by such Agent. The Credit Parties shall provide such Agent with such certifications or documents as such Agent shall reasonably request in order to demonstrate that the requested release or subordination is permitted under this Section 9.10.
(c)    No Agent shall have any obligation whatsoever to any Lender, or any other Person to assure that the Collateral exists or is owned by the Borrower or any other Credit Party or is cared for, protected or insured or that the Liens granted to any Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to any Agent in this Section or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, if an Agent is a Lender, such Agent may, in its capacity as a Lender, act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as one of Lenders and that such Agent shall have no duty or liability whatsoever to Lenders.

(d)    Each Lender hereby appoints each other Lender as a collateral agent for the purpose of perfecting Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than an Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.
9.11    General. The agreements in this Section 9 shall survive the resignation replacement, or removal of any Agent, the assignment of rights by or replacement of any Lender, the occurrence of the Maturity Date or other satisfaction or discharge of the Obligations under any Credit Document, and the termination of this Agreement or any other Credit Document.
SECTION 10. MISCELLANEOUS
10.1    Notices.
(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent, the Administrative Agent or any Lender shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served (except for any notices sent to the Administrative Agent) or United States mail or courier service (including, but not limited to, personal delivery and overnight courier service) and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.1(b) as designated by the Administrative Agent from time to time. Each Lender shall complete and provide to the Administrative Agent an Administrative Questionnaire.
(b)    Electronic Communications.
(i)    Notices and other communications to the Administrative Agent, the Collateral Agent and any Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Section 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribe, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)    Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
(iv)    Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(v)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c)    Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information with respect to Holdings, its Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has (A) any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents and (B) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

10.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Agents and the Lenders in connection with the negotiation, preparation, delivery, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters relating to the Borrower; (d) all the reasonable and documented out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable and documented out-of-pocket fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or the Foreign Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, in the case of clauses (a), (c), (d), (f), (g) and (h) above, reasonable attorney’s fees shall be limited to one primary counsel for the Agents (selected by the Agents) and one primary counsel for the Lenders (selected by the Requisite Lenders), a single local or specialist counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, where such conflicted part notifies the Borrower of the existence of such conflict, another firm of counsel for all similarly situated conflicted parties.

10.3    Indemnity; Limitation of Liability.
(a)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and each Lender and their respective Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) claims brought by an Indemnitee solely against another Indemnitee and not arising out of any act or omission of any Credit Party or any of their respective Affiliates other than claims against any Agent (or any of their respective Affiliates) in fulfilling their respective roles as Agent or any similar role in respect of the Loans. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, damages, penalties, claims or costs arising from any non-Tax claim.
(b)    Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach by such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document.
(c)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates, directors, employees, attorneys, agents or sub-agents or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)    To the extent permitted by applicable law, no Agent or Lender shall assert, and each Agent and each Lender hereby waives, any claim against each Credit Party and their respective Affiliates, directors, employees, attorneys agents or sub-agents, on any theory of liability, for special indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith (in each case, other than in respect of any such damages incurred or paid by an Indemnitee to a third party and otherwise required to be indemnified by a Credit Party under this Section 10.03), and each Agent and each Lender hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
10.4    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each of its Affiliates is hereby authorized by each Credit Party at any time or from time to time after the occurrence of an Event of Default and subject to the consent of the Administrative Agent (at the direction of the Requisite Lenders), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Affiliate hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.
10.5    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Loan or Note of such Lender;
(ii)    extend any Commitment of such Lender;
(iii)    waive, reduce or postpone any scheduled repayment (but not prepayment) owed to such Lender;
(iv)    [Reserved];
(v)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) of such Lender;
(vi)    extend the time for payment of any such interest, fees or premium owed to such Lender;

(vii)    reduce the principal amount of any Loan of such Lender;
(viii)    amend, modify, terminate or waive any provision of this Section 10.5(b) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(ix)    amend Section 8.2 or the definition of “Requisite Lenders” or the relevant substance of any other provision in the Agreement referencing the pro rata share of a Lender (including the definition of “Pro Rata Share”);
(x)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release);
(xi)    except with respect to any Credit Party, other than Holdings and the Borrower, in a transaction permitted pursuant to Section 6.8(a) or in connection with a merger of such Credit Party to effect a Permitted Acquisition or other Investment permitted by Section 6.6 that results in the surviving entity becoming a Guarantor Subsidiary, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or
(xii)    amend the definition of “Eligible Assignee” or change any provision of Section 10.6 in any manner that makes assignments or transfers by any Lender more restrictive;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (viii), (ix), (x), (xi) and (xii).
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)    at any time prior to the Payment in Full of the Obligations, amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedging Agreements or the definition of “Lender Counterparty”, “Hedging Agreement,”, “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or
(ii)    amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.
(d)    Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)    New Liens, Corrections Etc. Notwithstanding anything to the contrary contained in this Section 10.5, the Administrative Agent and the Borrower may amend or modify this Agreement and any other Credit Document to (i) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional assets or property for the benefit of the Secured Parties or join additional Persons as Credit Parties and (ii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within ten (10) Business Days following receipt of notice thereof.
10.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party (except, with respect to any Credit Party other than Holdings or the Borrower, as permitted by Section 6.8(a) or in connection with a merger of such Credit Party to effect a Permitted Acquisition that results in the surviving entity becoming a Guarantor Subsidiary), without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters, any fees payable in connection with such assignment and consent to such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):
(i)    to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee”; and

(ii)    to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” and consented to by each of the Borrower and the Administrative Agent (each such consent not to be (x) unreasonably withheld, delayed or conditioned and (y) in the case of the Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided that (A) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof, and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (1) $1,000,000 with respect to the assignment of the Loans, (2) such lesser amount as agreed to by the Borrower and the Administrative Agent, (3) the aggregate amount of the Commitments or Loans of the assigning Lender or (4) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.
(d)    Mechanics. Assignments and assumptions of Loans and Commitments by the Lenders shall be effected by execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignment by a Lender to an assignee which is an Affiliate or Related Fund of the assigning Lender or a Person under common management with such Lender); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such registration and processing fee in the case of any assignment.
(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)    Participations.
(i)    Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.
(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
(iii)    The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(c) (it being understood that the documentation required under Section 2.17(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless such participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.
10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedging Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
10.15    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY ALSO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17    Confidentiality. Each Agent and each Lender shall hold all Non-Public Information regarding Holdings, the Borrower and their respective Subsidiaries, Affiliates and their businesses identified as such by Holdings or the Borrower and obtained by such Agent or such Lender pursuant to the requirements of the Credit Documents in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors, leverage facility providers and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law) (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies) and (viii) disclosures to a person that is an investor or prospective investor in such Agent or Lender or an affiliated investment vehicle that agrees that its access to information regarding Holdings and its Subsidiaries and the Obligations are solely for purposes of evaluating an investment in such Agent or Lender or affiliated investment vehicle. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary herein, any Agent or Lender may place promotional materials on the Internet or World Wide Web in the form of a “tombstone” or otherwise describing the name and logo of Holdings, the Borrower and their respective Subsidiaries (or any of them), and the amount, type and closing date of the Related Transactions. Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (A) the confidential information described above may include Private-Side Information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of Private-Side Information and (C) it will handle such Private-Side Information in accordance with applicable Law, including United States Federal and state securities Laws.

10.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
10.19    Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.20    [Reserved].
10.21    PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.23    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent and each of the Lenders with respect to any breach or alleged breach of advisory or fiduciary duty in connection with any aspect of any transaction contemplated hereby. The Administrative Agent, the Collateral Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
10.24    Exclusion of Certain Australian PPSA Provisions. Where the Collateral Agent has a security interest (as defined in the Australian PPSA) under any Credit Document, to the extent the law permits:
(a)    for the purposes of sections 115(1) and 115(7) of the Australian PPSA:
(i)    the Collateral Agent need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
(ii)    sections 142 and 143 of the Australian PPSA are excluded;
(b)    for the purposes of section 115(7) of the Australian PPSA, the Collateral Agent need not comply with sections 132 and 137(3) of the Australian PPSA;
(c)    each party waives its right to receive from the Collateral Agent any notice required under the Australian PPSA (including a notice of a verification statement); and

(d)    if the Collateral Agent exercises a right, power or remedy in connection with its security interest, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Collateral Agent states otherwise at the time of exercise; provided that this Section 10.24 does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.
This Section 10.24 does not affect any rights a Person has or would have other than by reason of the Australian PPSA and applies despite any other section in any Credit Document.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
PLAYBOY ENTERPRISES, INC., as Borrower
By: ______________________________
Name:
Title:

PLBY GROUP, INC., as Holdings and a Guarantor
By: ______________________________
Name:
Title:

YANDY ENTERPRISES LLC, as Guarantor
By: ______________________________
Name:
Title:

PLAYBOY ENTERPRISES INTERNATIONAL, INC., as Guarantor
By: ______________________________
Name:
Title:

TLA ACQUISITION CORP., as Guarantor
By: ______________________________
Name:
Title:

PBTV LLC, as Guarantor
By: ______________________________
Name:
Title:

ARTWORK HOLDINGS LLC, as Guarantor
By: ______________________________
Name:
Title:

PRODUCTS LICENSING LLC, as Guarantor
By: ______________________________
Name:
Title:

PLAYBOY SPIRITS LLC, as Guarantor

By: ______________________________
Name:
Title:

PLAYBOY.COM, INC., as Guarantor
By: ______________________________
Name:
Title:

PLAYBOY NEW VENTURE LLC, as Guarantor
By: ______________________________
Name:
Title:

CHINA PRODUCTS LICENSING LLC, as Guarantor
By: ______________________________
Name:
Title:

ACQUIOM AGENCY SERVICES LLC,
as the Administrative Agent and the Collateral Agent
By: ______________________________
Name:
Title:

[____________], as Lender
By: ______________________________
Name:
Title:

Exhibit C
Amended Schedules to Credit Agreement
[See attached.]